      As filed with the Securities and Exchange Commission on April 6, 1998

                                                  Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                           -------------------------

                               NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)

    Delaware                      6711                       41-0449260
(State or other        (Primary Standard Industrial      (I.R.S. Employer
jurisdiction of        Classification Code Number)       Identification No.)
incorporation or
organization)


                                 Norwest Center
                               Sixth and Marquette
                       Minneapolis, Minnesota 55479-10007
                                  612-667-1234
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                           --------------------------
                                Stanley S. Stroup
                  Executive Vice President and General Counsel
                               Norwest Corporation
                                 Norwest Center
                               Sixth and Marquette
                        Minneapolis, Minnesota 55479-1026
                                  612-667-8858
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:
        Robert J. Kaukol                             Annette L. Tripp
       Norwest Corporation                           Michael T. Peters
         Norwest Center             Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
      Sixth and Marquette                            3400 Chase Tower
Minneapolis, Minnesota 55479-1026                      600 Travis
                                                  Houston, TX 77002-3095
                               ------------------
      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

======================================================================================================
       Title of Securities            Amount      Proposed Maximum     Proposed Maximum     Amount of
              to Be                   To Be        Offering Price          Aggregate      Registration
           Registered               Registered        Per Share         Offering Price         Fee
-------------------------------- --------------- ------------------- -------------------- ------------
          Common Stock              2,250,000            N/A            $30,268,000(2)      $9,172.11
(par value $1-2/3 per share) (1)
======================================================================================================

(1) Each share of the registrant's common stock includes one preferred stock purchase right.

(2) Estimated solely for the purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value as of December 31, 1997 of all shares of common stock to be acquired by the registrant in the transaction described herein.

                           --------------------------

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                               [First Bank symbol]
--------------------------------------------------------------------------------

          First Bank's board of directors has approved the acquisition of First Bank by Norwest Corporation. If the acquisition is completed, Norwest will exchange a total of 2,000,000 shares of its common stock for all of the outstanding shares of First Bank common stock.

          The exchange ratio, or the number of shares of Norwest common stock that Norwest will exchange for each share of First Bank common stock, will be determined by dividing 2,000,000 by the sum of (1) the number of shares of First Bank common stock outstanding, plus (2) the number of shares of First Bank common stock that may be issued on exercise of outstanding options. There are currently outstanding 1,757,505 shares of First Bank common stock and options to purchase an additional 25,000 shares. The sum of these numbers should not change before the acquisition is completed. AS A RESULT, YOU SHOULD ASSUME THAT YOU WILL RECEIVE APPROXIMATELY 1.122 SHARES OF NORWEST COMMON STOCK FOR EACH SHARE OF FIRST BANK COMMON STOCK YOU OWN.

          Norwest's acquisition of First Bank will involve two steps. First Bank will first convert to a national banking association from a Texas banking association. Immediately after its conversion to a national bank, First Bank will consolidate with a wholly-owned subsidiary of Norwest. As a result of the consolidation, First Bank will become a wholly-owned subsidiary of Norwest.

          First Bank's conversion to a national banking association and its subsequent consolidation with a Norwest subsidiary bank both require the approval of First Bank's shareholders. Neither the conversion nor the consolidation will occur unless both are approved. First Bank's board of directors has called a special meeting of shareholders to vote on both matters.

          Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the conversion and the consolidation. If you fail to return your card, the effect will be a vote against the conversion and the consolidation.

          The date, time and place of the special meeting are as follows:

[DAY], [DATE OF SPECIAL MEETING]
[TIME OF MEETING]
[LOCATION OF MEETING]


          This Proxy Statement-Prospectus provides detailed information about the proposed acquisition. Please read this entire document carefully.


                                                   Dana H. Cook
                                                   Chairman of the Board


--------------------------------------------------------------------------------

          THE SHARES OF NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF NORWEST AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     NORWEST, ITS BANKING SUBSIDIARIES AND MANY OF ITS NONBANKING SUBSIDIARIES ARE SUBJECT TO EXTENSIVE REGULATION BY A NUMBER OF FEDERAL AND STATE AGENCIES. THIS REGULATION MAY AFFECT, AMONG OTHER THINGS, NORWEST'S EARNINGS AND/OR RESTRICT ITS ABILITY TO PAY DIVIDENDS ON NORWEST COMMON STOCK. SEE "CERTAIN REGULATORY AND OTHER CONSIDERATIONS PERTAINING TO NORWEST."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED WHETHER THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

          Proxy Statement-Prospectus dated April ___, 1998, and first mailed to shareholders on April __, 1998.

                               TABLE OF CONTENTS

GLOSSARY OF IMPORTANT TERMS...........................  1

QUESTIONS AND ANSWERS
ABOUT THE CONSOLIDATION...............................  3

QUESTIONS AND ANSWERS
THE PROXY STATEMENT-PROSPECTUS........................  5

SUMMARY...............................................  6
   Parties to the Consolidation.......................  6
   Reason for the Conversion..........................  6
   Reasons for the Consolidation......................  7
   Required Vote......................................  7
   Recommendation of First Bank's
      Board of Directors..............................  7
   Fairness Opinion of First Bank's
      Financial Advisor...............................  8
   The Consolidation..................................  8
   Comparative Per Common Share Data.................. 12
   Selected Historical Financial Information.......... 13
   Share Prices and Dividends for
      Norwest Common Stock............................ 15

SPECIAL MEETING OF SHAREHOLDERS....................... 16
   Date, Time and Place of Special Meeting............ 16
   Record Date........................................ 16
   Voting Rights; Votes Required for Approval......... 16
   Voting Agreements.................................. 16
   Voting and Revocation of Proxies................... 17
   Solicitation of Proxies............................ 17
   Other Matters...................................... 17

THE CONVERSION........................................ 19
   General............................................ 19
   Reason for the Conversion.......................... 19
   Appraisal Rights................................... 19
   Regulatory Approvals............................... 21

THE CONSOLIDATION..................................... 22
   Purpose and Effect of the Consolidation............ 22
   Background of and Reasons for the
      Consolidation................................... 22
   Opinion of First Bank's Financial Advisor.......... 23
   Additional Interests of First Bank's
      Management in the Consolidation................. 28
   Appraisal Rights................................... 30
   Exchange of Certificates........................... 32
   Regulatory Approvals............................... 32
   Effect on First Bank's Employee
      Benefit Plans................................... 32
   Certain U.S. Federal Income Tax
   Consequences of the Consolidation to
   First Bank Shareholders   32
   Resale of Norwest Common Stock..................... 33
   Stock Exchange Listing............................. 34
   Accounting Treatment............................... 34

THE REORGANIZATION AGREEMENT.......................... 35
   Basic Plan of Reorganization....................... 35
   Representations and Warranties..................... 36
   Certain Covenants.................................. 36
   Conditions to the Completion of the
      Consolidation................................... 37
   Employee Benefit Plans............................. 37
   Termination of the Reorganization
      Agreement....................................... 38
   Effect of Termination.............................. 38
   Waiver and Amendment............................... 38
   Expenses........................................... 38

COMPARISON OF RIGHTS OF HOLDERS
OF FIRST BANK COMMON STOCK AND
NORWEST COMMON STOCK.................................. 39
   Capital Stock...................................... 39
   Rights Plan........................................ 39
   Directors.......................................... 40
   Amendment of Charter Document
      and Bylaws...................................... 40
   Approval of Mergers and Asset Sales................ 41
   Appraisal Rights................................... 41
   Special Meetings................................... 42
   Directors Duties................................... 42
   Action Without a Meeting........................... 42
   Limitation of Director Liability................... 43
   Indemnification of Officers and Directors.......... 43
   Dividends.......................................... 44
   Corporate Governance Procedures;
      Nomination of Directors......................... 44

INFORMATION ABOUT FIRST BANK.......................... 46
   Services, Employees and Properties................. 46
   Legal Proceedings.................................. 47

                                      (i)

   Market Price and Dividends......................... 47
   Beneficial Ownership of First Bank
      Common Stock by First Bank
      Management and Principal Shareholders........... 47


FIRST BANK'S MANAGEMENT'S
DISCUSSION AND ANALYSIS OF
FIRST BANK'S FINANCIAL CONDITION
AND RESULTS OF OPERATIONS............................. 49
   Results of Operations for the Years Ended
      December 31, 1997 and 1996...................... 50
   Results of Operations for the Years Ended
      December 31, 1996, 1995 and 1994................ 53
   Financial Condition................................ 57
   Provision for Loan Losses and
      and Allowance for Loan Losses................... 59
   Investments........................................ 60
   Deposits........................................... 61
   Return on Equity and Assets........................ 62
   Liquidity.......................................... 62
   Capital............................................ 62
   Impact of Inflation, Changing Prices
      and Monetary Policies........................... 63

CERTAIN REGULATORY AND
OTHER CONSIDERATIONS PERTAINING
TO NORWEST............................................ 64
   Bank Regulatory Agencies........................... 64
   Bank Holding Company Activities;
      Interstate Banking.............................. 64
   Dividend Restrictions.............................. 65
   Holding Company Structure.......................... 66
   Regulatory Capital Standards and
      Related Matters................................. 66
   FDIC Insurance..................................... 69
   Fiscal and Monetary Policies....................... 69
   Competition........................................ 70

EXPERTS............................................... 70

LEGAL MATTERS......................................... 70

INFORMATION CONCERNING NORWEST MANAGEMENT............. 71

WHERE YOU CAN FIND MORE
INFORMATION........................................... 71

FIRST BANK FINANCIAL STATEMENTS.......................F-1

APPENDIX A          AGREEMENT AND PLAN
                    OF REORGANIZATION

APPENDIX B          FAIRNESS OPINION OF
                    NATIONSBANC
                    MONGOMERY
                    SECURITIES, INC.

APPENDIX C          ARTICLES 5.11,
                    5.12 AND 5.13 OF THE
                    TEXAS BUSINESS
                    CORPORATION ACT

APPENDIX D          TITLE 12, SECTION 15 OF
                    THE UNITED STATES
                    CODE

APPENDIX E          BANKING CIRCULAR 259




                                      (ii)

                           GLOSSARY OF IMPORTANT TERMS

     Following are the definitions, in alphabetical order, of some important terms used in this Proxy Statement-Prospectus. Each term should be considered in the context in which it is used.


BANK HOLDING COMPANY ACT .............  Bank Holding Company Act of 1956.

CONSOLIDATION ........................  The consolidation of First Bank with
                                        Norwest Interim Bank Katy, National
                                        Association, pursuant to the terms of
                                        the Reorganization Agreement. The
                                        Consolidation is the means by which
                                        Norwest will acquire First Bank.

CONVERSION............................  The conversion of First Bank to a national banking association from a
                                        Texas banking association. The
                                        Conversion will occur immediately before the Consolidation.

DGCL .................................  Delaware General Corporation Law.

EFFECTIVE DATE OF THE CONSOLIDATION...  The date specified in the certificate of approval to be issued by the OCC
                                        approving the Consolidation.

EFFECTIVE TIME OF THE CONSOLIDATION...  12:01 a.m., Minneapolis, Minnesota time on the Effective Date of the
                                        Consolidation

EXCHANGE ACT .........................  Securities Exchange Act of 1934.

EXCHANGE RATIO........................  The number of shares of Norwest common stock that Norwest will exchange in the
                                        Consolidation for each share of First
                                        Bank common stock, as determined in
                                        accordance with the formula in the
                                        Reorganization Agreement. The
                                        Reorganization Agreement defines this
                                        number as the "Norwest Share Amount."

FEDERAL RESERVE BOARD ................  Board of Governors of the Federal
                                        Reserve System.

FDI ACT ..............................  Federal Deposit Insurance Act.

FDIC .................................  Federal Deposit Insurance Corporation.

FIRST BANK ...........................  Before the Conversion, First Bank, a
                                        Texas banking association. After the
                                        Conversion, First Bank Katy, National
                                        Association, a national banking
                                        association.

FIRST BANK COMMON STOCK...............  First Bank's common stock, par value
                                        $1.00 per share.

INTERSTATE BANKING ACT ...............  Reigle-Neal Interstate Banking and
                                        Branching Act.


NATIONAL BANK ACT ....................  National Bank Act.

NORWEST ..............................  Norwest Corporation and its consolidated subsidiaries.

NORWEST COMMON STOCK .................  Norwest's common stock, par value $1-2/3 per share.

NORWEST SHARE AMOUNT..................  See "Exchange Ratio" above.

OCC...................................  Office of the Comptroller of the
                                        Currency.

REORGANIZATION AGREEMENT .............  The Agreement and Plan of Reorganization
                                        dated as of December 24, 1997 between
                                        First Bank and Norwest.

SEC ..................................  Securities and Exchange Commission.

SECURITIES ACT .......................  Securities Act of 1933.

SPECIAL MEETING.......................  The meeting at which the Conversion and the Consolidation will be submitted to a vote of the shareholders of First Bank.

TBCA    ..............................  The Texas Business Corporation Act.

                              QUESTIONS AND ANSWERS
                             ABOUT THE CONSOLIDATION



Q:        WHY HAS FIRST BANK AGREED TO BE ACQUIRED BY NORWEST?

A: In evaluating Norwest's offer to acquire First Bank, First Bank's management considered numerous factors including the current market conditions and trends in the banking industry, the changing market for financial services, as well as the opportunities provided by a consolidation with Norwest and determined that First Bank's competitive position and the value of its stock could best be enhanced through an affiliation with Norwest.

Q:        HOW WILL I BENEFIT?

A: First Bank's board of directors believes that First Bank shareholders will benefit by becoming owners of a company that has more resources to compete in the financial services industry than First Bank independently. The Consolidation will also provide First Bank shareholders with increased liquidity, as there is no established market for First Bank common stock.

Q:        WHAT DO I NEED TO DO NOW?

A: Just sign the enclosed proxy card and mail it to First Bank in the enclosed return envelope as soon as possible. This way, your shares will be represented at the special meeting on [DATE OF MEETING]. First Bank's board of directors recommends that you vote FOR the Conversion and FOR the Consolidation.

Q:        SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Consolidation is completed, Norwest will send you written instructions for exchanging your stock certificates.


Q:        WHAT IS THE EXCHANGE RATIO?

A: The Exchange Ratio is the number of shares of Norwest common stock that Norwest will exchange in the Consolidation for each share of First Bank common stock.

Q:        HOW WILL THE EXCHANGE RATIO BE DETERMINED?

A: Norwest will issue a total of 2,000,000 shares of its common stock in the Consolidation. The Exchange Ratio will be determined by dividing 2,000,000 by the sum of (1) the number of shares of First Bank common stock outstanding immediately before the Effective Time of the Consolidation, plus (2) the number of shares of First Bank common stock that may be issued on exercise of options outstanding immediately before the Effective Time of the Consolidation.

Q:        HOW WILL I KNOW THE EXCHANGE RATIO BEFORE I VOTE?

A: There are currently outstanding 1,757,505 shares of First Bank common stock and options to purchase an additional 25,000 shares. The Reorganization Agreement prohibits First Bank from issuing additional shares of First Bank common stock or additional options to purchase First Bank common stock without Norwest's consent. It also prohibits First Bank from repurchasing shares of First Bank common stock without Norwest's consent. As a result, you should assume that the Exchange Ratio will equal approximately 1.122, determined by dividing 2,000,000 by the sum of 1,757,505 and 25,000.

          As an example, if you own 10,000 shares of First Bank common stock, you will receive 11,220 shares of Norwest common stock.

Q:        WHY IS FIRST BANK CONVERTING TO A NATIONAL BANK BEFORE THE
          CONSOLIDATION?

A: Norwest intends to operate First Bank as a stand-alone, separately chartered bank for a period of time after the Consolidation. The majority of Norwest's subsidiary banks are national banks regulated by the OCC. As a result, Norwest prefers that First Bank operate as a national bank rather than as a state bank.

          First Bank will convert to a national bank only if the Consolidation is approved.

Q:        WHAT ARE THE TAX CONSEQUENCES TO SHAREHOLDERS OF THE CONSOLIDATION?

A: First Bank and Norwest have structured the Consolidation so that, for U.S. federal income tax purposes, the exchange of Norwest common stock for shares of First Bank common stock will be tax free to First Bank shareholders, except for cash received in lieu of fractional shares. To review the tax consequences to First Bank shareholders in greater detail, see page 22.

          YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE CONSOLIDATION.

Q:        WHEN WILL THE CONSOLIDATION BE COMPLETED?

A: First Bank and Norwest expect to complete the Consolidation within a few days after the special meeting, assuming the required regulatory approvals have been received by then.

Q:        WHAT RIGHTS DO I HAVE IF I OBJECT TO THE CONVERSION OR THE
          CONSOLIDATION?

A: You have a right to an appraisal of the value of your First Bank common stock in connection with the Conversion and the Consolidation. You may exercise this right in connection with either the Conversion or the Consolidation, but not both. See pages 19 and 30 for information on your appraisal rights and how to exercise them.

                              QUESTIONS AND ANSWERS
                      ABOUT THE PROXY STATEMENT-PROSPECTUS


Q:        WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of First Bank and a prospectus of Norwest. As a proxy statement, it is being provided to you because First Bank's board of directors is soliciting your proxy for use at the special meeting. As a prospectus, it is being provided to you because Norwest will exchange shares of Norwest common stock for your shares of First Bank common stock.

Q:        DO I NEED TO READ THE ENTIRE DOCUMENT, INCLUDING THE APPENDICES?

A: Absolutely. Much of this Proxy Statement-Prospectus summarizes information that is set forth in greater detail elsewhere in this document or in the appendices to this document. Each summary is qualified in its entirety by reference to the information being summarized. For example, the summary of the terms of the Reorganization Agreement is qualified in its entirety by reference to the full text of the Reorganization Agreement, a copy of which is included as Appendix A. If there is any inconsistency between the summary and the actual terms of the Reorganization Agreement, the actual terms will control. As a result, to fully understand the Consolidation and your rights as a First Bank shareholder, you will need to read carefully this entire document including appendices.

Q:        IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: This document does not physically include all of the information that may be important to you. Under SEC rules, Norwest is permitted to "incorporate by reference" into this Proxy Statement-Prospectus information about Norwest that is contained in other documents filed with the SEC. For example, Norwest's consolidated financial statements for the year ended December 31, 1997 are not included in this document. Instead, the financial statements are incorporated by reference to Norwest's annual report on Form 10-K for 1997. Norwest's 1997 Form 10-K also contains a description of Norwest's business and a financial review of its operations. This information may be important to your voting decision but is not physically included in this Proxy Statement-Prospectus.

          INFORMATION THAT IS INCORPORATED BY REFERENCE TO ANOTHER DOCUMENT IS CONSIDERED PART OF THIS PROXY STATEMENT-PROSPECTUS. IT IS CONSIDERED TO HAVE BEEN DISCLOSED TO YOU WHETHER OR NOT YOU ACTUALLY REVIEW THE INFORMATION.

Q:        WHERE CAN I FIND INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE?

A: On page 71, under "WHERE YOU CAN FIND MORE INFORMATION," there is a list of the documents that Norwest has incorporated by reference into this Proxy Statement-Prospectus. There is also information on how to obtain copies of these documents from the SEC and Norwest.

Q: WHAT ABOUT REPORTS FILED BY NORWEST AFTER THE DATE OF THIS PROXY STATEMENT-PROSPECTUS?

A: Reports filed by Norwest with the SEC after the date of this Proxy Statement-Prospectus may update, modify or correct information in the documents incorporated by reference. You should review these reports, as they could disclose a change in the business prospects, financial condition or other affairs of Norwest since the date of this Proxy Statement-Prospectus.

                                     SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Consolidation fully, and for a more complete description of the legal terms of the Consolidation, you should carefully read this document and the other information available to you. See "Where You Can Find More Information."


PARTIES TO THE CONSOLIDATION

NORWEST CORPORATION..................   Norwest is a diversified financial
Sixth and Marquette                     services company organized under the
Minneapolis, Minnesota 55479            laws of Delaware and registered under
(612) 667-1234                          the Bank Holding Company Act.
                                        Through its subsidiariesand affiliates,
                                        Norwest provides retail, commercial and
                                        corporate banking services, as well as a variety of other financial services, including mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

                                        At December 31, 1997, Norwest had
                                        consolidated total assets of $88.5
                                        billion, total deposits of $55.5 billion and total stockholders' equity of $7.0 billion. Based on total assets at December 31, 1997, Norwest was the 11th largest commercial banking organization in the United States.

FIRST BANK...........................   First Bank is a Texas banking
5622 Third Street                       association which provides traditional
P. O. Box 635                           banking services in primarily rural
Katy, Texas 77492                       communities. First Bank is supervised,
(281) 391-2369                          regulated and examined by the Texas
                                        Department of Banking as a state bank,
                                        and its deposits are insured by the FDIC to the fullest extent permitted by law.
                                        Through its branches, First Bank offers
                                        individual and commercial interest and
                                        non-interest bearing transaction
                                        accounts, savings products and personal
                                        and business loans.

                                        At December 31, 1997, First Bank had
                                        total assets of $318.5 million, total
                                        deposits of $287.5 million and total
                                        stockholders' equity of $30.3 million.

REASON FOR THE CONVERSION............   Norwest intends to operate First Bank as
                                        a stand-alone, separately-chartered bank for some period of time after the Consolidation. The majority of Norwest's subsidiary banks are national banks, regulated by the same government agency
                                        (the OCC). As a result, Norwest prefers
                                        that First Bank operate as a national
                                        bank rather than a state bank.

                                        First Bank has agreed to convert to a
                                        national bank to facilitate the
                                        Consolidation. First Bank will convert
                                        to a national bank only if the
                                        Consolidation is approved.

REASONS FOR THE CONSOLIDATION
(SEE PAGE 22)........................   In evaluating Norwest's offer to acquire
                                        First Bank, First Bank's management
                                        considered numerous factors including
                                        the current market conditions and trends in the banking industry, the changing market for financial services, as well as the opportunities provided by a consolidation with Norwest and determined that First Bank's competitive position and the value of its stock could best be enhanced through an affiliation with Norwest.

REQUIRED VOTE (SEE PAGE 16)..........   The holders of at least two-thirds of
                                        the outstanding shares of First Bank
                                        common stock must approve the
                                        Conversion. The Consolidation also
                                        requires the approval of the holders of
                                        at least two-thirds of the outstanding
                                        First Bank common stock.

                                        Certain First Bank directors and
                                        shareholders of First Bank have agreed
                                        to vote all shares of First Bank common
                                        stock beneficially owned by them at the
                                        record date in favor of the Conversion
                                        and the Consolidation. At the record
                                        date for the special meeting, these
                                        directors and shareholders beneficially
                                        owned an aggregate of 568,062 shares of
                                        First Bank common stock, representing
                                        approximately 32.3% of the shares of
                                        First Bank common stock outstanding at
                                        the record date.

                                        Because the Conversion and the
                                        Consolidation require approval of a
                                        specified percentage of the outstanding
                                        shares, not voting will have the same
                                        effect as voting against the Conversion
                                        and the Consolidation.

RECOMMENDATION OF FIRST BANK'S
  BOARD OF DIRECTORS.................   First Bank's board of directors has
                                        approved both the Conversion and the
                                        Consolidation as being in the best
                                        interests of First Bank shareholders and recommends that First Bank shareholders approve the Conversion and the
                                        Consolidation at the special meeting.

FAIRNESS OPINION OF FIRST BANK'S
  FINANCIAL ADVISOR (SEE PAGE 23)....   NationsBanc Montgomery Securities LLC,
                                        First Bank's financial advisor for the
                                        Consolidation, has rendered an opinion
                                        to First Bank and First Bank's board of
                                        directors that the Exchange Ratio is
                                        fair, from a financial point of view, to the holders of First Bank common stock.
                                        A copy of the opinion, which sets forth
                                        the assumptions made, matters considered and limits on the review undertaken, is included in this Proxy
                                        Statement-Prospectus as Appendix B.

THE CONSOLIDATION....................   In the Consolidation, First Bank will
                                        consolidate with a newly-formed,
                                        wholly-owned subsidiary bank of Norwest.
                                        First Bank will be the surviving entity
                                        in the Consolidation.

     WHAT FIRST BANK SHAREHOLDERS
     WILL RECEIVE (SEE PAGE 35)......   Norwest will issue a total of 2,000,000
                                        shares of its common stock in the
                                        Consolidation. The number of shares of
                                        Norwest common stock that each First
                                        Bank shareholder will receive will be
                                        determined by multiplying the number of
                                        shares of First Bank common stock owned
                                        by the shareholder by the Exchange
                                        Ratio.

                                        The Exchange Ratio will be determined by dividing 2,000,000 by the sum of (1) the number of shares of First Bank common stock outstanding immediately before the Effective Time of the Consolidation, plus (2) the number of shares of First Bank common stock that may be issued on exercise of options outstanding immediately before the Effective Time of the Consolidation.

                                        There are currently outstanding
                                        1,757,505 shares of First Bank common
                                        stock and options to purchase an
                                        additional 25,000 shares. The
                                        Reorganization Agreement prohibits First
                                        Bank from issuing additional shares of
                                        First Bank common stock or additional
                                        options to purchase First Bank common
                                        stock without the consent of Norwest. It also prohibits First Bank from repurchasing First Bank common stock without the consent of Norwest. As a result, you should assume that the Exchange Ratio will equal approximately 1.122, determined by dividing 2,000,000 by the sum of 1,757,505 and 25,000.

                                        Norwest will not issue fractional shares in the Consolidation. If the total number of shares of Norwest common stock you are entitled to receive in the Consolidation does not equal a whole number, Norwest will pay you cash in lieu of the fractional share.

     MANAGEMENT OF FIRST BANK AFTER
     THE CONSOLIDATION...............   When the Consolidation is complete,
                                        Norwest will own all of the outstanding
                                        shares of First Bank common stock. As a
                                        result, Norwest will be able to elect or appoint all of the directors and officers of First Bank.

     ADDITIONAL INTERESTS OF FIRST
     BANK'S MANAGEMENT
     (SEE PAGE 28)...................   Some members of First Bank's management
                                        have interests in the Consolidation that are different from or in addition to the interests of First Bank shareholders generally. These interests include the following:

                                        -         Norwest will employ Dana Cook,
                                                  First Bank's chairman, for a
                                                  period of 60 days after the
                                                  Consolidation, at a salary of
                                                  $5,000 per month. Norwest will
                                                  also pay Mr. Cook two annual
                                                  installments of $25,000 each
                                                  in exchange for Mr. Cook
                                                  observing certain
                                                  noncompetition restrictions
                                                  after his employment ends.

                                        -         Within 30 days after the
                                                  Consolidation, First Bank will
                                                  pay Don Birkelbach, First
                                                  Bank's president, a change of
                                                  control payment of $100,000
                                                  unless Mr. Birkelbach
                                                  voluntarily leaves First Bank
                                                  or is terminated for cause.

                                        -         Options held by Mr. Birkelbach
                                                  and Wayne Crawford, First
                                                  Bank's executive vice
                                                  president and chief operating
                                                  officer, to purchase 5,000
                                                  shares and 20,000 shares,
                                                  respectively, of First Bank
                                                  common stock at a price of
                                                  $22.50 per share will become
                                                  exercisable in full
                                                  immediately before the
                                                  Conversion. Each share of
                                                  First Bank common stock
                                                  purchased upon exercise of the
                                                  options will be exchanged in
                                                  the Consolidation for 1.122
                                                  shares of Norwest common
                                                  stock.

                                        -         Norwest will pay Kent Anderson
                                                  a total of $80,000 in exchange
                                                  for the termination of Mr.

                                                  Anderson's consulting
                                                  agreement with First Bank and
                                                  for Mr. Anderson's agreement
                                                  to observe certain
                                                  noncompetition restrictions.

     CONDITIONS TO THE CONSOLIDATION
     (SEE PAGE__)....................   A number of conditions must be satisfied
                                        before the Consolidation can be
                                        completed. Each party's representations
                                        and warranties must be true, and each
                                        party must perform its obligations under the Reorganization Agreement. Also, there cannot be any change since
                                        September 30, 1997 that has had, or
                                        might reasonably be expected to have, a
                                        material adverse effect on First Bank.
                                        Some of the conditions to the
                                        Consolidation are subject to exceptions
                                        and/or to a "materiality" standard.
                                        Certain conditions may also be waived by the party entitled to assert the condition.

     REGULATORY APPROVALS (SEE          The Conversion is subject to the prior
      PAGES 21 AND 32)...............   approval of the OCC, as the primary
                                        regulator of national banks. The
                                        Conversion is also subject to the
                                        satisfaction of conditions under the
                                        Texas Finance Code, including
                                        notification of the Texas Banking
                                        Commissioner.

                                        The Consolidation is subject to the
                                        prior approval of the Federal Reserve
                                        Board, as the regulator of bank holding
                                        companies. Because the Consolidation
                                        will be between two national banks, the
                                        OCC must also approve the Consolidation.

                                        Applications for approval of the
                                        Conversion and the Consolidation have
                                        been submitted and are pending as of the date of this Proxy Statement-Prospectus.

     TERMINATION OF THE
     REORGANIZATION AGREEMENT
     (SEE PAGE 38)...................   Norwest and First Bank can mutually
                                        agree to terminate the Reorganization
                                        Agreement without completing the
                                        Consolidation. Also, either party can
                                        terminate the Reorganization Agreement
                                        under the following circumstances:

                                        -         if a court or other
                                                  governmental authority
                                                  prohibits the Consolidation;
                                                  or

                                        -         the Consolidation is not
                                                  completed by June 30, 1998,
                                                  unless the failure to complete
                                                  the Consolidation on or before
                                                  that date is the fault of the
                                                  party seeking to terminate.

     ACCOUNTING TREATMENT
     (SEE PAGE 34)...................   Norwest will account for the
                                        Consolidation as a pooling of interests, assuming all of the criteria for a pooling transaction are satisfied. Under the pooling of interests accounting method, Norwest will carry forward the assets and liabilities of First Bank at their historical recorded values.
                                        Because the Consolidation is not
                                        material to the consolidated financial
                                        statements of Norwest, Norwest will not
                                        restate its balance sheet amounts and
                                        results of operations for prior periods
                                        to reflect the combination of First Bank with Norwest.

     APPRAISAL RIGHTS (SEE PAGES 19
     AND 30 AND APPENDICES C AND D)..   First Bank shareholders have a right to
                                        an appraisal of the value of their First
                                        Bank common stock in connection with the Conversion and the Consolidation. A shareholder may exercise this right in connection with either the Conversion or the Consolidation, but not both. To exercise your right of appraisal in connection with the Conversion, you must follow the procedures set forth in Appendix C. To exercise your right in connection with the Consolidation, you must follow the procedures set forth in Appendix D. Failure to comply strictly with these procedures will result in the forfeiture of your appraisal rights.

     U.S. FEDERAL INCOME TAX
     CONSEQUENCES (SEE PAGE 32)......   The Consolidation has been structured so
                                        that First Bank shareholders will not
                                        recognize any gain or loss for U.S.
                                        federal income tax purposes as a result
                                        of the Consolidation (except for cash
                                        received in lieu of fractional shares of Norwest common stock). The Consolidation is conditioned on the receipt by First
                                        Bank of a legal opinion from Liddell,
                                        Sapp, Zivley, Hill & LaBoon, L.L.P. to
                                        this effect.

     MARKET INFORMATION
     (SEE PAGE 15)...................   Norwest common stock is listed on the
                                        New York Stock Exchange and the Chicago
                                        Stock Exchange under the symbol NOB. On
                                        December 23, 1997, the last full trading day before First Bank and Norwest signed the Reorganization Agreement, Norwest common stock closed at $35.750 per share. On ____________, 1998, Norwest common stock closed at $___ per share.

                                        There is no public market for First Bank common stock.

                        COMPARATIVE PER COMMON SHARE DATA

     The following table presents selected comparative per common share data for Norwest common stock on a historical and pro forma combined basis and for First Bank common stock on a historical and pro forma equivalent basis. The historical information should be read with (a) the selected financial data (and related notes) for Norwest and First Bank appearing elsewhere in this Proxy Statement-Prospectus, (b) the complete financial statements of First Bank appearing elsewhere in this Proxy Statement-Prospectus and (c) the complete consolidated financial statements of Norwest included in the documents incorporated by reference in this Proxy Statement-Prospectus. See "SUMMARY--Selected Historical Financial Information" and "WHERE YOU CAN FIND MORE INFORMATION."

     The pro forma information in the table assumes that Norwest will exchange
1.122 shares of its common stock for each share of First Bank common stock. The pro forma information also assumes the Consolidation is accounted for using the pooling of interests method of accounting. See "The CONSOLIDATION--Accounting Treatment."

     The information in the following table is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Consolidation become effective prior to the periods indicated.

                                    NORWEST COMMON STOCK       FIRST BANK COMMON STOCK
                                    -----------------------    ------------------------
                                                  PRO FORMA                   PRO FORMA
                                     HISTORICAL   COMBINED      HISTORICAL    EQUIVALENT
                                     ----------   ---------     ----------    ----------
BOOK VALUE (1):
    December 31, 1997                   $9.01        9.02          17.22        10.12

DIVIDENDS DECLARED (2):
    Year Ended December 31, 1997         0.615       0.615          0.600        0.690
    Year Ended December 31, 1996         0.525       0.525          0.600        0.589
    Year Ended December 31, 1995         0.450       0.450          0.600        0.505

NET INCOME (3):
     Year Ended December 31, 1997        1.75        1.76           2.65         1.97
     Year Ended December 31, 1996        1.54        1.54           2.44         1.73
     Year Ended December 31, 1995        1.36        1.36           2.15         1.53

---------------------------------------

(1) The pro forma combined book value per share of Norwest common stock represents the historical total combined common stockholders' equity for Norwest and First Bank divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of First Bank common stock represents the pro forma combined book value per share of Norwest common stock multiplied by the assumed Exchange Ratio of 1.122.

(2) Assumes no changes in cash dividends per share by Norwest. The pro forma equivalent dividends per share of First Bank common stock represent cash dividends declared per share of Norwest common stock multiplied by the assumed Exchange Ratio of 1.122.

(3) The pro forma combined net income per share of Norwest common stock (based on diluted net income and weighted average number of common and common equivalent shares) is based upon the combined historical net income for Norwest and First Bank divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of First Bank common stock represents the pro forma combined net income per share multiplied by the assumed Exchange Ratio of 1.122.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

      The following selected financial information is to aid you in your analysis of the financial aspects of the Consolidation. The information for Norwest is derived from its historical consolidated financial statements (and related notes) contained in its annual reports and other information filed with the SEC and should be read with that information. These reports and other information are incorporated by reference into this Proxy Statement-Prospectus. See "Where You Can Find More Information." The information for First Bank is derived from its historical financial statements (and related notes) contained elsewhere in this Proxy Statement-Prospectus. See "First Bank Financial Statements."


                      NORWEST CORPORATION AND SUBSIDIARIES

                                                                       YEARS ENDED DECEMBER 31
                                                       1997         1996        1995        1994      1993(1)
                                                       ----         ----        ----        ----      -------
(In millions, except per share data)

INCOME STATEMENT DATA
   Interest income........................          $  6,697.4     6,318.3     5,717.3     4,393.7     3,946.3
   Interest expense.......................             2,664.0     2,617.0     2,448.0     1,590.1     1,442.9
                                                    ----------   ---------   ---------   ---------   ---------
     Net interest income..................             4,033.4     3,701.3     3,269.3     2,803.6     2,503.4
   Provision for credit losses............               524.7       394.7       312.4       164.9       158.2
   Non-interest income....................             2,962.3     2,564.6     1,848.2     1,638.3     1,585.0
   Non-interest expenses..................             4,421.3     4,089.7     3,382.3     3,096.4     3,050.4
                                                    ----------   ---------   ---------   ---------   ---------
     Income before income taxes...........             2,049.7     1,781.5     1,422.8     1,180.6       879.8
   Income tax expense.....................               698.7       627.6       466.8       380.2       266.7
                                                    ----------   ---------   ---------   ---------   ---------
   Net income.............................            $1,351.0     1,153.9       956.0       800.4       613.1
                                                    ==========   =========   =========   =========   =========

PER COMMON SHARE DATA
   Net income:
     Basic...............................           $     1.78        1.55        1.39        1.23        0.95
     Diluted..............................                1.75        1.54        1.36        1.20        0.93

   Dividends declared.....................              0.6150      0.5250      0.4500      0.3825      0.3200

BALANCE SHEET DATA At period end:
     Total assets.........................           $88,540.2    80,175.4    72,134.4    59,315.9    54,665.0
     Long-term debt.......................            12,766.7    13,082.2    13,676.8     9,186.3     6,850.9
     Total stockholders' equity...........             7,022.2     6,064.2     5,312.1     3,846.4     3,760.9

(1) On January 14, 1994, Norwest acquired First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

                                   FIRST BANK


                                                                       YEARS ENDED DECEMBER 31
                                                       1997         1996        1995        1994        1993
                                                       ----         ----        ----        ----        ----
(In thousands)
INCOME STATEMENT DATA
   Interest income........................          $   20,872      20,317      17,614      12,890      13,455
   Interest expense.......................               7,944       7,826       7,115       4,795       4,755
                                                    ----------   ---------   ---------   ---------   ---------
     Net interest income..................              12,928      12,491      10,499       8,095       8,700
   Provision for credit losses............                   -          50           -           -           -
   Non-interest income....................               2,684       2,914       2,338       2,370       1,675
   Non-interest expenses..................               8,558       8,755       7,485       6,146       6,136
                                                    ----------   ---------   ---------   ---------   ---------
     Income before income taxes...........               7,054       6,600       5,352       4,319       4,239
   Income tax expense.....................               2,333       2,243       1,750       1,426       1,395
                                                    ----------   ---------   ---------   ---------   ---------
   Net income.............................          $    4,721       4,357       3,602       2,893       2,844
                                                    ==========   =========   =========   =========   =========

PER COMMON SHARE DATA
   Net Income:
     Basic                                          $     2.67        2.44        2.15        1.74        1.61
     Diluted                                              2.65        2.44        2.15        1.74        1.61
   Dividends declared                                     0.60        0.60        0.60        1.00        1.00

BALANCE SHEET DATA At period end:
     Total assets.........................          $  318,491     309,151     277,292     228,708     223,865
     Total shareholders' equity...........              30,268      29,019      23,883      19,738      19,430

               SHARE PRICES AND DIVIDENDS FOR NORWEST COMMON STOCK

     The following table sets forth the high and low sales prices per share of the Norwest common stock, and the cash dividends paid on Norwest common stock, for the quarterly periods indicated. The prices for Norwest common stock are as reported on the New York Stock Exchange. There is no public market for First Bank common stock.

                                            NORWEST COMMON STOCK
                                     ----------------------------------
                                     HIGH          LOW        DIVIDENDS
                                     ----          ---        ---------
1995
    First Quarter                  $13.1250      11.3125         0.105
    Second Quarter                  14.6875      12.5625         0.105
    Third Quarter                   16.3750      13.4375         0.120
    Fourth Quarter                  17.3750      14.6250         0.120

1996
    First Quarter                   18.5625      15.2500         0.120
    Second Quarter                  18.7500      16.5000         0.135
    Third Quarter                   20.5000      16.0000         0.135
    Fourth Quarter                  23.4375      20.3750         0.135

1997
    First Quarter                   26.6250      21.3750         0.150
    Second Quarter                  29.6250      22.1875         0.150
    Third Quarter                   32.1563      28.1250         0.150
    Fourth Quarter                  39.5000      29.7500         0.165

 1998
    First Quarter                   43.8750      34.7500         0.165
    Second Quarter
    (through April __, 1998)

                         SPECIAL MEETING OF SHAREHOLDERS

     First Bank is sending you this Proxy Statement-Prospectus to provide you with information concerning the Conversion and the Consolidation and to solicit your proxy for use at the special meeting of shareholders. At the special meeting, shareholders of First Bank will be asked to approve the Conversion and to approve the Consolidation.

DATE, TIME AND PLACE OF SPECIAL MEETING

     The date, time and place of the special meeting are as follows:

                                    [DAY],[DATE OF SPECIAL MEETING]
                                    [TIME OF MEETING]
                                    [LOCATION OF MEETING]

RECORD DATE

     First Bank has established ____________, 1998 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the special meeting.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     On the record date, there were 1,757,505 shares of First Bank common stock outstanding and entitled to vote at the special meeting. The holders of First Bank common stock are entitled to one vote per share. The presence, in person or by proxy, at the special meeting of the holders of a majority of the outstanding shares is necessary for a quorum. Approval of the Conversion and the Consolidation each requires the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares of First Bank common stock on the record date.

VOTING AGREEMENTS

     Certain First Bank directors and other shareholders have entered into voting agreements with Norwest pursuant to which the directors and other shareholders have agreed to vote all shares of First Bank common stock beneficially owned by them at the record date in favor of the Conversion and the Consolidation. The names of these directors and other shareholders, and the number of shares beneficially owned by them at the record date for the special meeting, are set forth in the table below.

                                SHARES BENEFICIALLY      % OF FIRST BANK COMMON
DIRECTORS                      OWNED AT RECORD DATE          STOCK OUTSTANDING
---------                      ---------------------     ----------------------
Don A. Birkelbach                         1,440                     *
Dana H. Cook                             73,553                   4.2%
R. Wayne Crawford                        33,440                   1.9
Ray W. Kent                              11,112                     *

OTHER SHAREHOLDERS
------------------
D. Kent Anderson                        342,521                  19.5
Clarke Kent Anderson 1995 Trust          35,332                   2.0

Huntley C. Anderson 1995 Trust           35,332                   2.0
Whitney P. Anderson 1995 Trust           35,332                   2.0

Total                                    568,062                 32.3

*Less than 1%

VOTING AND REVOCATION OF PROXIES

     All shares of First Bank common stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. IF YOU SIGN AND RETURN A PROXY WITHOUT VOTING INSTRUCTIONS, AND DO NOT REVOKE THE PROXY, THE PROXY WILL BE VOTED FOR THE CONVERSION AND FOR THE CONSOLIDATION.

     You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy bearing a later date with the corporate secretary of First Bank before or at the special meeting or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

     A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal.

     The proposals to approve the Conversion and the Consolidation must each be approved by the holders of at least two-thirds of the outstanding shares of First Bank common stock. Because each proposal requires the affirmative vote of a specified percentage of outstanding shares, not voting on a proposal will have the same effect as voting against the proposal.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of First Bank may solicit proxies from First Bank shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. First Bank will bear its own expenses in connection with any solicitation of proxies for the special meeting.

OTHER MATTERS

     If an insufficient number of votes for either the Conversion or for the Consolidation is received before the scheduled meeting date, Norwest and First Bank may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the Conversion and the Consolidation or contain no instructions will be voted for adjournment.

     First Bank's board of directors is not aware of any business to be brought before the special meeting other than the proposals to approve the Conversion and the Consolidation. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of First Bank.

                                 THE CONVERSION

GENERAL

     Immediately before the Consolidation, First Bank will convert from a Texas banking association to a national bank under the name "First Bank Katy, National Association." First Bank Katy, National Association will be the surviving bank in the Consolidation.

     The Conversion will occur only if the Consolidation is also approved. If the Consolidation is not approved, First Bank will remain a Texas banking association.

REASON FOR THE CONVERSION

     Norwest intends to operate First Bank as a stand-alone, separately chartered bank for some period of time after the Consolidation. The majority of Norwest's subsidiary banks are national banks, regulated by the same government agency (the OCC). As a result, Norwest prefers that First Bank operate as a national bank rather than a state bank. First Bank has agreed to convert to a national bank to facilitate the Consolidation.

APPRAISAL RIGHTS

     As a First Bank shareholder, you will have appraisal rights in connection with the Conversion as well as in connection with the Consolidation (see "THE CONSOLIDATION--Appraisal Rights"). The appraisal rights with respect to the Conversion are based on the provisions of Articles 5.11, 5.12 and 5.13 of the TBCA, copies of which are attached to this Proxy Statement-Prospectus as Appendix C. To understand these appraisal rights fully, you should read these provisions carefully.

     What "Dissenters' Rights of Appraisal" Are. Dissenters' rights of appraisal (or simply "rights of appraisal") refer to the right of shareholders who disagree with a particular corporate action to receive the cash value of their shares in lieu of whatever payment is called for by that corporate action. Under the TBCA, you have this right in connection with the Conversion. As a result, instead of receiving shares of Norwest common stock, you may elect to receive the cash value of your shares of First Bank common stock. The value of your shares will be measured as of the day immediately before the Conversion, excluding any increase or decrease in value in anticipation of the Conversion or the Consolidation--that is, the value will not reflect the expected effects of the Conversion or the Consolidation on the value of First Bank.

     YOU MUST TAKE A NUMBER OF STEPS TO EXERCISE YOUR APPRAISAL RIGHTS. FAILURE TO TAKE THESE STEPS STRICTLY IN THE MANNER REQUIRED WILL RESULT IN YOUR LOSING YOUR APPRAISAL RIGHTS. IF YOU LOSE YOUR APPRAISAL RIGHTS AND THE FIRST BANK SHAREHOLDERS APPROVE THE CONVERSION AND THE CONSOLIDATION, YOU WILL BE BOUND BY THE CONVERSION AND, UNLESS YOU EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE CONSOLIDATION, WILL RECEIVE SHARES OF NORWEST COMMON STOCK FOR YOUR SHARES OF FIRST BANK COMMON STOCK.

     STEPS YOU NEED TO TAKE TO EXERCISE YOUR RIGHTS OF APPRAISAL.

         Before the Special Meeting--Notify First Bank of your intent to dissent from the Conversion and refrain from voting for the Conversion. Before the special meeting, you must deliver or mail written notice to First Bank of your intent to exercise your right to dissent if the Conversion is completed. Your notice must give an address where First Bank can notify you if the Conversion is completed. Also, you must not vote any of your shares in favor of the Conversion.

         SIMPLY VOTING AGAINST THE CONVERSION IS NOT SUFFICIENT TO EXERCISE YOUR APPRAISAL RIGHTS. YOU MUST NOTIFY FIRST BANK AS MENTIONED ABOVE AND TAKE THE OTHER STEPS DESCRIBED BELOW.

         After the Special Meeting--Demand payment for your shares and submit your share certificates. If First Bank shareholders approve the Conversion and you have taken the required steps before the special meeting, First Bank will deliver or mail written notice to you of completion of the Conversion within 10 days after the Conversion becomes effective. You will have 10 days after delivery or mailing of this notice to you to make a written demand on First Bank, as the surviving company in the Conversion, for payment of the fair value of your shares. You must state in your demand the number of shares of First Bank common stock you own and your estimate of the fair value of your shares. Within 20 days after demanding payment for your shares, you must submit all of your share certificates to First Bank so that First Bank can note your demand on the certificates.

         YOU WILL LOSE YOUR APPRAISAL RIGHTS IF YOU FAIL TO DEMAND PAYMENT FOR YOUR SHARES WITHIN THE REQUIRED 10-DAY PERIOD. ALSO, IF YOU FAIL TO SUBMIT YOUR SHARE CERTIFICATES WITHIN THE REQUIRED 20-DAY PERIOD, FIRST BANK HAS THE OPTION TO TERMINATE YOUR APPRAISAL RIGHTS, UNLESS A COURT OF COMPETENT JURISDICTION FOR GOOD AND SUFFICIENT CAUSE OTHERWISE DIRECTS.

     HOW THE FAIR VALUE OF YOUR SHARES WILL BE DETERMINED.

         If You and First Bank Agree on an Estimated Fair Value. Within 20 days after First Bank receives your demand for payment, it will deliver or mail notice to you indicating whether it accepts your estimate of the fair value of your shares. If First Bank accepts your estimate, it will pay this amount within 90 days after the date the Conversion is completed, upon surrender of your duly endorsed share certificates. If First Bank does not accept your estimate, it will state in the notice its estimated fair value of your shares. You will have 60 days after completion of the Conversion to accept First Bank's estimated value. If you do, First Bank will pay this amount to you within 90 days after the Effective Date of the Conversion, upon surrender of your duly endorsed share certificates. Upon payment to you of the agreed value, whether based on your estimate or First Bank's estimate, you will cease to have any interest in your shares or in First Bank.

         No Agreement is Reached on the Fair Value of Your Shares--Court Ordered Appraisal. If you do not agree with First Bank's estimate of the fair value of your shares, then either you or First Bank may file a petition in any court of competent jurisdiction in Harris County, Texas, asking the court to determine the fair value of your shares. The petition must be filed within 120 days after the Effective Date of the Conversion. The court will notify by registered mail all shareholders who have demanded payment for their shares and who have been unable to reach an agreement with First Bank as to the fair value of their shares. The court's notice will state the time and place of the hearing at which the court will consider the petition.

         The court will appoint one or more appraisers to determine the value of First Bank common stock. The appraisers may examine the books and records of First Bank and conduct such other investigation as they deem proper. The appraisers must afford a reasonable opportunity to the interested parties to submit pertinent evidence as to the value of the shares. The appraisers will then determine the fair value of the shares and report this value to the office of the clerk of the court. The clerk of the court will notify all parties of this value. After hearing any legal or factual exceptions to the report, the court will then determine the fair value of the shares and direct First Bank to pay that value, together with interest for the period beginning 91 days after the Effective Date of the Conversion and ending on the date of the court's decision, to the shareholders entitled to payment, upon surrender of their duly endorsed share certificates. The court's determination of the value of First Bank common stock will be binding on First Bank and all shareholders who have been so notified. Upon payment of this amount, dissenting shareholders will cease to have any interest in their shares or in First Bank. The court allows the appraisers a reasonable fee as court costs, and all court costs are allotted between the parties in a manner that the court determines is fair and equitable.

     Withdrawing Your Demand for Payment. You may withdraw your demand for payment at any time before payment for your shares and before any petition is filed seeking a determination of the fair value of the shares. With First Bank's consent, you may withdraw your demand after the petition is filed.

     When You Will be Presumed to Have Approved the Conversion. You will be presumed to have approved the Conversion if (a) you withdraw your demand for payment within the time allowed, (b) First Bank has terminated your appraisal rights because you did not, within the time allowed, submit your certificates to First Bank for notation of your demand for payment, (c) no petition for a court hearing was filed within the time allowed or (d) a petition is filed but the court determines that you are not entitled to exercise dissenters' appraisal rights. If you are presumed to have approved the Conversion, you will be bound by the Conversion and will cease to have any rights in the shares or in First Bank. Upon surrender of your duly endorsed certificates for your shares of First Bank common stock, you will receive shares of Norwest common stock and will be entitled to receive any dividends and other distributions made to stockholders of Norwest since completion of the Consolidation.

     Right of Appraisal is Your Only Remedy if You Object to the Conversion. In the absence of fraud, the remedy provided by Article 5.12 of the TBCA is the exclusive remedy for the recovery of the value of your shares if you object to the Conversion. If First Bank complies with the requirements of Article 5.12 but you do not, you will not be entitled to bring suit for the recovery of the value of your shares or money damages with respect to the Conversion.

     If you object to the Consolidation, but not the Conversion, you must follow the procedures set forth in Appendix D and summarized on pages 30 and 31.

REGULATORY APPROVALS

     The Conversion is subject to the prior approval of the OCC, as the primary regulator of national banks. The Conversion is also subject to the satisfaction of certain conditions under the Texas Finance Code, including notification of the Texas Banking Commissioner.

     First Bank has submitted an application to the OCC for approval of the Conversion and has notified the Texas Banking Commissioner. The application to the OCC is pending as of the date of this Proxy Statement-Prospectus.

                                THE CONSOLIDATION

PURPOSE AND EFFECT OF THE CONSOLIDATION

     Norwest is using the Consolidation to acquire First Bank. As a result of the Consolidation, First Bank will become a wholly-owned subsidiary of Norwest and shareholders of First Bank will receive shares of Norwest common stock for their shares of First Bank common stock. Norwest will own all of the outstanding shares of First Bank common stock. Shareholders of First Bank will become stockholders of Norwest, and their rights will be governed by Norwest's restated certificate of incorporation and bylaws rather than First Bank's articles of association and bylaws. See "COMPARISON OF RIGHTS OF HOLDERS OF FIRST BANK COMMON STOCK AND NORWEST COMMON STOCK."


BACKGROUND OF AND REASONS FOR THE CONSOLIDATION

     In 1996, First Bank initiated efforts to convert to a Subchapter S corporation, a corporate structure whereby the corporation would no longer pay corporate income taxes. At that time, in order for the bank to obtain Subchapter S status all shareholders would have to be individuals or qualifying trusts. During 1997 management had a series discussions with the bank's only significant nonqualifying shareholder to negotiate for the repurchase of its stock. In the fall of 1997 it became evident mutually agreeable terms could not be reached. In addition, such shareholder had the right to require First Bank to acquire all of such shareholder's First Bank common stock in April of 1998, which would require First Bank to arrange financing. The First Bank board of directors, in considering ways to maximize shareholder value, determined that it was an opportune time to consider a merger or consolidation.

     On previous occasions First Bank's largest shareholder and consultant, D. Kent Anderson, had been contacted by Norwest and other financial institutions that indicated they might have interest in acquiring First Bank.

     In November, 1997 Mr. Anderson contacted Norwest and several other institutions and indicated First Bank would consider offers. Although informal discussions were held with at least two other financial institutions, Norwest was the only financial institution to make a formal offer to First Bank's board of directors. The board of directors reviewed Norwest's offer, current industry and market conditions, trends in the banking industry, the changing markets for financial services, the financial analyses and opinion of NationsBanc Montgomery, the greater liquidity provided by Norwest common stock, the ability of First Bank to attract superior proposals, the feasibility and cost of continuing efforts to convert to Subchapter S status, and other strategic alternatives to maximize shareholder value. The board of directors considered a consolidation with Norwest to be in the best interests not only for all of the shareholders but also for the customers and employees of First Bank. The board of directors approved the letter of intent subject to a review by NationsBanc Montgomery Securities as to the fairness of the transaction.

     Financial Terms of the Consolidation. First Bank's board of directors considered the consideration to be received by First Bank's shareholders pursuant to the Consolidation in relation to the book value, assets and earnings projections for First Bank, information concerning the financial condition, results of operations and prospects of First Bank, including the projected return on assets and return on equity, the financial terms of other recent business combinations in the banking industry, and the opinion of NationsBanc Montgomery Securities as to the fairness of the consideration to be received by First

Bank's shareholders pursuant to the Consolidation. First Bank's board of directors believes the shareholders of First Bank will benefit from the Consolidation through the ability to obtain, in a tax-free exchange, ownership of shares in a larger enterprise with greater financial resources and broader and more diversified classes of products, while allowing those shareholders who wish to dispose of their interest for cash the opportunity to do so in the public market (although certain shareholders would be subject to transfer restrictions on the shares of Norwest common stock received in the Consolidation). First Bank's board of directors reviewed and considered a compilation of financial terms and trends of other recent business combinations in the banking industry and determined the financial terms of the Consolidation compared favorably with other recent transactions.

     Financial and Other Information Concerning Norwest. First Bank's board of directors considered the financial and other information concerning Norwest. Such information included, but was not limited to, the financial condition, asset quality, historical and projected earnings, growth prospects, the market price and book value of Norwest Common Stock.

     FIRST BANK'S BOARD OF DIRECTORS BELIEVES THE TERMS OF THE CONSOLIDATION ARE FAIR AND IN THE BEST INTERESTS OF FIRST BANK'S SHAREHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT FIRST BANK'S SHAREHOLDERS APPROVE AND ADOPT THE REORGANIZATION AGREEMENT.

OPINION OF FIRST BANK'S FINANCIAL ADVISOR

     Any forecast, prediction or other forward looking statement concerning the future earnings or other measure of future performance of Norwest or First Bank contained in this section is made solely by NationsBanc Montgomery Securities, Inc. for the purpose of rendering its fairness opinion to First Bank and First Bank's board of directors. Any such forecast, prediction or other forward looking statement should not be considered or otherwise relied upon as having been made, adopted or endorsed by Norwest or First Bank.

     General. Pursuant to an engagement letter dated October 1, 1997, First Bank engaged NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery") to assist First Bank in analyzing strategic alternatives for the purpose of maximizing shareholder value, including a sale, merger or acquisition of First Bank. First Bank selected NationsBanc Montgomery to provide the foregoing services on the basis of its experience and expertise in transactions similar to the Consolidation and its reputation in the banking and investment communities.

     At a meeting of First Bank's board of directors on February 17, 1998, NationsBanc Montgomery delivered its oral opinion subsequently confirmed in writing as of the same date that the consideration to be received by the holders of First Bank common stock pursuant to the Consolidation was fair to such shareholders from a financial point of view, as of that date. The amount of such consideration was determined pursuant to negotiations between First Bank and Norwest and not pursuant to recommendations of NationsBanc Montgomery.

     THE FULL TEXT OF NATIONSBANC MONTGOMERY'S WRITTEN OPINION TO FIRST BANK'S BOARD OF DIRECTORS, DATED FEBRUARY 17, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS OF THE REVIEW BY NATIONSBANC MONTGOMERY, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF NATIONSBANC MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. HOLDERS OF SHARES OF FIRST BANK COMMON STOCK ARE URGED TO AND SHOULD READ SUCH

OPINION CAREFULLY AND IN ITS ENTIRETY. IN FURNISHING ITS OPINION, NATIONSBANC MONTGOMERY DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS PROXY STATEMENT-PROSPECTUS IS PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT OF 1933, AS AMENDED AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "SECURITIES ACT"), OR THAT ITS OPINIONS ARE REPORTS OR VALUATIONS WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN NATIONSBANC MONTGOMERY'S OPINION. NATIONSBANC MONTGOMERY HAS NOT ASSUMED RESPONSIBILITY FOR PERFORMING THE LEVEL OF DILIGENCE OR INDEPENDENT VERIFICATION THAT WOULD BE REQUIRED FOR IT TO RENDER A REPORT OR VALUATION FOR PURPOSES OF THE SECURITIES ACT. ACCORDINGLY, NATIONSBANC MONTGOMERY BELIEVES THAT ITS OPINION SHOULD NOT BE ACCORDED THE DEGREE OF RELIANCE PLACED ON SUCH REPORTS AND VALUATIONS. NATIONSBANC MONTGOMERY'S OPINION IS ADDRESSED TO FIRST BANK'S BOARD OF DIRECTORS, COVERS ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF FIRST BANK COMMON STOCK FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF THE OPINION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF FIRST BANK COMMON STOCK AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. FURTHER, THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE CONSOLIDATION OR ANY ALTERNATIVES TO THE CONSOLIDATION, THE UNDERLYING DECISION OF FIRST BANK'S BOARD OF DIRECTORS TO PROCEED WITH OR EFFECT THE CONSOLIDATION OR ANY OTHER ASPECT OF THE CONSOLIDATION.

     In connection with its opinion, NationsBanc Montgomery has, among other things: (i) reviewed certain financial statements provided by First Bank, publicly available financial and other data with respect to First Bank and Norwest, including the consolidated financial statements for recent years to December 31, 1997, and certain other relevant financial and operating data relating to First Bank and Norwest made available to NationsBanc Montgomery from published sources and, in the case of First Bank, from the internal records of First Bank; (ii) reviewed the Reorganization Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Norwest common stock; (iv) compared First Bank and Norwest from a financial point of view with certain other companies in the banking industry which NationsBanc Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which NationsBanc Montgomery deemed to be comparable, in whole or in part, to the Consolidation; (vi) reviewed and discussed with representatives of the management of First Bank certain information of a business and financial nature regarding First Bank, furnished to NationsBanc Montgomery by First Bank, including financial forecasts and related assumptions of First Bank; (vii) reviewed estimates of earnings regarding First Bank prepared by the management of First Bank and estimates of earnings regarding Norwest prepared by third party analysts; and (viii) performed such other analyses and examinations as NationsBanc Montgomery has deemed appropriate.

     In connection with the review, NationsBanc Montgomery has not assumed any obligation independently to verify the foregoing information and has relied on its being accurate and complete in all material respects. With respect to the financial forecasts for First Bank provided to NationsBanc Montgomery by First Bank's management, NationsBanc Montgomery has assumed for purposes of the opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of First Bank's management at the time of preparation as to the future financial performance of First Bank and that they provide a reasonable basis upon which NationsBanc Montgomery can form its opinion. NationsBanc Montgomery has also assumed that the third party analysts' estimates as to the future financial performance of Norwest have been reasonably prepared on bases reflecting the best available estimates and judgments of such third party analysts at the time of preparation and provide a reasonable basis upon which NationsBanc Montgomery can form its opinion. NationsBanc Montgomery has assumed that there have been no material changes in First Bank's or

Norwest's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc Montgomery. NationsBanc Montgomery has assumed that the Consolidation will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. NationsBanc Montgomery is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and has assumed that such allowances for each of First Bank and Norwest are in the aggregate adequate to cover such losses. In addition, NationsBanc Montgomery has not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of First Bank or Norwest, nor has NationsBanc Montgomery been furnished with any such appraisals. NationsBanc Montgomery has assumed, that the Consolidation will be recorded as a pooling of interests transaction under generally accepted accounting principles. Finally, the opinion is based on economic, monetary, market and other conditions as in effect on, and the information made available to NationsBanc Montgomery as of, the date hereof. Accordingly, although subsequent developments may affect the opinion, NationsBanc Montgomery has not assumed any obligation to update, revise or reaffirm its opinion.

     NationsBanc Montgomery further assumed that the Consolidation will be consummated in accordance with the terms described in the Reorganization Agreement, without any further amendments thereto, and without waiver by First Bank of any of the conditions to its obligations thereunder.

     Set forth below is a brief summary of the report presented by NationsBanc Montgomery to First Bank's board of directors on February 17, 1998 in connection with its opinion of that date.

     Analysis of Selected Transactions. NationsBanc Montgomery reviewed the consideration paid in selected categories of banking transactions. Specifically, NationsBanc Montgomery reviewed banking transactions from January 1, 1992 to February 13, 1998 involving (i) mergers where the seller was headquartered in the Southwest (Colorado, Louisiana, New Mexico, Oklahoma, Texas and Utah) valued at between $50 and $150 million; and (ii) banking transactions involving Texas corporations as sellers valued at greater than $10 million. Several transactions appeared on both of these lists. For each transaction, NationsBanc Montgomery analyzed data illustrating, among other things, the ratios of announced purchase price to book value, announced purchase price to tangible book value, announced purchase price to last twelve months' ("LTM") earnings per share ("EPS"), announced purchase price as a percentage of deposits and the premium (i.e., announced purchase price in excess of tangible book value) as a percentage of core deposits.

A summary of the median multiples in the analysis is as follows:

                                                                             PREMIUM
                                                                             AS A
                                          PRICE  PRICE TO  TO     PERCENT-   AGE OF
                                           TO    TANGIBLE  LTM    AGE OF     CORE
TRANSACTION PARAMETERS                    BOOK    BOOK     EPS    DEPOSITS   DEPOSITS
---------------------------------------- ------ --------  ------  -------    --------
SOUTHWEST MERGERS ($50-$150 MILLION)
1992-1998 (42 transactions)                2.3x   2.4x   16.4x     23.9%      15.2%
1996-1998 (19 transactions)                2.4x   2.6x   17.8x     24.4%      18.0%

TEXAS MERGERS (GREATER THAN $10 MILLION)
1992-1998 (94 transactions)                1.9x   2.0x   12.2x     18.0%       9.3%
1996-1998 (32 transactions)                2.2x   2.3x   15.3x     21.6%      13.7%


A summary of the results of NationsBanc Montgomery's analysis concerning the Consolidation is as follows:

                                                                             PREMIUM
                                                                             AS A
                                          PRICE  PRICE TO  TO     PERCENT-   AGE OF
                                           TO    TANGIBLE  LTM    AGE OF     CORE
TRANSACTION PARAMETERS                    BOOK    BOOK     EPS    DEPOSITS   DEPOSITS
---------------------------------------- ------ --------  ------  -------    --------
NORWEST OFFER                             2.6x     2.9x    16.8x   27.4%      19.6%

     Contribution Analysis. Based on an exchange ratio of 1.122 shares of Norwest common stock for each share of First Bank common stock and assuming a 100% stock transaction, holders of First Bank common stock would own approximately 0.26% of the combined company based on the number of shares of First Bank common stock and Norwest common stock outstanding at December 31, 1997. To compare the ownership percentage of the combined company to the relative contribution made to the combined company, NationsBanc Montgomery analyzed the contribution of each of First Bank and Norwest to, among other things, total assets, common equity, total equity, tangible equity, total loans, total deposits, 1997 net income as of December 31, 1997 and 1998 estimated earnings. This analysis showed, among other things, that based on pro forma combined balance sheets for First Bank and Norwest at December 31, 1997, First Bank would have contributed 0.36% of the total assets, 0.44% of the common equity, 0.43% of the total equity, 0.46% of the tangible equity, 0.29% of the total loans and 0.52% of the total deposits. Based on pro forma combined income statements for First Bank and Norwest for the year ending December 31, 1997, First Bank would have contributed 0.34% of the net income. The pro forma projected income statement prepared by the management of First Bank for the period ending December 31, 1998 showed that First Bank would contribute 0.32% of estimated net income.

     Dilution Analysis. Using earnings estimates for both First Bank (provided by First Bank management) and for Norwest (using third party analysts' estimates), NationsBanc Montgomery compared estimated reported EPS ("Reported EPS") of Norwest common stock on a stand-alone basis to the Reported EPS of the Norwest common stock for the pro forma combined companies for the calendar year 1998. NationsBanc Montgomery noted that, (i) the Consolidation would be accretive (21.57%) to Norwest's Reported EPS on an absolute basis, and (ii) the Consolidation would be accretive (0.26%) to Norwest's EPS on a marginal basis. These estimates were used for purposes of this analysis only and are not necessarily indicative of expected results or plans of Norwest, First Bank, or the combined company.

     Discounted Dividend Analysis: NationsBanc Montgomery analyzed First Bank on a stand-alone basis to determine the present value of First Bank's future growth assuming that earnings grow in accordance with management's estimates and forecasts for the next five years and absolute dollar dividends stay at current levels. Assuming a market discount rate along with terminal multiples of 12x-16x, Norwest's offer represents a premium of 29.8% to 69.9% over the present value ($26.05 to $34.09) of First Bank's expected earnings and dividend stream on a per share basis.

     Pick Up-Analysis: NationsBanc Montgomery analyzed the effect of the Consolidation on First Bank's dividends, earnings and equity in the pro forma entity. The Consolidation was accretive to dividends (17.7%), and dilutive to both earnings (25.5%) and equity (40.5%).

     The summary set forth above does not purport to be a complete description of the presentation by NationsBanc Montgomery to First Bank's board of directors or of the analyses performed by NationsBanc Montgomery. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to First Bank's board of directors and performed by NationsBanc Montgomery in connection with rendering its opinion. In addition, NationsBanc Montgomery may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of the actual value of First Bank or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     IN PERFORMING ITS ANALYSES, NATIONSBANC MONTGOMERY MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE BEYOND THE CONTROL OF FIRST BANK OR NORWEST. THE ANALYSES PERFORMED BY NATIONSBANC MONTGOMERY ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR ACTUAL FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES. SUCH ANALYSES WERE PREPARED SOLELY AS PART OF NATIONSBANC MONTGOMERY'S ANALYSIS OF THE FAIRNESS OF THE CONSIDERATION, FROM A FINANCIAL POINT OF VIEW, TO BE RECEIVED BY THE HOLDERS OF FIRST BANK'S COMMON STOCK IN THE CONSOLIDATION AND WERE PROVIDED TO FIRST BANK'S BOARD OF DIRECTORS IN CONNECTION WITH THE DELIVERY OF NATIONSBANC MONTGOMERY'S FEBRUARY 17, 1998 OPINION. THE ANALYSES DO NOT PURPORT TO BE APPRAISALS OR TO REFLECT THE PRICES AT WHICH A COMPANY MIGHT BE ACTUALLY SOLD OR THE PRICES AT WHICH ANY SECURITIES MAY TRADE AT THE PRESENT TIME OR ANY TIME IN THE FUTURE. THE PROJECTIONS USED IN NATIONSBANC MONTGOMERY'S ANALYSES ARE BASED ON NUMEROUS VARIABLES AND ASSUMPTIONS WHICH ARE INHERENTLY UNPREDICTABLE AND MUST BE CONSIDERED NOT CERTAIN OF OCCURRENCE AS PROJECTED. ACCORDINGLY, ACTUAL RESULTS COULD VARY SIGNIFICANTLY FROM THOSE SET FORTH IN SUCH PROJECTIONS.

     Pursuant to the engagement letter, First Bank will pay NationsBanc Montgomery a fee of 1.25% of the total consideration received by the shareholders of First Bank in connection with the Consolidation upon closing. First Bank has also agreed to reimburse NationsBanc Montgomery for its reasonable out-of-pocket expenses, including any fees and disbursements for NationsBanc Montgomery's legal counsel and other experts retained by NationsBanc Montgomery. First Bank has also agreed to indemnify NationsBanc Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

     In the ordinary course of its business, NationsBanc Montgomery actively trades equity securities of Norwest for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Employees and consultants of NationsBanc Montgomery own in the aggregate 36,856 shares of First Bank common stock.

ADDITIONAL INTERESTS OF FIRST BANK'S MANAGEMENT IN THE CONSOLIDATION

     Certain members of First Bank's management have interests in the Consolidation that are different from or in addition to the interests of First Bank shareholders generally. These interests are discussed below.

     Employment of Dana Cook. Norwest has entered into an employment agreement with Dana Cook, currently First Bank's chairman. Under the terms of the agreement, First Bank will employ Mr. Cook for a period of 60 days beginning immediately after completion of the Consolidation, at a salary of $5,000 per month.

     After leaving Norwest, Mr. Cook will be subject to restrictions against engaging in the business of banking in certain Texas counties for a period of two years. He will also be prohibited from soliciting customers and employees of First Bank during that same period. In return, Norwest will pay Mr. Cook $50,000 in two installments of $25,000 each. The first installment is due one year after his employment ends. The second installment is due one year later.

     Change in Control Payment to Don Birkelbach. As a result of the change of control of First Bank that will occur in connection with the Consolidation, pursuant to a change of control agreement, First Bank is required to pay Don Birkelbach $100,000 unless Mr. Birkelbach voluntarily leaves First Bank or is terminated for cause. The payment is due within 30 days after the Effective Date of the Consolidation. Mr. Birkelbach currently is First Bank's president and chief executive officer.

     Accelerated Vesting of Stock Options Held by Mr. Birkelbach and Wayne Crawford. On October 15, 1996, First Bank granted Mr. Birkelbach and Wayne Crawford options to purchase 5,000 shares and 20,000 shares, respectively, of First Bank common stock at an exercise price of $22.50 per share. The options expire October 15, 2006. Mr. Crawford is an executive vice president of First Bank and its chief operating officer.

     The options would ordinarily vest (that is, become exercisable) in yearly increments of 20% beginning on the fifth anniversary of the date of grant. The table below shows the vesting schedule for the options:


                                      NUMBER OF SHARES
  EARLIEST DATE WHEN         -----------------------------------     EXERCISE
SHARES MAY BE PURCHASED      MR. BIRKELBACH         MR. CRAWFORD   PRICE/SHARE
-----------------------      --------------         ------------   -----------
    October 15, 2001             1,000                 4,000         $22.50
    October 15, 2002             1,000                 4,000          22.50
    October 15, 2003             1,000                 4,000          22.50
    October 15, 2004             1,000                 4,000          22.50
    October 15, 2005             1,000                 4,000          22.50

     The options will become exercisable in full, however, immediately prior to the Conversion and Consolidation. Mr. Birkelbach will be entitled to purchase 5,000 shares of First Bank common stock, and Mr. Crawford will be entitled to purchase 20,000 shares of First Bank common stock. The exercise price will remain $22.50 per share. As a result, by exercising their options, Mr. Birkelbach and Mr. Crawford can effectively purchase 5,610 shares (5,000 times the Exchange Ratio of 1.122) and 22,440 shares (20,000 times 1.122), respectively, of Norwest common stock at a cost to them of $22.50 a share.

     Exchange of Restricted First Bank Common Stock Held by Mr. Crawford. On October 15, 1996, under the terms of a restricted stock award agreement, First Bank issued to Wayne Crawford 27,000 shares of First Bank common stock. Mr. Crawford will forfeit the shares if, before October 15, 2006, he voluntarily leaves First Bank or is terminated for cause. If First Bank terminates his employment without cause, Mr. Crawford is entitled to keep the shares.

     Under the terms of the Reorganization Agreement, Norwest has agreed to exchange a total of 30,240 shares of its common stock for all 27,000 shares of Mr. Crawford's restricted First Bank common stock. The shares of Norwest common stock will be subject to forfeiture if, before October 15, 2006, Mr. Crawford voluntarily leaves First Bank or is terminated for cause.

     Noncompetition Agreement with Kent Anderson. Norwest has entered into a noncompetition agreement with Kent Anderson, a significant shareholder of First Bank. See "INFORMATION ABOUT FIRST BANK--Beneficial Ownership of First Bank Common Stock by First Bank Management and Principal Shareholders." Under the terms of the agreement, once the Consolidation is completed, Mr. Anderson is prohibited from (a) attempting to influence customers of First Bank or Norwest to withdraw or cancel their business with First Bank or Norwest and (b) soliciting any person who is an employee of First Bank on the day the Consolidation is completed to terminate employment with First Bank or Norwest. Mr. Anderson may engage in general solicitation or advertising that is not specifically addressed to or targeted at First Bank customers or employees. In exchange for abiding by these restrictions, Mr. Anderson will receive two installments of $40,000 each, payable on the first and second anniversary of the Consolidation.

     The noncompetition agreement also provides for the termination of a consulting agreement between Mr. Anderson and First Bank effective on completion of the Consolidation. Under the terms of the consulting agreement, Mr. Anderson currently renders consulting services to First Bank for a fee of $10,000 a month. If the Consolidation is not completed, the consulting agreement will remain in effect until November 28, 1998.

     Continuation of Indemnification Rights and Directors' and Officers' Liability Insurance. Under the Reorganization Agreement, Norwest has agreed to ensure that all rights to indemnification and all limitations of liability existing under First Bank's articles of incorporation and bylaws with respect to claims arising from facts or events that occurred before the Consolidation will continue in full force and effect after the Consolidation.

     Norwest has also agreed to use its best efforts to maintain, subject to certain limitations, for a period of three years after the Consolidation, First Bank's current directors' and officers' liability insurance policies for claims arising from facts or events occurring before the Consolidation.

APPRAISAL RIGHTS

     After the Effective Date of the Conversion, the shareholders of First Bank will be shareholders of a national banking association and as such will have appraisal rights under federal law in connection with the Consolidation.

     Under federal law, any shareholder of First Bank who objects to the Consolidation has the right to receive cash equal to the value of the shareholder's shares as measured on the date the Consolidation becomes effective. This right is subject to the following conditions: (a) the shareholder must vote against approval of the Consolidation at the special meeting or give notice in writing at or before the special meeting to the presiding officer that such shareholder dissents from the proposed Consolidation; (b) the shareholder must, within 30 days after the effective date of the Consolidation, make a written request for payment to the surviving bank; and (c) the written request must be accompanied by surrender of the shareholder's stock certificate(s). Any shareholder who votes against the Consolidation at the special meeting, or who gives notice in writing at or before the Special Meeting to the presiding officer that such shareholder dissents, will be notified in writing of effective date of the Consolidation. Failure to comply strictly with each of the foregoing conditions will result in the loss of appraisal rights.

     The value of the shares of any dissenting shareholder will be determined by an appraisal made by a committee of three persons, one to be selected by the majority vote of the dissenting shareholders, one by the board of directors of the surviving bank, and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting shareholder, that shareholder may, within five days after being notified of the appraised value of such shareholder's shares, appeal to the OCC, who will cause a reappraisal to be made which will be final and binding as to the value of such shares. If a shareholder dissents and, within 90 days from the effective date of the Consolidation, one or more of the appraisers is not selected for any reason, or the appraisers fail to determine the value of such shares, the OCC will, upon written request of any interested party, cause an appraisal to be made which will be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, will be paid by the surviving bank. The value of the shares ascertained will be promptly paid to the dissenting shareholder by the surviving bank.

     The foregoing is a summary of Title 12, Section 215 of the United States Code. It is not a complete statement of the provisions of Section 215 and is qualified in its entirety by reference to the relevant provisions of Section 215, the text of which is attached to this Proxy Statement-Prospectus as Appendix

C. Any shareholder of First Bank who desires to exercise dissenters' appraisal rights should carefully review and comply with the relevant provisions of
Section 215. APPRAISAL RIGHTS WILL BE FORFEITED IF THE PROCEDURAL REQUIREMENTS OF SECTION 215 ARE NOT STRICTLY COMPLIED WITH.

     Attached to this Proxy Statement-Prospectus as Appendix D is a copy of Banking Circular 259 regarding the valuation methods used by the OCC to estimate the value of a bank's shares when the OCC is involved in the appraisal of shares held by dissenting shareholders. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized in Appendix
C. YOU SHOULD CONSIDER CAREFULLY THE INFORMATION IN BANKING CIRCULAR 259 BEFORE DECIDING WHETHER TO EXERCISE YOUR APPRAISAL RIGHTS.

EXCHANGE OF CERTIFICATES

     After completion of the Consolidation, Norwest Bank Minnesota, National Association, acting as exchange agent for Norwest, will mail to each holder of record of shares of First Bank common stock a form of letter of transmittal, together with instructions for the exchange of the holder's stock certificates for a certificate representing Norwest common stock.

     FIRST BANK SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     No dividend or other distribution declared on Norwest common stock after completion of the Consolidation will be paid to the holder of any certificates for shares of First Bank common stock until after the certificates have been surrendered for exchange.

     When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of shares of Norwest common stock to which the shareholder is entitled, plus the amount in cash of any remaining fractional share and any cash dividends that are payable with respect to the shares of Norwest common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

     A certificate for Norwest common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Norwest common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

     The exchange agent will issue stock certificates for Norwest common stock in exchange for lost, stolen or destroyed certificates for First Bank common stock upon receipt of a lost certificate affidavit and a bond indemnifying Norwest for any claim that may be made against Norwest as a result of the lost, stolen or destroyed certificates.

     After completion of the Consolidation, no transfers will be permitted on the books of First Bank. If, after completion of the Consolidation, certificates for First Bank common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Norwest common stock.

     None of Norwest, First Bank, the exchange agent or any other person will be liable to any former holder of First Bank common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

REGULATORY APPROVALS

     The Consolidation is subject to the prior approval of the Federal Reserve Board, as the regulatory of bank holding companies. The approval of the OCC is also required because First Bank will convert to a national bank in connection with the Consolidation, and the OCC is the primary regulator of national banks.

     Norwest has filed applications with the Federal Reserve Board and the OCC requesting approval of the Consolidation. The applications are pending as of the date of this Proxy Statement-Prospectus.

     The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by First Bank shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the Consolidation.

     Norwest and First Bank are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Consolidation to become effective other than those described above. Norwest and First Bank intend to seek any other approval and to take any other action that may be required to effect the Consolidation. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

     The Consolidation cannot be completed unless all necessary regulatory approvals are granted. In addition, Norwest may elect not to complete the Consolidation if any condition under which any regulatory approval is granted is unreasonably burdensome to Norwest. See "THE REORGANIZATION
AGREEMENT--Conditions to the Completion of the Consolidation" and "--Termination of the Reorganization Agreement."

EFFECT ON FIRST BANK'S EMPLOYEE BENEFIT PLANS

     The Reorganization Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of First Bank will be entitled to participate in those Norwest employee benefit and welfare plans specified in the Reorganization Agreement. Eligible employees of First Bank will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the Consolidation.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CONSOLIDATION TO FIRST BANK SHAREHOLDERS

     The following is a summary of the anticipated U.S. federal income tax consequences of the Consolidation to First Bank shareholders. The summary is based on the parties understanding of the U.S. federal income tax laws as currently in effect and as currently interpreted. It does not address the state, local or foreign tax consequences of the Consolidation. Nor does it address all aspects of U.S. federal income taxation that may be important to particular shareholders in light of their personal circumstances or to shareholders subject to special rules under U.S. federal income tax laws. For purposes of this discussion, it is assumed that shares of First Bank common stock are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the

"Code"). Future legislation, regulations, administrative rulings and court decisions may alter the tax consequences summarized below, possibly with retroactive effect.

     The Consolidation is intended to qualify as a reorganization under Section 368(a) of the Code. It is a condition to the obligation of First Bank to complete the Consolidation that it shall have received an opinion of its counsel, Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., to the effect that, for federal income tax purposes, (i) the Consolidation will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) the Consolidation will have the federal income tax consequences to First Bank shareholders as set forth below. This opinion will be rendered in reliance on certain assumptions and representations made by officers and shareholders of First Bank and officers of Norwest. It will represent counsel's best legal judgment as to the tax consequences of the Consolidation under the Code and will not be binding on the IRS. There is no assurance that the IRS will not take a contrary position regarding the tax consequences of the Consolidation. Nor is there any assurance that the IRS would not prevail in the event the tax consequences of the Consolidation were litigated. Neither First Bank nor Norwest has requested or will receive a ruling from the IRS as to the tax consequences of the Consolidation.

     The anticipated U.S. federal income tax consequences to First Bank shareholders of the Consolidation are as follows:

              (a) A shareholder who receives shares of Norwest common stock in exchange for shares of First Bank common stock will not recognize any gain or loss on the receipt of the shares of Norwest common stock, except for cash received in lieu of a fractional share. The shareholder's gain or loss on the receipt of cash in lieu of a fractional share will equal the difference between the cash received and the basis of the fractional share exchanged.

              (b) A shareholder's tax basis in the shares of Norwest common stock received will be the same as the shareholder's tax basis in the shares of First Bank common stock exchanged in the Consolidation, less the amount of any tax basis allocable to a fractional share for which cash is received.

              (c) The holding period of the shares of Norwest common stock received by a shareholder will include the holding period of the shareholder's shares of First Bank common stock exchanged in the Consolidation, but only if the shares of First Bank common stock were held as a capital asset at the time the Consolidation is completed.

     THE FOREGOING IS A SUMMARY DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE CONSOLIDATION. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR FIRST BANK SHAREHOLDER IN LIGHT OF SUCH SHAREHOLDER'S PARTICULAR CIRCUMSTANCES. FIRST BANK SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE CONSOLIDATION, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN FEDERAL INCOME TAX LAWS AND THE INTERPRETATION THEREOF, WHICH MAY HAVE RETROACTIVE EFFECTS.

RESALE OF NORWEST COMMON STOCK

     The Norwest common stock issued in the Consolidation will be freely transferable under the Securities Act, except for shares issued to First Bank shareholders who are considered to be "affiliates" of First Bank or Norwest under Rule 145 under the Securities Act or of Norwest under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

     Affiliates of First Bank may not sell the shares of Norwest common stock received in the Consolidation except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Norwest has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions.

     First Bank has agreed to use its best efforts to deliver to Norwest signed representations by each person who may be deemed to be an affiliate of First Bank that (a) the person will not sell, transfer or otherwise dispose of the shares of Norwest common stock to be received by the person in the Consolidation except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder and (b) the person will not sell or reduce the person's risk relative to any Norwest common stock until such time as financial results covering at least 30 days of post-Consolidation combined operations of Norwest and First Bank have been published.

     Norwest has agreed to use its best efforts to deliver to First Bank signed representations of each director and each executive officer of Norwest that such person will not sell any Norwest common stock or First Bank common stock during the period beginning 30 days before the Consolidation and ending on publication of financial results covering at least 30 days of combined operations of Norwest and First Bank have been published.

     This Proxy Statement-Prospectus does not cover any resales of Norwest common stock received by affiliates of First Bank.

STOCK EXCHANGE LISTING

     The shares of Norwest common stock to be issued in the Consolidation will be listed on the New York Stock Exchange and the Chicago Stock Exchange.

ACCOUNTING TREATMENT

     Norwest will account for the Consolidation as a pooling of interests. Norwest will carry forward to its balance sheet the assets and liabilities of First Bank at their historical recorded values. Because the Consolidation is not material to the consolidated financial statements of Norwest, Norwest will not restate its balance sheet amounts and results of operations for prior periods to reflect the combination of First Bank with Norwest. Norwest will include in its results of operations the results of First Bank's operations after the Consolidation.

     The unaudited pro forma data included in this Proxy Statement-Prospectus for the Consolidation have been prepared using the pooling of interests method of accounting. See "SUMMARY--Comparative Per Common Share Data."

                          THE REORGANIZATION AGREEMENT


     The following is a summary of certain provisions of the Reorganization Agreement, a copy of which is attached to this Proxy Statement-Prospectus as Appendix A. The Reorganization Agreement is incorporated by reference into this Proxy Statement-Prospectus.

     This summary is qualified in its entirety by reference to the full text of the Reorganization Agreement. First Bank shareholders are encouraged to read the Reorganization Agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the Reorganization Agreement.

BASIC PLAN OF REORGANIZATION

     Structure. Norwest's acquisition of First Bank will be accomplished through a two-step process. First, First Bank will convert to a national banking association from a Texas banking association. Second, immediately after its conversion to a national bank, First Bank will consolidate with a newly-formed, wholly-owned subsidiary of Norwest. First Bank will be the surviving bank in the Consolidation. (paragraph 1(a))

     In the Consolidation, Norwest will exchange shares of Norwest common stock for shares of First Bank common stock. Norwest will own all of the outstanding shares of First Bank after the Consolidation is completed. Norwest stockholders will continue to own shares of Norwest common stock. (paragraph 1(a))

     Consideration.

         Norwest common stock. As part of the Consolidation, each share of First Bank common stock outstanding immediately before the Consolidation will be converted into and exchanged for the number of shares of Norwest common stock determined by dividing 2,000,000 by the sum of (i) the number of shares of First Bank common stock outstanding immediately before the Consolidation, plus (ii) the number of shares of First Bank common stock issuable pursuant to the exercise of options, or other rights to acquire shares of First Bank common stock, outstanding immediately before the Consolidation. (paragraph 1(a))

         As of the date of this Proxy Statement-Prospectus, there were 1,757,505 shares of First Bank common stock outstanding, plus outstanding options to purchase 25,000 shares of First Bank common stock. Because the Reorganization Agreement prohibits First Bank from issuing additional shares of First Bank common stock or additional options to purchase First Bank common stock without Norwest's consent, you should assume that the sum of (i) and (ii) above will remain constant at 1,782,505 shares. As a result, each share of First Bank common stock will be converted into the right to receive approximately 1.122 shares of Norwest common stock

         THE PRICE OF NORWEST COMMON STOCK ON THE EFFECTIVE DATE OF THE CONSOLIDATION MAY BE HIGHER OR LOWER THAN THE PRICE OF NORWEST COMMON STOCK ON THE DAY OF THE SPECIAL MEETING. NO ADJUSTMENT WILL BE MADE TO THE NUMBER OF SHARES OF NORWEST COMMON STOCK YOU WILL RECEIVE TO REFLECT FLUCTUATIONS IN THE PRICE OF NORWEST COMMON STOCK OCCURRING BEFORE OR AFTER THE SPECIAL MEETING.

     Cash in Lieu of Fractional Shares. If the aggregate number of shares of Norwest common stock you will receive in the Consolidation does not equal a whole number, you will receive cash in lieu of the fractional share of Norwest common stock. The cash payment will be equal to the product of the fractional part of the share of Norwest common stock multiplied by the average of the closing prices of a share of Norwest common stock as reported by the composite tape of the New York Stock Exchange for each of the five trading days immediately before the special meeting. (paragraph 1(c))

     Completion of the Consolidation. Norwest and First Bank expect the Consolidation to be completed promptly after approval of the Consolidation by First Bank shareholders and the satisfaction (or waiver) of the conditions to completion contained in the Reorganization Agreement, including the receipt of all required regulatory approvals. (paragraph 1(d))

REPRESENTATIONS AND WARRANTIES

     The Reorganization Agreement contains various representations and warranties by Norwest and First Bank as to, among other things, (a) their organization and legal authority to engage in their respective businesses, (b) their capitalization, (c) their corporate authority to enter into the Reorganization Agreement and complete the Consolidation, (d) the absence of certain material changes, (e) compliance with laws, (f) material contracts, (g) absence of certain litigation, and (h) undisclosed liabilities. (paragraphs 2 and 3) Because the representations and warranties do not survive completion of the Consolidation, they function primarily as a due diligence device and a closing condition (that is, they must continue to be true in all material respects until the Consolidation is completed).

CERTAIN COVENANTS

     The Reorganization Agreement contains various covenants and agreements that govern the actions of First Bank and Norwest pending completion of the Consolidation. Some of the more important covenants are summarized below.

     Conduct of Business.

         First Bank. First Bank has agreed to maintain its corporate existence in good standing, maintain the general character of its business, conduct its business in the ordinary and usual manner, and extend credit in accordance with existing lending policies. Subject to certain exceptions, First Bank is required to obtain the consent of Norwest before it makes any new loan or modifies, restructures or renews any existing loan if the amount of the resulting loan, when combined with all other loans to the customer, would exceed $200,000. The Reorganization Agreement places restrictions on the ability of First Bank to take certain actions without Norwest's consent, including, among others, (a) incurring indebtedness, (b) granting rights to acquire shares of its capital stock, (c) issuing shares of its capital stock except upon exercise of outstanding options, (d) declaring dividends or purchasing its capital stock,
(e) selling its assets and (f) raising the compensation of its officers and directors. (paragraphs 4(a) and (b)) Some of these restrictions apply only if the amount in question exceeds a threshold dollar value. First Bank is also prohibited from taking any action that, with respect to First Bank, would disqualify the Consolidation as a pooling of interests for accounting purposes. (paragraph 4(k))

         Norwest. Norwest has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. Norwest and its significant subsidiaries are prohibited from knowingly taking any action that, with respect to Norwest, would disqualify the Consolidation as a pooling of interests for accounting purposes. (paragraph 5)

     Competing Transactions. First Bank has agreed not to directly or indirectly solicit, authorize the solicitation of, or enter into any discussions with, any third party concerning any offer or possible offer to (a) purchase its common stock, any security convertible into its common stock, or any other equity security of First Bank (b) make a tender or exchange offer for any shares of its common stock or other equity security of First Bank, (c) purchase, lease or otherwise acquire the assets of First Bank except in the ordinary course of business or (d) merge, consolidate or otherwise combine with First Bank. First Bank has also agreed to promptly inform Norwest if any third party makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

     Other Covenants. The Reorganization Agreement contains various other covenants, including covenants relating to the preparation and distribution of this Proxy Statement-Prospectus, access to information, and the listing on the New York Stock Exchange and Chicago Stock Exchange of the shares of Norwest common stock to be issued in the Consolidation. In addition, First Bank has agreed to (a) establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of First Bank's business after the Consolidation and (b) use its best efforts to deliver to Norwest prior to the Effective Date of the Consolidation signed representations substantially in the form attached as Exhibit B to the Reorganization Agreement from each executive officer, director or shareholder of First Bank who may reasonably be deemed an "affiliate" of First Bank within the meaning of such term used in Rule 145 of the Securities Act. (paragraphs 4(l) and 4(m)) See "Resale of Norwest Common Stock."

CONDITIONS TO THE COMPLETION OF THE CONSOLIDATION

     Under the Reorganization Agreement, various conditions are required to be met before the parties are obligated to complete the Consolidation. These conditions include such items as the receipt of shareholder, regulatory and listing approval, the qualification of the Consolidation for pooling of interests accounting treatment, and the receipt by First Bank of favorable tax and fairness opinions. (paragraphs 6 and 7) See "THE CONSOLIDATION--Certain U.S. Federal Income Tax Consequences of the Consolidation to First Bank Shareholders."

     The obligations of the parties are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the Reorganization Agreement, and, subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have a material adverse effect on First Bank. Some of the conditions to the Consolidation are subject to exceptions and/or a "materiality" standard. Certain conditions to the Consolidation may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)

EMPLOYEE BENEFIT PLANS

     Each person who is an employee of First Bank or any First Bank Subsidiary as of the Effective Date of the Consolidation will be eligible for participation in the employee welfare and retirement plans of Norwest as set forth in the Reorganization Agreement.

TERMINATION OF THE REORGANIZATION AGREEMENT

     Termination by Mutual Consent. Norwest and First Bank can agree to terminate the Reorganization Agreement at any time before the Effective Time of the Consolidation. (paragraph 9(a)(i))

     Termination by Either Norwest or First Bank. Either Norwest or First Bank can terminate the Reorganization Agreement if any of the following occurs:

     - The Consolidation has not been consummated by June 30, 1998 (provided this right to terminate will not be available to a party whose failure to perform in all material respects any obligation under the Reorganization Agreement resulted in the failure of the Consolidation to occur on or before that date). (paragraph 9(a)(ii))

     - A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Reorganization Agreement. (paragraph 9(a)(iii))

EFFECT OF TERMINATION

     Generally, if either party terminates the Reorganization Agreement, it becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the Reorganization Agreement governing confidential information and expenses incurred in connection with the Consolidation continue in effect after termination of the Reorganization Agreement. (paragraph 9(b))

     Upon termination of the Reorganization Agreement as set forth above, Norwest will immediately pay First Bank an amount equal to First Bank's actual expenses in connection with obtaining certain assessments and surveys as required by the Reorganization Agreement.

WAIVER AND AMENDMENT

     Either Norwest or First Bank may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Reorganization Agreement. (paragraph 16)

     Norwest and First Bank can amend the Reorganization Agreement at any time before the Effective Time of the Consolidation; however, the Reorganization Agreement prohibits them from amending the Reorganization Agreement after First Bank shareholders approve the Consolidation if the amendment would change in a manner adverse to First Bank shareholders the consideration to be received by First Bank shareholders in the Consolidation. (paragraph 17)

EXPENSES

     Norwest and First Bank will each pay their own expenses in connection with the Consolidation, including fees and expenses of their respective independent auditors and counsel.

                  COMPARISON OF RIGHTS OF HOLDERS OF FIRST BANK
                      COMMON STOCK AND NORWEST COMMON STOCK

     First Bank currently is a Texas banking association. The rights of First Bank shareholders are governed by the Texas Finance Code and First Bank's articles of association and bylaws. Norwest is incorporated under the laws the state of Delaware. The rights of Norwest stockholders are governed by the DGCL and Norwest's restated certificate of incorporation and bylaws. Upon completion of the Consolidation, First Bank shareholders will become stockholders of Norwest. As a result, their rights will be governed by the DGCL and Norwest's governing documents.

     The following compares certain rights of the holders of First Bank common stock to the rights of the holders of Norwest common stock. You can find additional information concerning the rights of Norwest stockholders in Norwest's restated certificate of incorporation and bylaws and in Norwest's current report on Form 8-K dated October 10, 1997. Norwest's current report on Form 8-K contains detailed information about Norwest common stock and the preferred stock purchase rights that accompany shares of Norwest common stock. It also provides information regarding the rights of the holders of Norwest's preferred stock and preference stock, many of which directly affect the rights of the holders of Norwest common stock.

     To the extent that any information in the current report is inconsistent with the information below, you should rely on the information below, as it is as of a more recent date.

     Norwest's restated certificate of incorporation and its bylaws, as well as the current report on Form 8-K, are incorporated into this Proxy
Statement-Prospectus by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

CAPITAL STOCK

     Norwest. Norwest's restated certificate of incorporation currently authorizes the issuance of 1,000,000,000 shares of Norwest common stock, par value $1-2/3 per share, 5,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At December 31, 1997, there were 758,619,464 shares of Norwest common stock outstanding, 1,031,405 shares of Norwest preferred stock outstanding, and no shares of Norwest preference stock outstanding.

     First Bank. First Bank's restated articles of association authorize the issuance of 3,000,000 shares of common stock, par value $1.00 per share, and 3,000,000 shares of preferred stock, $1.00 per share. As of the record date for the Special Meeting, there were 1,757,505 shares of First Bank common stock outstanding. In addition, there were options outstanding to acquire 25,000 shares of First Bank common stock.

RIGHTS PLAN

     Norwest. Each share of Norwest common stock (including shares that will be issued in the Consolidation) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Norwest's Series A Junior Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Norwest stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of Norwest common stock. The rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

     First Bank. First Bank common stock does not have any such rights attached to it.

DIRECTORS

     Norwest. Norwest's bylaws provide for a board of directors consisting of not less than 10 nor more than 23 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Norwest is currently fixed at 15. Directors of Norwest may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Norwest capital stock entitled to vote thereon. Vacancies on Norwest's board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. Norwest's restated certificate of incorporation does not currently permit cumulative voting in the election of directors.

     First Bank. First Bank's bylaws provide for a board of directors consisting of not less than five nor more than 25 directors. At each annual meeting of the shareholders, the shareholders of First Bank elect directors to hold office until the next succeeding annual meeting. Each director shall hold office for the term for which he is elected and until his successor shall be elected and qualified unless sooner removed by action of the shareholders of First Bank. Directors of First Bank may be removed with or without cause by the affirmative vote of the holders of a majority of the shares then entitled to vote in the election of directors at any duly called shareholders' meeting. Vacancies on First Bank's board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. First Bank's restated articles of association do not permit cumulative voting in the election of directors.

AMENDMENT OF CHARTER DOCUMENT AND BYLAWS

     Norwest. Norwest's restated certificate of incorporation may be amended only if the proposed amendment is approved by Norwest's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Norwest's bylaws may be amended by a majority of Norwest's board of directors or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest preferred stock and Norwest preference stock currently authorized in Norwest's restated certificate of incorporation may be issued by Norwest's board of directors without amending Norwest's restated certificate of incorporation or otherwise obtaining the approval of Norwest's Stockholders.

     First Bank. First Bank's restated articles of association may be amended only if the proposed amendment is approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of two-thirds of the shares within each class or series of outstanding shares entitled to vote thereon as a class and of at least two-thirds of the total outstanding shares entitled to vote thereon. First Bank's bylaws may be amended by the board of directors, unless the shareholders expressly provide that the board of directors may not amend or repeal that bylaw, or by the shareholders of First Bank, unless a bylaw adopted by the shareholders provides otherwise as to all or some portion of the bylaws. Shares of First Bank preferred stock currently authorized in First Bank's restated articles of association may be issued by First Bank's board of directors without amending First Bank's restated articles of incorporation or otherwise obtaining the approval of First Bank's shareholders.

APPROVAL OF MERGERS AND ASSET SALES

     Norwest. Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest common stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Norwest is the surviving corporation and (a) the agreement of merger for the merger does not amend in any respect Norwest's restated certificate of incorporation, (b) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger and (c) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

     First Bank. Under state and federal law, a state banking association may generally only enter into certain business combinations (e.g., mergers, consolidations, and sales of substantially all of an association's assets) with the approval of the Texas Banking Department and the applicable federal regulatory agency, a majority vote of its board of directors, and the affirmative vote of the holders of two-thirds of its outstanding capital stock. Under the Texas Finance Code and the TBCA, unless the articles of incorporation or association require a less-than-two-thirds vote, a merger or consolidation of a Texas bank must be approved by the affirmative vote of two-thirds of the shares of each class of shares entitled to vote thereon as a class and a two-thirds of the total shares entitled to vote thereon. First Bank's restated articles of association do not require a less-than-two-thirds vote. No shareholder vote is required to authorize a merger if (a) the bank is the sole survivor of the merger; (b) the plan of merger does not amend the bank's articles of incorporation; (c) each share of stock of the bank outstanding immediately prior to the merger remains outstanding immediately after the merger as an identical share of the surviving bank; and (d) the voting power and number of shares outstanding of the shares of common stock issuable upon conversion of any other securities issued pursuant to the merger, do not exceed 20% of the shares of voting power and number of shares outstanding of such bank outstanding immediately prior to the merger.

APPRAISAL RIGHTS

     Norwest. Section 262 of the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Norwest common stock will not have appraisal rights in connection with mergers and consolidations involving Norwest.

     First Bank. First Bank shareholders will have appraisal rights based on the provisions of Articles 5.11, 5.12 and 5.13 of the TBCA with respect to the Conversion and, after the Conversion, based on the provisions of Title 12,
Section 215 of the United States Code with respect to the Consolidation. Generally, any shareholder of First Bank who objects to either the Conversion or the Consolidation has the right to receive the cash value of their stock in lieu of the payment called for by either the Conversion or Consolidation. The appraisal rights of First Bank shareholders are set forth completely in "THE CONVERSION-- Appraisal Rights," "THE CONSOLIDATION--Appraisal Rights," Appendix C and Appendix D.

SPECIAL MEETINGS

     Norwest. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. Norwest's bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of Norwest's board of directors. Holders of Norwest common stock do not have the ability to call a special meeting of stockholders.

     First Bank. The First Bank bylaws provide that special meetings of the shareholders may be called by the president or any vice president, by the board of directors or by the holders of not less than ten percent of all the shares entitled to vote at the meeting. Business transacted at all special meetings shall be confined to the purposes stated in the call.

DIRECTOR DUTIES

     Norwest. The DGCL does not specifically enumerate directors' duties. In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that directors, in performing their duties, are bound to use that amount of care which ordinarily prudent men would use in similar circumstances.

     First Bank. Neither the TBCA nor the Texas Finance Code specifically enumerates directors' duties. In addition, neither the TBCA nor the Texas Finance Code contains any provisions specifying what factors a director must and may consider in determining a bank's best interests. Judicial decisions in Texas have established standards for directors' duties.

ACTION WITHOUT A MEETING

     Norwest. As permitted by Section 228 of the DGCL and Norwest's restated certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

     First Bank. First Bank's bylaws provide that all actions of the shareholders, directors or any committee of the board of directors may be taken by unanimous consent without a meeting to the full extent permitted by the Texas Finance Code and the TBCA.

LIMITATION OF DIRECTOR LIABILITY

     Norwest. Norwest's restated certificate of incorporation provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Norwest or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

     First Bank. First Bank's restated articles of association provide that, to the fullest extent not prohibited by law, a director of First Bank shall not be liable to First Bank or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that a director's liability shall not be eliminated or limited for (i) a breach of a director's duty of loyalty to First Bank or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided for by statute.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Norwest. Norwest's restated certificate of incorporation provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Norwest's board of directors. Norwest's restated certificate of incorporation also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Norwest's restated certificate of incorporation authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

     Pursuant to Norwest's restated certificate of incorporation, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Norwest's restated certificate of incorporation or Norwest's bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     First Bank. First Bank's bylaws provide that First Bank shall indemnify and advance expenses to all directors, advisory directors, officers, employees and agents of the bank, and to all persons who are or were serving at the request of First Bank as a director, advisory director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another bank, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, to the maximum extent allowed by the Texas Finance Code, the TBCA, the Texas Miscellaneous Corporation Laws Act, and other applicable law. If the Texas Finance Code, the TBCA, the Texas Miscellaneous Corporation Laws Act, or other applicable law is amended after adoption of First Bank's bylaws to authorize corporate action further expanding First Bank's power to indemnify, then First Bank is authorized to indemnify the persons named above to the fullest extent permitted by the Texas Finance Code, TBCA, the Texas Miscellaneous Corporation Laws Act, or other applicable law, as so amended.

DIVIDENDS

     Norwest. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Norwest is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

     First Bank. First Bank's bylaws provide that distributions and share dividends, subject to the provisions of First Bank's restated articles of association and applicable law, may be authorized and made by the board of directors of First Bank at any regular or special meeting. Distributions may be paid in cash or property. The board of directors may by resolution create a reserve or reserves out of its surplus or allocate any part of all of surplus in any manner for any proper purpose or purposes, and may increase, decrease or abolish any such reserve, designation or allocation in the same manner. The Texas Finance Code restricts the payment of dividends to undivided profits of a bank, which is that part of equity capital of a state bank equal to the balance of its net profits, income, gains and losses since the date of its formation, less subsequent distributions to shareholders and transfers to surplus or capital.

CORPORATE GOVERNANCE PROCEDURES, NOMINATION OF DIRECTORS

     Norwest. Norwest's bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. Norwest's bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, Norwest's bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

     First Bank. First Bank's bylaws do not set forth procedures which must be complied with in order for a stockholder to nominate a person to serve as a director or to propose an item of business for consideration at a meeting of First Bank shareholders.

     Although certain of the specific differences between the rights of Norwest's shareholders and First Bank's shareholders are discussed above, the foregoing summary is not intended to be a complete statement of the comparative rights of such shareholders under the DGCL, the TBCA and the Texas Finance Code, or the rights of such persons under the respective charters and bylaws. Nor is the identification of certain specific differences meant to indicate that other differences do not exist. The foregoing summary is qualified in its entirety by reference to the particular requirements of the DGCL, the TBCA and the Texas Finance Code, and the specific provisions of the Norwest's restated certificate of incorporation and bylaws, and First Bank's restated articles of association and bylaws.

                          INFORMATION ABOUT FIRST BANK

SERVICES, EMPLOYEES AND PROPERTIES

     First Bank is a Texas banking association which provides traditional banking services in its primarily rural communities offering individual and commercial interest and non-interest bearing transaction accounts, savings products and personal and business loans.

     First Bank was chartered in May, 1912 under the name Fairfield State Bank. Fairfield changed its name to First Bank and merged with Centerville State Bank in February, 1990. In August, 1990, First Bank merged with First Bank, Navasota and with Guaranty Bond State Bank in Waller and changed its main office to Katy, Texas. In March 1995, Champions Bank, N.A. merged into First Bank, and in April 1996, Security State Bank merged into First Bank.

     First Bank is supervised, regulated and examined by the Texas Department of Banking as a state bank and its deposits are insured by the FDIC to the fullest extent permitted by law.

     As of December 31, 1997, First Bank had 118 full-time employees. First Bank has seven directors who are compensated for their services.

     All offices of First Bank, other than the Champions office, are located in buildings owned by First Bank.

     First Bank's main location is at 5622 Third Street in Katy, Texas. Its branches are located as follows:

 First Bank, Champions          5500 FM 1960 West           Houston, Texas

 First Bank, Louetta            5000 Louetta                Spring, Texas

 First Bank, Navasota           305 East Washington         Navasota, Texas

 First Bank, Fairfield          517 East Commerce           Fairfield, Texas

 First Bank, Centerville        205 East St. Mary           Centerville, Texas

 First Bank, Madisonville       207 East Main               Madisonville, Texas

 First Bank, Schulenburg        707 Lyons Ave.              Schulenburg, Texas

 First Bank, Waller             2313 Main Street            Waller, Texas

 First Bank, Brookshire         923 Cooper Street           Brookshire, Texas

     All ten locations of First Bank offer all the bank's services including checking accounts, savings accounts, certificates of deposit, individual retirement accounts and personal and commercial loans.

LEGAL PROCEEDINGS

     In the normal course of its business and in connection with its acquisitions of failed banks, First Bank is from time to time involved in legal proceedings. First Bank's management is not aware of any pending or threatened legal proceeding which, upon resolution, would have a material adverse affect on its financial condition or results of operations.

MARKET PRICE AND DIVIDENDS

     There is no active trading market for the First Bank common stock. As of the record date for the special meeting, there were 1,757,505 shares of First Bank common stock outstanding held by 48 persons or entities.
First Bank paid dividends of $.60 per share in each of 1997, 1996 and 1995.

BENEFICIAL OWNERSHIP OF FIRST BANK COMMON STOCK BY FIRST BANK MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table shows as of the record date for the special meeting, the number of shares of First Bank common stock beneficially owned by each director and officer of First Bank and by each person known by First Bank to be the beneficial owner of more than 5% of the outstanding shares of First Bank common stock.

                                             NUMBER OF
                                          SHARES OF STOCK      PERCENT OF TOTAL
NAME OF DIRECTORS, EXECUTIVE               BENEFICIALLY           OUTSTANDING
OFFICERS AND SHAREHOLDERS                     OWNED                 SHARES
-----------------------------            ----------------     -----------------
Don A. Birkelbach (1)(2)                       6,440                    *
R. Wayne Crawford (1)(3)                      53,440                  3.0%
Dana H. Cook (1)                              73,553                  4.2
Norman Henley (1)                                  0                   --
Donald J. Herman (1)                               0                   --
Ray Kent (1)                                  11,112                    *
Richard Prestridge (1)(4)                    105,996                  6.0
     35219 Stenzel Road
     Brookshire, Texas 77923
D. Kent Anderson                             342,521                 19.5
     No. 12 East Rivercrest Dr
     Houston, Texas 77402
Linda C. Anderson                            192,500                 11.0
     No. 12 East Rivercrest Dr
     Houston, Texas 77402
Gordon Getty                                 206,277                 11.7
     One Embarcadero Center
     Suite 1050
     San Francisco, Californa 94111

Gerald Smith                                  88,698                  5.0
     P.O. Box 131405
     Houston, Texas 77219


Hellman & Friedman Capital Partners          417,618                 23.0
     One Maritime Plaza
     Twelfth Floor
     San Francisco, California 94111
----------------------------
*    Less than 1%
(1)   Directors
(2) Includes options to acquire 5,000 shares of First Bank common stock. The options will become exercisable immediately before the Conversion.
(3) Includes options to acquire 20,000 shares of First Bank common stock. The options will become exercisable immediately before the Conversion.
(4) Includes 105,996 shares over which Mr. Prestridge exercises sole voting power as trustee for the benefit of the children of D. Kent and Linda C. Anderson.

                    FIRST BANK'S MANAGEMENT'S DISCUSSION AND
                  ANALYSIS OF FIRST BANK'S FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     This section presents an analysis of the financial condition of First Bank at December 31, 1997, 1996 and 1995 and the results of operations for the years ended December 31, 1997, 1996 and 1995. This analysis should be read in conjunction with the consolidated financial statements and notes thereto and financial data presented elsewhere in this Proxy Statement-Prospectus.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     Net income for the year ended December 31, 1997 was $4,721,000 compared to $4,357,000 for the year ended December 31, 1996. The largest contributions to the increased earnings were generated by a 13% increase in average loans and reductions in salaries and benefits and data processing costs. Compensation expense related to the bank's Employee Stock Ownership Plan was $424,000 in 1997 compared to $796,000 in 1996.

     A discussion of changes in the major components of net income for the years ended December 31, 1997 and 1996 are as follows.

     Net Interest Income. Net interest income is the principal source of First Bank's net income and represents the difference between interest income and interest expense. Net interest income increased approximately $437,000 in 1997 over 1996 due to increases in average balances and net interest margin.

     The following schedules provide a summary of net interest income, average earning asset balances and the related interest rates/yields for the periods indicated. Nonaccruing loans are included in the interest-earning assets; interest income on such loans is recorded when received.


                                                               1997
                                           ---------------------------------------------
                                                      Percent of   Interest
                                           Average       Total      Income/      Yield/
                                           Balance      Assets      Expense       Rate
                                           -------      ------     ---------     -------
ASSETS
Interest earning assets:
Loans                                    $   117,918     38.1%    $   10,963      9.30%
Investment securities-taxable                146,736     47.4          9,055      6.17
Investment securities-nontaxable               4,230      1.4            238      5.63
Interest-earning deposits                      2,424      0.8            161      6.64
Federal funds sold                             8,375      2.7            455      5.43
                                         --------------------------------------------------
  Total interest earning assets          $   279,683     90.4%    $   20,872      7.46%
Cash and due from banks                       20,277      6.5
Other assets                                  11,091      3.6
Allowance for loan losses                    (1,477)     -0.5
                                         -------------------------
  Total assets                           $   309,574    100.0%
                                         =========================

LIABILITIES
Interest bearing:
NOW, MMA and savings                     $   119,860     38.7%    $    2,979      2.49%
Time deposits                                 99,746     32.2          4,961      4.97
Other borrowed funds                              68      0.1              4      5.88
                                         -------------------------------------
  Total interest bearing liabilities     $   219,674     71.0%    $    7,944      3.62%
Noninterest-bearing                           60,443     19.5
Other liabilities                              1,341      0.4
                                         -------------------------
  Total liabilities                      $   281,458     90.9%

SHAREHOLDERS' EQUITY                     $    28,116      9.1%
                                         -------------------------
  Total liabilities and
     stockholders' equity                $   309,574    100.0%
                                         =========================

Net interest income                                               $   12,928
                                                                  ============
Net yield                                                                         4.18%
                                                                              =============

                                                               1996
                                         --------------------------------------------------
                                                      Percent of   Interest
                                           Average       Total      Income/      Yield/
                                           Balance      Assets      Expense       Rate
                                           -------    ----------   ---------     -------
ASSETS
Interest earning assets:
Loans                                    $   104,636     34.1%    $   9,800       9.37%
Investment securities-taxable                162,522     52.9         9,844       6.06
Investment securities-nontaxable               3,117      1.0           197       6.32
Interest-earning deposits                      1,659      0.6           104       6.27
Federal funds sold                             6,863      2.2           372       5.42
                                         --------------------------------------------------
   Total interest earning assets         $   278,797     90.8%       20,317       7.29%
Cash and due from banks                       18,534      6.0
Other assets                                  11,459      3.7
Allowance for loan losses                     (1,461)    (0.5)
                                         -------------------------
   Total assets                          $   307,329    100.0%
                                         =========================

LIABILITIES
Interest bearing:
NOW, MMA and savings                     $  120,339      39.2%    $   2,987       2.48%
Time deposits                                98,329      32.0         4,726       4.81
Other borrowed funds                          1,658       0.5           113       6.82
                                         --------------------------------------------------
   Total interest bearing liabilities    $  220,326      71.7%    $   7,826       3.55%
Non-interest-bearing                         58,409      19.0
Other liabilities                             1,762       0.6
                                         -------------------------
   Total liabilities                     $  280,497      91.3%

SHAREHOLDERS' EQUITY                     $   26,832       8.7
                                         -------------------------
   Total liabilities and
     stockholders' equity                $  307,329     100.0%
                                         =========================

Net interest income                                               $   12,491
                                                                  ============
Net yield                                                                         4.06%
                                                                              =============

     Net interest income is affected both by the interest rate earned and paid and by changes in volume, principally in loans, investment securities, deposits and borrowed funds. The following tables depict the dollar effect and rate changes for interest-earning assets and interest-bearing liabilities and the resulting change in interest income and interest expense:

                                                1997 COMPARED TO 1996
                                           --------------------------------
Interest earning assets:                    VOLUME     RATE (1)       NET
                                            ------     --------       ---
Loans                                      $ 1,235       (72)        1,163
Investment Securities-Taxable                 (974)      185          (789)
Investment Securities-Nontaxable                63       (22)           41
Interest-bearing deposits                       51         6            57
Federal funds sold                              82         1            83
                                           --------------------------------
   Total                                       457        98           555


Interest bearing liabilities:
NOW, MMA and Savings                           (12)        4            (8)
Time deposits                                   70       165           235
Other borrowed funds                           (94)      (15)         (109)
                                           --------------------------------
   Total                                       (36)      154           118

  Change in Net Interest Income                                     $  437
                                                                    =======

(1) Changes in interest income and expense due to both rate and volume are included in rate variances

     Non-Interest Income

     Non-interest income decreased from $2,914,000 in 1996 to $2,684,000 in 1997. Substantially all of this change resulted from $187,000 from the sale of other assets in 1996 and losses and write-downs of $64,000 in 1997. There was no significant change in service charge income. Service charge income as a percent of assets was .88% in 1997 and .89% in 1996.

     Non-Interest Expense

     Non-interest expense decreased from $8,755,000 in 1996 to $8,558,000 in 1997. The $372,000 decrease in compensation expense related to a decrease in expenses relating to the bank's Employee Stock Ownership Plan. Operating expenses other than salary and benefits increased 2.0% from $3,881,000 to $3,958,000. Operating expenses as a percent of average assets was 2.76% in 1997 and 2.85% in 1996.

     First Bank's efficiency ratio, i.e. operating expenses as a percent of total revenue (sum net-interest income and non-interest income) was 55% in 1997 and 57% in 1996.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

     Net income was $4,357,0000, $3,602,000 and $2,893,000 for the years ended
December 31, 1996, 1995 and 1994, respectively.

     Net income increases during these years were largely attributable to acquisitions of Champions Bank N. A. ("Champions") in March, 1995 and Securshares, the parent company of Security State Bank ("Security") of Navasota, Texas, in April, 1996. The Champions acquisition was accounted for by the purchase method of accounting and resulted in First Bank's loans increasing 71% and deposits increasing 22% in 1995 compared to 1994. The Securshares acquisition was accounted for as a pooling transaction; however, 1995 and 1994 have not been restated because the effect of the merger on previous periods was not material. The Security operations were merged with an existing First Bank branch in Navasota providing First Bank with significant consolidation benefits.

     A discussion of changes in the major components of net income for the years ended December 31, 1996, 1995 and 1994 is as follows:

     Net Interest Income

     Net interest income increased $1,992,000 in 1996 over 1995 and $2,404,000 in 1995 over 1994. Net interest increased due to increases in net interest margin and increases in average balances, primarily as a result of acquisitions.

     The following schedules, along with the schedule for 1996 presented previously, provide a summary of net interest income, average earning asset balances and the related interest rates/yields for the years ended December 31, 1996, 1995 and 1994. Nonaccruing loans are included in the interest-earning assets; interest income on such loans is recorded when received.


                                                               1995
                                           ----------------------------------------------
                                                        Percent    Interest
                                           Average     Of Total     Income/      Yield/
                                           Balance      Assets      Expense       Rate
                                           -------     --------    --------      -------
ASSETS
Interest earning assets:
Loans                                    $    83,074     31.3%    $   8,115       9.77%
Investment securities-taxable                150,727     56.7         8,936       5.93
Investment securities-nontaxable               2,430      0.9           171       7.04
Interest-earning deposits                      1,254      0.5            77       6.14
Federal funds sold                             5,256      2.0           315       5.99
                                         --------------------------------------------------
   Total interest earning assets         $   242,741     91.4%       17,614       7.26%
Cash and due from banks                       14,784      5.6
Other assets                                   9,150      3.4
Allowance for loan losses                    (1,036)     -0.4
                                         -------------------------
   Total assets                          $   265,639    100.0%
                                         =========================

LIABILITIES
Interest bearing:
NOW, MMA and savings                     $   106,513     40.1%    $   2,824       2.65%
Time deposits                                 85,908     32.3         4,212       4.90
Other borrowed funds                           1,037      0.4            79       7.62
                                         --------------------------------------------------
   Total interest bearing liabilities    $   193,458     72.8%    $   7,115       3.68%
Non-interest-bearing                          48,858     18.4
Other liabilities                              1,732      0.7
                                         -------------------------
   Total liabilities                     $   244,048     91.9%

SHAREHOLDERS' EQUITY                     $    21,591      8.1%
                                         -------------------------
   Total liabilities and
     Stockholders' equity                $   265,639    100.0%
                                         =========================

Net interest income                                               $   10,499
                                                                  ============
Net yield                                                                     3.95%
                                                                              =============



                                                               1994
                                           ---------------------------------------------
                                                        Percent    Interest
                                           Average     Of Total     Income/      Yield/
                                           Balance      Assets      Expense       Rate
                                           -------     ---------   ---------     -------
ASSETS
Interest earning assets:
Loans                                    $   52,274      23.4%    $    4,715      9.02%
Investment securities-taxable               146,101      65.5          7,827      5.36
Investment securities-nontaxable              2,666       1.2            196      7.35
Interest-earning deposits                       840       0.4             42      5.00
Federal funds sold                            2,667       1.2            110      4.12
                                         --------------------------------------------------
   Total interest earning assets         $   204,548     91.7%    $   12,890      6.30%
Cash and due from banks                  $    13,406      6.0
Other assets                                   5,899      2.7
Allowance for loan losses                      (849)     -0.4
                                         -------------------------
   Total assets                          $   223,004    100.0%
                                         =========================

LIABILITIES
Interest bearing:
NOW, MMA and savings                     $    96,155     43.1%    $    2,258      2.35%
Time deposits                                 68,681     30.8          2,537      3.69
                                         --------------------------------------------------
   Total interest bearing liabilities    $164,836        73.9         $4,795      2.91
Non-interest-bearing                          37,746     16.9
Other liabilities                              1,563      0.7
                                         -------------------------
   Total liabilities                     $   204,145     91.5%

SHAREHOLDERS' EQUITY                     $    18,863      8.5%
                                         -------------------------
   Total liabilities and
     Stockholders equity                 $   223,008    100.0%
                                         =========================

Net interest income                                               $    8,095
                                                                  ============
Net yield                                                                     3.63%
                                                                              =============



     Net interest income is affected both by the interest rate earned and paid and by changes in volume, principally in loans, investment securities, deposits and borrowed funds. The following tables depict the dollar effect and rate changes for interest-earning assets and interest-bearing liabilities and the resulting change in interest income and interest expense:

                                                1996 COMPARED TO 1995
                                            -----------------------------
Interest earning assets:                    Volume     Rate (1)     Net
Loans                                        2,019     (334)       1,685
Investment Securities-Taxable                  714      194          908
Investment Securities-Nontaxable                43      (17)          26
Interest-bearing deposits                       25        2           27
Federal funds sold                              87      (30)          57
                                            -----------------------------
   Total                                     2,888     (185)       2,703


Interest bearing liabilities:
NOW, MMA and Savings                           343     (180)         163
Time deposits                                  597      (83)         514
Other borrowed funds                            42       (8)          34
                                            -----------------------------
  Total                                        982     (271)         711

  Change in Net Interest Income                               $    1,992
                                                              ==========

                                                1995 COMPARED TO 1994
                                            -----------------------------
Interest earning assets:                    Volume     Rate (1)       Net
Loans                                        3,009      391        3,400
Investment Securities-Taxable                  274      835        1,109
Investment Securities-Nontaxable               (17)      (8)         (25)
Interest-bearing deposits                       25       10           35
Federal funds sold                             155       50          205

   Total                                     3,446    1,278        4,724
                                            -----------------------------

Interest bearing liabilities:
NOW, MMA and Savings                           275      291          566
Time deposits                                  845      830        1,675
Other borrowed funds                            79        -           79
                                            -----------------------------
   Total                                     1,199    1,121        2,320

  Change in Net Interest Income                                $   2,404
                                                               =========

(1) Changes in interest income and expense due to both rate and volume are included in rate variances

     Non-Interest Income

     Non-interest income was $2,370,000 in 1994, $2,338,000 in 1995 and
$2,914,000 in 1996. 1994 non-interest income included $351,000 in gains on the sale of securities. In both 1994 and 1995, other assets were written down by $75,000 and, in 1996, $187,000 in gains were realized on the sale of other assets.

     Service charge income increased 12% and 17% in 1996 and 1995, respectively. Acquisitions discussed above were the primary sources of the increases. Service charge income as a percent of average assets was .89% in 1996, .92% in 1995 and
 .94% in 1994.

     Non-Interest Expense

     Non-interest expense was $6,146,000 in 1994 and increased by 22% in 1995 to $7,485,000 and by 17% in 1996 to $8,755,000. Non-interest expenses as a percent of average assets were 2.85% in 1996, 2.82% in 1995 and 2.76% in 1994.

     1996 operating expenses included $796,000 in compensation expense related to the bank's Employee Stock Ownership Plan whereas 1995 and 1994 had similar expenses of only $144,000 and $128,000, respectively. Deposit insurance was only $2,000 in 1996 whereas 1995 and 1994 insurance expenses were $267,000 and $444,000, respectively.

     First Bank's efficiency ratio, i.e. operating expenses as a percent of total revenue (sum net-interest income and non-interest income) was 57% in 1996, 58% in 1995 and 59% in 1994.

FINANCIAL CONDITION

     The following table sets forth the composition of the loan portfolio for the periods presented. The most significant changes were the results of the acquisitions discussed above. In addition, increases in the portfolio of 1-4 family loans were largely the result of purchases of loans from Houston area savings and loans. Loan purchases were $15,753,000, $12,188,000, $8,383,000 and $2,491,000 in 1997, 1996, 1995 and 1994, respectively.


                                                         December 31
                                         1997         1996         1995         1994
                                     ----------------------------------------------------
Commercial                            $    7,109   $    5,681   $    3,737   $   3,921
Real Estate - mortgages                   69,049       54,874       41,544      19,998
Real Estate                               23,433       23,259       24,139      15,263
Consumer                                  22,003       23,008       22,227      13,768
Agriculture                                3,840        4,441        2,168       1,900
    less unearned income                    (896)        (898)        (769)       (471)
                                     ----------------------------------------------------
Total Loans                           $  124,538   $  110,365   $   93,046   $  54,379
                                     ====================================================

                                                         % of Loans
Commercial                              5.71%        5.15%        4.02%        7.21%
Real Estate - mortgages                55.44%       49.72%       44.65%       36.78%
Real Estate                            18.82%       21.07%       25.94%       28.07%
Consumer                               17.67%       20.85%       23.89%       25.32%
Agriculture                             3.08%        4.02%        2.33%        3.49%
    less unearned income               -0.72%       -0.81%       -0.83%       -0.87%
                                     ----------------------------------------------------
Total Loans                           100.00%      100.00%      100.00%      100.00%
                                     ====================================================

     The following table sets forth the maturity composition and interest sensitivity of total loans at December 31, 1997 (dollars in thousands):

                                          INTEREST SENSITIVITY

                              Amount     Percentage   1-4 Family   All Other
                                                     Residential     Loans
In one year or less             96,518      76.9%         47,335      49,183
After one through five years    10,093       8.0%          5,815       4,278
After five years                18,823      15.0%         15,899       2,924
                              -------------------------------------------------
     Total Loans               125,434     100.0%         69,049      56,385

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

     Following is a table of activity for loan losses for the periods presented:

                                      1997     1996       1995       1994
                                      ----     ----       ----       ----
Balance at beginning of year       $ 1,487   $ 1,067   $   856    $   827
Charges-offs:
    Commercial                          73       223        68        --
    Real Estate                         47        31       109        --
    Consumer                           217       187        76         27
                                   -------   -------    ------    --------
                                       337       441       253         27
Recoveries:
    Commercial                          23        36       118          9
    Real Estate                         33        18         8         20
    Consumer                            97        65        26         27
                                   -------   -------    ------    --------
                                       153       119       153         56
                                   -------   -------    ------    --------
Net Charge-offs                        184       322       100        (29)

Additions charged to operations        --         50       --          --
Reserve acquired in acquisitions       --        692       311         --
                                   -------   -------    ------    --------
Balance at end of year             $ 1,303   $ 1,487   $ 1,067    $   856
                                   =======================================

Ratio of net charge-offs during
  the year to average loans
  outstanding during the year         0.16%     0.31%     0.12%
                                   ============================


     The allowance for loan losses is not allocated to specific categories of loans. The provision and allowance for loan losses represents a determination by First Bank's management of the amounts necessary to charge to operating income and transfer to the allowance for loan losses to maintain a level which it considers adequate in relation to the risk of future losses inherent in the loan portfolio. It is First Bank's policy to provide for exposure to losses of specifically identified credits as well as for risks of future losses which cannot be precisely quantified. First Bank also charges off in the current period those loans in which a loss is deemed to exist.

     In assessing the adequacy of its allowance for loan losses, management relies predominantly on its ongoing review of the loan portfolio, which is undertaken both to ascertain whether there are probable losses which must be charged off and to assess the risk characteristics of individual loans and of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers, the loan review officer and the Board of Directors, and also those of Bank regulatory agencies that review the loan portfolio as part of their regular examination of the bank.

     Non-Performing Assets

     Non-performing assets are defined as loans delinquent 90 or more days, nonaccrual loans, restructured loans and foreclosed assets. Such assets do not necessarily represent future losses since the underlying collateral can be sold and the financial condition of the borrowers may improve. The following table sets forth the detail of non-performing loans. First Bank had no restructured loans at any of the dates listed herein.

                                                        December 31,
                                           1997     1996     1995      1994
                                       ----------------------------------------
Non-accrual loans                          451      348       221       440
Loans past due 90 days or more             281      481       394       172
                                       ----------------------------------------
   Total non-performing loans              732      829       615       612
                                       ========================================
Ratio of non-performing loans to
   loans outstanding                      0.59%    0.75%     0.66%     1.13%
                                       ========================================

     First Bank's policy is to discontinue accruing interest on loans when principal or interest is due and remains unpaid for 90 days or more, unless the loan is well secured and in the process of collection. At December 31, 1997 there were significant commitments to lend additional funds to borrowers whose loans were considered non-performing.

INVESTMENTS

     First Bank accounts for investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Under SFAS 115 each security is classified as either trading, available for sale or held to maturity. First Bank has no securities classified as trading. Investments classified as held to maturity are recorded at amortized cost and securities classified as available for sale at their fair value. The after-tax difference between amortized cost and fair value of securities available for sale is recorded as "net unrealized gain (loss) on securities available for sale" in the equity section of the balance sheet. The tax impact is recorded as an adjustment to the deferred tax liability.

     The following table presents the composition of investment securities for the periods presented:


                                                                December 31,
                                                1997         1996         1995         1994
                                            ----------------------------------------------------
Held to Maturity:
    U.S. Treasuries and agencies            $    18,269       19,679       15,083       17,700
    Obligations of states and political
        subdivisions                              4,449        5,123        3,895        2,842
    Mortgage backed securities                   18,888       30,861       46,064       65,591
                                            ----------------------------------------------------
      Total Held to Maturity                     41,606       55,663       65,042       86,133
Available for Sale:
    U.S. Treasuries and agencies                 52,966       41,169       29,220       17,193
    Other                                         2,549        3,211        4,825        4,433
    Federal Home Loan Bank stock                  1,170          951          685          666
    Mortgage backed securities                   44,005       55,941       52,016       40,301
                                            ----------------------------------------------------
       Total Available for Sale                 100,690      101,272       86,746       62,593

Total Investment Securities                     142,296      156,935      151,788      148,726
                                            ====================================================


     The following tables show the maturities and yields for the various forms of investment securities at December 31, 1997:

                                                           Mortgage-
                                             Treas and      Backed       Other
Maturing in:                                   Agency    Securities*   Securities     Total
                                            ----------------------------------------------------
  One year or less                              27,360         866        1,411        29,637
                                                  6.11%       6.86%        7.01%         6.17%
                                            ----------------------------------------------------
  Over one year less than five years            42,844       9,709        2,344        54,897
                                                  6.11%       6.40%        5.07%         6.12%
                                            ----------------------------------------------------
  Over five years less than ten years            1,031       7,584          690         9,305
                                                  6.08%       6.59%        5.32%         6.44%
                                            ----------------------------------------------------
  Over ten years                                     -      44,734        3,723        48,457
                                                     -        6.69%        6.66%         6.68%
                                            ----------------------------------------------------
   Total                                        71,235      62,893        8,168       142,296
                                                  6.11%       6.63%        6.15%         6.34%

     *    Mortgage-backed securities classified based on contractual maturity

DEPOSITS

     The deposit base provides the major funding source for First Bank's interest earning assets. Major changes in deposits during the period December 31, 1994 to December 31, 1997 are primarily due to the impact of mergers with Champions and Security. Champions and Security had approximately $45 and $27 million in deposits, respectively, at acquisition. The following table reflects the average balances and average interest paid on deposits for the periods presented.

                                            1997                      1996
                                  -------------------     -------------------
                                    Average                Average
                                    Balance     Rate       Balance    Rate
                                  ----------    -----    ---------    ------
Demand deposits                   $ 60,443               $ 58,409
Now accounts                        60,693      1.73%      56,867      1.76%
Savings accounts                    22,837      2.50       23,601      2.50
Money market accounts               36,330      3.73       39,871      3.49
Time deposits and individual
   retirement accounts              99,746      4.98       98,319      4.81
                                  --------------------------------------------
                                  $280,049      2.84%    $277,067      2.78%
                                  ============================================

                                        1995                      1994
                                  -------------------    --------------------
                                    Average                Average
                                    Balance     Rate       Balance     Rate
                                  -----------  ------    ----------   -------
Demand deposits                   $ 48,924               $ 37,746
Now accounts                        49,954      1.98%      46,490      1.75%
Savings accounts                    22,562      2.61       24,330      2.88
Money market accounts               34,066      3.67       25,335      2.69
Time deposits and individual
   retirement accounts              85,711      4.90       68,681      3.36
                                  --------------------------------------------
                                  $241,217      2.91%    $202,582      2.27%
                                  ============================================

     The following table reflect the maturities of certificates and other time deposits as of December 1, 1997:

3 Months or less                                            $  35,408
Over 3 months less than one year                               55,030
Over 1 year less than 2 years                                   6,467
Over 2 years                                                    3,638
                                                         -------------
    Total time deposits                                      $100,543


RETURN ON EQUITY AND ASSETS

     The following table sets forth key ratios for First Bank for the periods presented:

                                           1997     1996     1995     1994
                                           ----     ----     ----     ----
Return on average assets                  1.52%      1.42%    1.36%    1.30%
Return on average equity                  16.8%      16.2%    16.7%    15.3%
Dividend payout ratio on common
   shares                                 22.9%      24.6%    28.3%    57.2%

Total capital to risk weighted assets    22.14%     24.31%   21.36%   24.36%
Tier 1 Equity to risk weighted assets    21.13%     21.95%   20.32%   23.35%
Tier 1 Equity to average assets           8.83%      8.07%    7.56%    8.69%

LIQUIDITY

     First Bank's asset and liability management policy is intended to maintain adequate liquidity and thereby enhance its ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements, and otherwise sustain operations. Liquidity is monitored daily and overall interest rate risk is assessed through reports showing both sensitivity ratios and existing dollar "gap" data. Liquidity is maintained in the form of readily marketable investment securities, demand deposits with commercial banks, vault cash and federal funds sold.

CAPITAL

     Quantitative measures established by regulation to ensure capital adequacy require First Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and average total assets.

     As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I leverage ratios as set forth the table:

Minimum Capital Standards:                     For Capital      To Be Considered
                                                 Adequacy       Well-Capitalized
Total capital to risk weighted assets              8.00%            10.00%
Tier 1 Equity to risk weighted assets              4.00%             6.00%
Tier 1 Equity to total assets                      4.00%             5.00%

     There are no conditions or events since that notification that management believes have changed First Bank's category.

IMPACT OF INFLATION, CHANGING PRICES AND MONETARY POLICIES

     The financial statements and related financial data concerning First Bank presented in this Proxy Statement-Prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in relative purchasing power of money over time due to inflation. The primary effect of inflation on the operation of First Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all of the asset and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates can be highly sensitive to many factors which are beyond the control of First Bank including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and more particularly the Federal Reserve Board. Actions of the Federal Reserve Board can influence the growth of bank loans, investments and deposits and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on First Bank and their results of operations are not predictable.

                          CERTAIN REGULATORY AND OTHER
                      CONSIDERATIONS PERTAINING TO NORWEST

     Norwest and its banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and is not in place to protect stockholders or other investors.

     As discussed in more detail below, this regulatory environment, among other things, may (a) restrict Norwest's ability to pay dividends on Norwest common stock, (b) require Norwest to provide financial support to one or more of its banking subsidiaries, (c) require Norwest and its banking subsidiaries to maintain capital balances in excess of those desired by management, and/or (d) require Norwest to pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

BANK REGULATORY AGENCIES

     Norwest Corporation, as a bank holding company, is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act.

     Norwest's national banking subsidiaries are regulated by the OCC. Its state-chartered banking subsidiaries are regulated primarily by the FDIC or the Federal Reserve Board and applicable state banking agencies. Norwest's federally insured banking subsidiaries are also subject to regulation by the FDIC.

     Norwest has other financial services subsidiaries that are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. For example, Norwest's brokerage subsidiary is subject to regulation by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Norwest's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Norwest are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

BANK HOLDING COMPANY ACTIVITIES; INTERSTATE BANKING

     A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. Specifically, the activities of a bank holding company, and those companies that it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks, furnishing services to its subsidiaries and such other activities that the Federal Reserve Board determines to be so closely related to banking as to be a "proper incident thereto." In determining whether an activity is sufficiently related to banking, the Federal Reserve Board will consider whether the performance of such activity by the bank holding company can reasonably be expected to produce benefits to the public (e.g., greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (e.g., undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices).

     Under the Interstate Banking Act, which became effective on September 29, 1995, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state).

     The Interstate Banking Act also authorizes banks to merge across state lines (thereby creating interstate branches) effective June 1, 1997. States may opt out of the Interstate Banking Act (thereby prohibiting interstate mergers in the state) or opt in early (thereby allowing interstate mergers prior to June 1,
1997). Norwest will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Interstate Banking Act. The state of Texas has opted out of the Interstate Banking Act. The state of Montana has opted out until at least the year 2001.

     Norwest's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and other applicable federal or state regulatory authorities. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the consummation of the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977, as amended.

DIVIDEND RESTRICTIONS

     Norwest is a legal entity separate and distinct from its banking and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Norwest by its banking subsidiaries without regulatory approval.

     Most of Norwest's banking subsidiaries are national banks. A national bank must obtain the prior approval of the OCC to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank's net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

     Norwest's state-chartered banking subsidiaries also are subject to dividend restrictions under applicable state law.

     If, in the opinion of the applicable federal regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the regulator may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that the payment of dividends would constitute an unsafe and unsound practice if the payment would deplete a depository institution's capital base to an inadequate level. Under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividend if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

     The ability of Norwest's banking subsidiaries to pay dividends to Norwest may also be affected by various minimum capital requirements for banking organizations, as described below. In addition, the right of Norwest to participate in the assets or earnings of a subsidiary is subject to the prior claims of creditors of the subsidiary.

HOLDING COMPANY STRUCTURE

     Transfer of Funds from Banking Subsidiaries. Norwest's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from such subsidiaries to Norwest and its nonbanking subsidiaries (including Norwest, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, covered transactions by a banking subsidiary with a single affiliate are limited to 10% of the banking subsidiary's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the banking subsidiary's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

     Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Depositor Preference. The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including the institution's parent holding company.

     Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

REGULATORY CAPITAL STANDARDS AND RELATED MATTERS

     Risk-Based Capital. The Federal Reserve Board, the OCC and the FDIC have adopted substantially similar risk-based and leverage capital guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet commitments.

     The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization's total capital is divided into two tiers. "Tier 1 capital" consists of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets. "Tier 2 capital" consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 capital, and a limited amount of the allowance for credit losses.

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is currently 8%. The minimum Tier 1 capital to risk-adjusted assets is 4%. At December 31, 1997, Norwest's total capital and Tier 1 capital to risk-adjusted assets ratios were 11.01% and 9.09%, respectively.

     The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company's Tier 1 capital to its total consolidated quarterly average assets, less goodwill and certain other intangible assets. The guidelines require a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including having the highest supervisory rating. All other bank holding companies are required to maintain a minimum leverage ratio of 4% to 5%. The Federal Reserve Board has not advised Norwest of any specific leverage ratio applicable to it. At December 31, 1997, Norwest's leverage ratio was 6.63%.

     The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

     Norwest's banking subsidiaries are subject to risk-based and leverage capital guidelines substantially similar to those imposed by the Federal Reserve Board on bank holding companies.

     Other Measures of Capital Adequacy and Safety and Soundness. In assessing a banking organization's capital adequacy, federal bank regulatory agencies will also consider the organization's credit concentration risk and risks associated with nontraditional activities, as well as the organization's ability to manage those risks. This evaluation will be performed as part of the organization's regular safety and soundness examination.

     Federal bank regulatory agencies require banking organizations that engage in significant trading activity to calculate a charge for market risk. Significant trading activity means trading activity of at least 10% of total assets or $1 billion, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies as the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances.

The market risk charge will be included in the calculation of an organization's risk-based capital ratios. Norwest has not historically engaged in significant trading activity.

     As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

     Prompt Corrective Action. The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

     Federal bank regulatory agencies have adopted regulations that classify insured depository institutions into one of five capital-based categories. The regulations use the total capital ratio, the Tier 1 capital ratio and the leverage ratio as the relevant measures of capital. A depository institution is
(a) "well capitalized" if it has a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5% and is not subject to any order or written directive to maintain a specific capital level; (b) "adequately capitalized" if it has a risk-adjusted total capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a leverage ratio of at least 4% (3% in some cases) and is not well capitalized;
(c) "undercapitalized" if it has a risk-adjusted total capital ratio of less than 8%, a Tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in some cases); (d) "significantly undercapitalized" if it has a risk-adjusted total capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (e) "critically undercapitalized" if its tangible equity is less than 2% of total assets. At December 31, 1997, all of Norwest's insured depository institutions met the criteria for well capitalized institutions as set forth above.

     A depository institution's primary federal bank regulator is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is engaged in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

     The FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would as a result be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities (including asset growth) and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with the plan. The aggregate liability of the parent holding company is limited to the lesser of (a) 5% of the depository institution's total assets at the time it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the institution as of the time it fails to comply with the plan. If an undercapitalized depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

FDIC INSURANCE

     Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of Norwest's depository institution subsidiaries up to prescribed per depositor limits. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

     The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the BIF assessment rate could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

     All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds (commonly referred to as FICO bonds) were issued to capitalize the Federal Savings and Loan Insurance Corporation.

FISCAL AND MONETARY POLICIES

     Norwest's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Norwest is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Norwest's banking subsidiaries and, thus, those of Norwest.

COMPETITION

     The financial services industry is highly competitive. Norwest's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

     The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.


                                     EXPERTS

     The consolidated financial statements of Norwest and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of First Bank as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 included in this Proxy Statement-Prospectus are included herein in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         Stanley S. Stroup, Executive Vice President and General Counsel of Norwest, has rendered a legal opinion that the shares of Norwest common stock offered hereby, when issued in accordance with the Reorganization Agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Norwest common stock and options to purchase additional shares of Norwest common stock. As of the date of this Proxy Statement-Prospectus, the number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is, in the aggregate, less than 0.1% of the outstanding shares of Norwest common stock.

     The material U.S. Federal income tax consequences of the Consolidation to First Bank's shareholders will be passed upon for First Bank by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Houston, Texas.

                    INFORMATION CONCERNING NORWEST MANAGEMENT

     Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1997. Norwest's annual report is incorporated by reference into this Proxy Statement-Prospectus. First Bank shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Norwest at the address or phone number indicated under "Where You Can Find More Information."


                       WHERE YOU CAN FIND MORE INFORMATION

     Norwest files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Norwest at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Norwest's SEC filings are also available to the public from commercial document retrieval services and on the SEC Internet site (http://www.sec.gov).

     Norwest filed a registration statement on Form S-4 to register with the SEC the Norwest common stock to be issued to First Bank shareholders in the Consolidation. This Proxy Statement-Prospectus is part of that registration statement. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     Some of the information you may want to consider in deciding how to vote on the Consolidation is not physically included in this Proxy Statement-Prospectus. Instead, the information is "incorporated by reference" to documents filed as appendixes to this Proxy Statement-Prospectus or to documents that have been filed by Norwest with the SEC under SEC File No. 1-2979. See "WHAT INCORPORATED BY REFERENCE MEANS" at the beginning of this document.

     The Norwest documents that have been incorporated by reference consist of:

     - Norwest's annual report on Form 10-K for the year ended December 31, 1997;

     - Norwest's current report on Form 8-K dated January 22, 1998 and April 6, 1998;

     - Norwest's current report on Form 8-K dated October 10, 1997 containing a description of the Norwest common stock; and

     - Norwest's registration statement on Form 8-A dated December 6, 1988, as amended pursuant to Form 8-A/A dated October 14, 1997, relating to preferred stock purchase rights attached to shares of Norwest common stock.

     All reports and proxy statements filed by Norwest after the date of this Proxy Statement-Prospectus and before the special meeting are automatically incorporated by reference into this Proxy Statement-Prospectus.

     This Proxy Statement-Prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference. Reports filed by Norwest with the SEC after the date of this Proxy Statement-Prospectus may also contain information that updates, modifies or is contrary to information in the documents incorporated by reference. You should review these reports, as they may disclose a change in the business prospects, financial condition or other affairs of Norwest since the date of this Proxy Statement-Prospectus.

     As explained above, you may read and copy all reports filed by Norwest with the SEC at the SEC's public reference rooms. Norwest will provide, without charge, copies of any report incorporated by reference into this Proxy Statement-Prospectus, excluding exhibits other than those that are specifically incorporated by reference to an exhibit in this Proxy Statement-Prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Norwest as follows:

                                    Norwest Corporation
                                    Corporate Secretary
                                    Norwest Center
                                    Sixth and Marquette
                                    Minneapolis, MN 55479-1026

     To ensure delivery of the copies in time for the special meeting, your request should be received by Norwest by __________.

--------------------------------------------------------------------------------

     IN DECIDING HOW TO VOTE ON THE CONVERSION AND CONSOLIDATION, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS. NEITHER NORWEST NOR FIRST BANK HAS AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED APRIL __, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING TO YOU OF THIS PROXY STATEMENT-PROSPECTUS NOR THE ISSUANCE TO YOU OF SHARES OF NORWEST COMMON STOCK WILL CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

--------------------------------------------------------------------------------

                                  FIRST BANK

                             FINANCIAL STATEMENTS
                            DECEMBER 31, 1997, 1996
                                   AND 1995

                         (WITH INDEPENDENT AUDITORS'
                                REPORT THEREON)

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
First Bank:

We have audited the accompanying balance sheets of First Bank (the Bank) as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Bank as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.





Houston, Texas
February 24, 1998

                                   FIRST BANK

                                 Balance Sheets

                           December 31, 1997 and 1996
                      (in thousands, except share amounts)


                                    Assets                             1997         1996
                                                                     ---------    ---------
Cash and due from banks (note 2)                                     $  25,588       21,704
Federal funds sold                                                      12,400        9,000
                                                                     ---------    ---------
                Total cash and cash equivalents                         37,988       30,704
                                                                     ---------    ---------
Interest-bearing time deposits in other financial institutions           3,473        1,787

Investment securities, partially pledged (note 3):
     Held to maturity, at cost (fair value of $41,622 and $55,399)      41,606       55,663
     Available for sale, at fair value                                 100,690      101,272
                                                                     ---------    ---------
                Total investment securities, net                       142,296      156,935
                                                                     ---------    ---------

Loans (note 4):
     Loans, net of unearned discount                                   124,538      110,365
     Less allowance for loan losses                                     (1,303)      (1,487)
                                                                     ---------    ---------
               Net loans                                               123,235      108,878

Bank premises and equipment, net (note 5)                                5,199        5,042

Accrued interest receivable                                              2,698        2,416

Costs in excess of net tangible assets acquired, net                     2,633        2,831

Other assets (note 6)                                                      969          558
                                                                     ---------    ---------
               Total assets                                          $ 318,491      309,151
                                                                     =========    =========

                           Liabilities and Stockholders' Equity

Liabilities:
    Deposits:
       Noninterest-bearing                                           $  61,467       61,675
       Interest-bearing (note 7)                                       225,995      217,216
                                                                     ---------    ---------
                Total deposits                                         287,462      278,891
                                                                     ---------    ---------
    Accrued interest payable                                               506          496
    Other liabilities (note 8)                                             255          745
                                                                     ---------    ---------
               Total liabilities                                       288,223      280,132
                                                                     ---------    ---------

Stockholders' equity (note 9):
    10% cumulative preferred stock, $1 par value;
        1,245,000 shares authorized; no issued
        and outstanding shares for 1997 and
         1,245,000 for 1996                                                 --        1,245
    Common stock, $1 par value; 1,837,229 shares authorized;
       issued and outstanding 1,757,505 shares for 1997 and
         1,837,229 for 1996                                              1,757        1,837
    Additional paid-in capital                                          10,000        9,092
    Retained earnings                                                   18,758       17,769
    Deferred compensation (note 9)                                        (537)        (597)
    Guaranteed ESOP loan obligation (note 13)                               --         (424)
    Net unrealized gain on securities available for sale (note 3)          290           97
                                                                     ---------    ---------
               Total stockholders' equity                               30,268       29,019

Commitments and contingencies (notes 4, 9, 10 and 13)
                                                                     ---------    ---------
               Total liabilities and stockholders' equity            $ 318,491      309,151
                                                                     =========    =========

See accompanying notes to financial statements.

                                   FIRST BANK

                              Statements of Income

                  Years ended December 31, 1997, 1996 and 1995
                                 (in thousands)


                                                                      1997        1996        1995
                                                                    --------    --------    --------
Interest income:
    Loans (note 4)                                                  $ 10,963       9,800       8,115
    Investment securities (note 3)                                     9,293      10,041       9,107
    Federal funds sold                                                   455         372         315
    Interest-bearing time deposits in
       other financial institutions                                      161         104          77
                                                                    --------    --------    --------
                Total interest income                                 20,872      20,317      17,614
                                                                    --------    --------    --------

Interest expense:
    Savings, NOW and  money market accounts                            2,979       2,987       2,824
    Time deposits                                                      4,961       4,726       4,212
    Other                                                                  4         113          79
                                                                    --------    --------    --------
                Total interest expense                                 7,944       7,826       7,115
                                                                    --------    --------    --------
                Net interest income                                   12,928      12,491      10,499
                                                                    --------    --------    --------
Provision for loan losses (note 4)                                        --          50          --
                                                                    --------    --------    --------

                 Net interest income after provision for
                      loan losses                                     12,928      12,441      10,499
                                                                    --------    --------    --------

Operating income:
    Service charges                                                    2,731       2,733       2,444
    Net gain (loss) on sales of investment securities (notes 3)           17          (6)        (31)
    Net gain (loss) on sale (write-down) of other assets (note 6)        (64)        187         (75)
                                                                    --------    --------    --------

                Total operating income                                 2,684       2,914       2,338
                                                                    --------    --------    --------

Operating expenses:
    Salaries and employee benefits                                     4,600       4,874       3,924
    Net occupancy and equipment                                        1,235       1,197         978
    Data processing                                                      565         652         641
    Deposit insurance                                                     34           2         267
    Other                                                              2,124       2,030       1,675
                                                                    --------    --------    --------

                Total operating expenses                               8,558       8,755       7,485
                                                                    --------    --------    --------

                Income before income tax expense                       7,054       6,600       5,352
                                                                    --------    --------    --------

Income tax expense (benefit) (note 8):
    Current                                                            2,274       2,178       1,763
    Deferred                                                              59          65         (13)
                                                                    --------    --------    --------

                Total income tax expense                               2,333       2,243       1,750
                                                                    --------    --------    --------
Net income                                                          $  4,721       4,357       3,602
                                                                    ========    ========    ========

                                   FIRST BANK

                  Years ended December 31, 1997, 1996 and 1995
                      (in thousands, except per share data)



                                                                      1997        1996        1995
                                                                    --------    --------    --------
Basic earnings per common share (note 15)                           $   2.67        2.44        2.15

Weighted average number of common
   shares outstanding                                                  1,757       1,760       1,674

Diluted earnings per common share (note 15)                         $   2.65        2.44        2.15

Weighted average number of common shares outstanding                   1,765       1,760       1,674
                                                                    ========    ========    ========

See accompanying notes to financial statements.

                                   FIRST BANK

                  Statements of Changes in Stockholders' Equity

                  Years ended December 31, 1997, 1996 and 1995
                                 (in thousands)

                                                      10%
                                                   cumulative                Additional                            Guaranteed
                                                   preferred      Common       paid-in     Retained    Deferred     ESOP loan
                                                     stock        stock        capital     earnings  compensation  obligation
                                                    -------       ------       ------      -------       ----       ------
Balance at December 31, 1994                        $  --          1,738        8,512       11,744       --         (1,152)
Cash dividends declared on common stock                --           --           --         (1,019)      --           --
Repayment of ESOP loan obligation                      --           --           --           --         --            144
Change in net unrealized gain (loss)
    on securities available for sale                   --           --           --           --         --           --
Net income for 1995                                    --           --           --          3,602       --           --
                                                    -------       ------       ------      -------       ----       ------
Balance at December 31, 1995                           --          1,738        8,512       14,327       --         (1,008)

Stock issued in merger                                1,245           72         --             (7)      --           --
Restricted stock issuance                              --             27          580         --         (607)        --
Amortization of deferred compensation (note 9)         --           --           --           --           10         --
Cash dividends declared on common stock                --           --           --         (1,056)      --           --
Cash dividends declared on preferred stock             --           --           --            (64)      --           --
Repayment of ESOP loan obligation                      --           --           --            212       --            584
Change in net unrealized gain (loss)
    on securities available for sale                   --           --           --           --         --           --
Net income for 1996                                    --           --           --          4,357       --           --
                                                    -------       ------       ------      -------       ----       ------
Balance at December 31, 1996                          1,245        1,837        9,092       17,769       (597)        (424)

Stock redemptions                                    (1,245)         (80)        --         (1,714)      --           --
Amortization of deferred
   compensation (note 9)                               --           --           --           --           60         --
Cash dividends declared on common stock                --           --           --         (1,074)      --           --
Cash dividends declared on preferred stock             --           --           --            (36)      --           --
Repayment of ESOP loan obligation                      --           --           --           --         --            424
Change in net unrealized gain (loss)
    on securities available for sale                   --           --           --           --         --           --
Transfer to additional paid-in capital                 --           --            908         (908)      --           --
Net income for 1997                                    --           --           --          4,721       --           --
                                                    -------       ------       ------      -------       ----       ------
Balance at December 31, 1997                        $  --          1,757       10,000       18,758       (537)        --
                                                    =======       ======       ======      =======       ====       ======
                                                   Net unrealized
                                                   gain (loss) on
                                                     securities       Total
                                                      available   stockholders'
                                                      for sale       equity
                                                       ------       -------
Balance at December 31, 1994                           (1,104)       19,738
Cash dividends declared on common stock                  --          (1,019)
Repayment of ESOP loan obligation                        --             144
Change in net unrealized gain (loss)
    on securities available for sale                    1,418         1,418
Net income for 1995                                      --           3,602
                                                       ------       -------
Balance at December 31, 1995                              314        23,883

Stock issued in merger                                   --           1,310
Restricted stock issuance                                --            --
Amortization of deferred compensation (note 9)           --              10
Cash dividends declared on common stock                  --          (1,056)
Cash dividends declared on preferred stock               --             (64)
Repayment of ESOP loan obligation                        --             796
Change in net unrealized gain (loss)
    on securities available for sale                     (217)         (217)
Net income for 1996                                      --           4,357
                                                       ------       -------
Balance at December 31, 1996                               97        29,019

Stock redemptions                                        --          (3,039)
Amortization of deferred
   compensation (note 9)                                 --              60
Cash dividends declared on common stock                  --          (1,074)
Cash dividends declared on preferred stock               --             (36)
Repayment of ESOP loan obligation                        --             424
Change in net unrealized gain (loss)
    on securities available for sale                      193           193
Transfer to additional paid-in capital                   --            --
Net income for 1997                                      --           4,721
                                                       ------       -------
Balance at December 31, 1997                              290        30,268
                                                       ======       =======

See accompanying notes to financial statements.

                                   FIRST BANK

                            Statements of Cash Flows

                  Years ended December 31, 1997, 1996 and 1995
                                 (in thousands)


                                                                              1997      1996        1995
                                                                          ----------- ---------  ---------
Net income                                                                $    4,721     4,357      3,602
Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization                                                736       732        574
    Loss (gain) on sale of other assets                                           60      (187)        --
    Provision for loan losses                                                     --        50         --
    Net premium amortization on investment securities                              8         9       (138)
    Deferred income tax expense (benefit)                                         59        65        (13)
    Net (gain) loss on sales of investment securities                            (17)        6         31
    Write-down of other assets                                                     4        --         75
    Write-down of other real estate                                               30        26         --
    Change in other assets and liabilities, net                                 (562)      921       (872)
                                                                           ---------- ---------  ---------
         Total adjustments                                                       318     1,622       (343)
                                                                           ---------- ---------  ---------
         Net cash provided by operating activities                             5,039     5,979      3,259
                                                                           ---------- ---------  ---------

Cash flows from investing activities:
    Cash and cash equivalents acquired in business combination                    --        --      1,956
    Net assets acquired in business combination                                   --     2,630         --
    Net (increase) decrease in interest-bearing time
       deposits in other financial institutions                               (1,686)     (894)       297
    Proceeds from sales of available for sale securities                       9,359     8,094      4,920
    Proceeds from maturing investment securities and principal paydowns       48,573    58,756     39,804
    Purchases of held to maturity securities                                  (6,992)  (22,852)   (12,147)
    Purchases of available for sale securities                               (35,992)  (36,905)   (28,508)
    Purchases of loans                                                       (15,753)  (12,188)    (8,383)
    Net decrease in loans                                                      1,733     5,056      5,030
    Recoveries on charged-off loans                                              153       119        153
    Purchases of bank premises and equipment                                  (1,261)     (707)      (403)
    Proceeds from sale of other assets                                           112       249         --
    Proceeds from sales of bank premises and equipment                             1        15        501
                                                                           ---------- ---------  ---------
                  Net cash (used in) provided by investing activities         (1,753)    1,373      3,220
                                                                           ---------- ---------  ---------

Cash flows from financing activities:
    Stock redemptions                                                         (3,039)       --         --
    Repayment of ESOP loan obligation                                           (424)     (796)      (144)
    Net increase (decrease) in deposits                                        8,571     3,265       (203)
    Repayment of notes payable                                                    --    (1,329)        --
    Dividends paid                                                            (1,110)   (1,120)    (1,019)
                                                                           ---------- ---------  ---------
                  Net cash provided by (used in) financing activities          3,998        20     (1,366)
                                                                           ---------- ---------  ---------

                  Net increase in cash and cash equivalents                    7,284     7,372      5,113

Cash and cash equivalents at beginning of year                                30,704    23,332     18,219
                                                                           ---------- ---------  ---------
Cash and cash equivalents at end of year                                   $  37,988    30,704     23,332
                                                                           ========== =========  =========

Supplemental disclosure of cash flow information:
    Interest paid                                                                        7,813      6,974
    Income taxes paid                                                          2,400     2,162      1,894
                                                                           ========== =========  =========

Supplemental schedule of noncash investing and financing activities:
    Foreclosure of assets in settlement of loans                           $     261        86        383
                                                                           ========== =========  =========

See accompanying notes to financial statements.

                                   FIRST BANK
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

     ORGANIZATION AND BASIS OF PRESENTATION

     First Bank (the Bank) is a State chartered bank which offers a full range of banking services to customers through its main office in Katy, Texas and nine branches in Houston, Texas and the surrounding areas. The Bank is principally engaged in obtaining funds in the form of deposits and investing such funds in mortgage loans on residential and commercial real estate, various types of consumer loans and investment and mortgage-backed securities. Generally, the loans are made to borrowers located in the greater Houston, Texas area and are secured by real estate, personal and commercial property, and deposits. Adverse changes in the economic conditions of the area could have a direct impact on the timing and amount of payments by borrowers.

     On April 25, 1996, the Bank consummated its acquisition of Security State Bank (Security) and its holding company, Securshares, Inc. To effect the transaction immediately following Security's merger with Securshares, Inc. Security was merged with the Bank. The transaction was accounted for as a pooling-of-interests, however the financial statements for 1995 were not restated because the effect of the merger was not material. The results of operations of Security are included in the statements of income from January 1, 1996. In connection with the merger the Bank issued 72,010 shares of common stock and 1,245,000 shares of newly issued preferred stock. Security had total assets of approximately $24,000,000 and stockholdersi equity of $1,309,000 as of December 31, 1995.

     On March 31, 1995, the Bank consummated its acquisition of Champions Bank, N.A. (Champions) by purchasing 100% of its outstanding stock. Champions' two branch locations were merged into the Bank following the transaction which was accounted for as a purchase. Accordingly, the purchase price and related acquisition costs were allocated to the estimated fair value of the net assets of Champions and the resultant costs in excess of net tangible assets acquired of approximately $1,800,000 were capitalized and are being amortized over a period of 20 years. The results of operations of Champions are included in the statements of income from the date of acquisition. On the acquisition date, Champions had total assets of approximately $49,000,000 and stockholders' equity of approximately $3,000,000.

     The following significant accounting policies are followed by the Bank in preparing and presenting its financial statements. These policies conform to generally accepted accounting principles and to prevailing practices within the banking industry.

                                                                     (Continued)

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from these estimates.

     RECLASSIFICATIONS

     Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to 1997 presentation. Such reclassifications had no effect on net income or stockholders' equity for 1996 or 1995.

     INVESTMENT SECURITIES

     The Bank classifies debt securities upon acquisition into one of three categories: held to maturity, trading or available for sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held to maturity and measured at amortized cost in the balance sheet only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the balance sheet with unrealized holding gains and losses included in earnings. Investments not classified as held to maturity nor trading are classified as available for sale and measured at fair value in the balance sheet with unrealized holding gains and losses, net of applicable tax effect, reported as a separate component of stockholdersi equity until realized.

     Premiums and discounts on securities are amortized or accreted over the securities' estimated lives using the interest method. Amortization or accretion is adjusted monthly as actual prepayments are received. Gains and losses on the sale of available for sale securities are recognized at the time of sale based on the specific identification method. Security sales and purchases are accounted for on a trade date basis.

     LOANS

     Unearned interest on consumer loans is recognized as income over the terms of the loans using the interest method. Consumer loans are stated at the principal amount outstanding, net of any unearned discount. Interest on all other loans, except overdrafts, is calculated using the simple interest method on daily balances of the principal amount outstanding.

     Fees for the origination of loans are recognized as income when received. Direct origination costs are recognized as incurred. The difference in recognizing fees and costs in this manner and in accordance with FASB Statement of Financial Accounting Standards No. 91, Accounting for Non-refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, which generally requires the deferral of net direct origination fees and costs and subsequent amortization, is not material to the financial position or the results of operations of the Bank.

                                                                     (Continued)

     Nonaccrual loans are loans for which the accrual of interest ceases when the collection of principal or interest payments is determined by management to be doubtful. It is the policy of the Bank to discontinue the accrual of interest when principal or interest payments are delinquent for 90 days (or at an earlier date if deemed appropriate by management) unless the loan principal and interest are determined by management to be fully collectible and are in the process of collection. Any unpaid interest previously accrued is reversed from income at the time the loan is put on nonaccrual status, and thereafter interest is recognized to the extent payments are received and only if the principal balance is considered fully collectible.

     A loan is considered impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are valued utilizing (i) the present value of expected future cash flows discounted at the effective interest rate of the loan, (ii) the fair value of the underlying collateral or (iii) the observable market price of the loan. At December 31, 1997, 1996 and 1995 the Bank held no such impaired loans.

     OTHER REAL ESTATE

     Other real estate consists of properties acquired by foreclosure or by deed taken in lieu of foreclosure and is recorded at the lower of the unpaid principal loan balance or fair value less estimated selling costs at the date of foreclosure and is included in other assets in the accompanying balance sheets. Losses on the foreclosure date are charged to the allowance for loan losses and are credited directly to the carrying value of the related property. Subsequently, other real estate is carried at lower of cost, as established at foreclosure, or fair value less estimated selling costs. Costs of holding properties including operating expenses, net of rental income, are charged to operating expenses. Gains on the sales of such properties are recognized when certain criteria relating to the nature of the property sold and the terms of sale are met and are included in operating income. Losses are recognized immediately.


     ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses represents amounts charged to operations, less loans charged off, net of recoveries, and is an amount which, in the judgment of management, is adequate to absorb known and estimated risks of loss in the loan portfolio. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies periodically review the Bank's allowance for losses on loans as an integral part of their examination process. Such agencies may require the Bank to recognize additions to the allowance based on information available to them at the time of their examination.

     BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets.

                                                                     (Continued)

     COSTS IN EXCESS OF NET TANGIBLE ASSETS ACQUIRED

     Net assets of companies acquired in purchase transactions are recorded at fair value on the date of acquisition. The results of operations of these companies are included in the financial statements for the periods subsequent to the effective dates of purchase. Purchase accounting adjustments, including identified intangibles such as premiums on deposits and discounts applied to loans, are amortized or accreted on a straight-line basis over the period benefited. The purchase price in excess of net tangible and intangible assets acquired is amortized on a straight-line basis over periods up to 20 years.

     LONG-LIVED ASSETS

     Impairment losses are recorded on long-lived assets, including cost in excess of net tangible assets acquired, when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Long-lived assets held for disposal are required to be valued at the lower of the assetsi carrying amount or fair value less cost to sell. The Bank continuously reviews the carrying value of its bank premises and equipment, costs in excess of net tangible assets acquired and other long-lived assets for possible impairment.

     INCOME TAXES

     The Bank accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the tax rates change.

     The State of Texas franchise tax is a designated percentage of capital and a designated percentage of adjusted taxable income, payable annually. Although the franchise tax is paid subsequent to each year end, the portion of the franchise tax attributable to the Bank's income earnings is accrued in the fiscal year the income is recorded.

     STATEMENTS OF CASH FLOWS

     For the purpose of reporting cash flows, cash and cash equivalents include cash, due from banks and federal funds sold. Federal funds sold are unsecured short-term investments entered into with other financial institutions and generally have one-day maturities.

                                                                     (Continued)

     EARNINGS PER COMMON SHARE COMPUTATIONS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (Statement 128), Earnings per Share. Statement 128 specifies the computation, presentation, and disclosure requirements for earnings per share (EPS). Basic EPS is calculated by dividing net income available to common shareholders, by the weighted average number of common shares outstanding. The computation of diluted EPS assumes the issuance of common shares for all dilutive potential common shares outstanding during the reporting period. The dilutive effect of stock options are considered in earnings per share calculations, if dilutive, using the treasury stock method. The Bank adopted Statement 128 in 1997, accordingly, all prior-period earnings per share data presented in the accompanying consolidated financial statements have been restated to conform to the requirements of Statement 128. Adoption of Statement 128 did not have a material effect on the Bank's consolidated financial statements.

(2)  RESERVE REQUIREMENTS

     Cash and due from banks of approximately $7,779,000 and $6,522,000 at December 31, 1997 and 1996, respectively, were maintained to satisfy regulatory reserve requirements.

                                                                     (Continued)

(3)  INVESTMENT SECURITIES

     The amortized cost and estimated fair value of investment securities held to maturity at December 31, 1997 and 1996 are as follows:

                                                   1997
                               ----------------------------------------------
                                             (in thousands)
                                             Gross       Gross      Estimated
                               Amortized   Unrealized  Unrealized      Fair
                                  Cost       Gains       Losses        Value
                                -------      ----       -------       ------
U.S. Treasury                   $ 1,506        10            (2)       1,514
U.S. Government agencies         16,763        48           (51)      16,760
Other                             4,449        48            (4)       4,493
                                -------      ----       -------       ------
                                 22,718       106           (57)      22,767
Mortgage-backed securities       18,888        33           (66)      18,855
                                -------      ----       -------       ------
                                $41,606       139          (123)      41,622
                                =======      ====       =======       ======

                                                   1996
                               ----------------------------------------------
                                             (in thousands)
                                             Gross       Gross      Estimated
                               Amortized   Unrealized  Unrealized      Fair
                                  Cost       Gains       Losses        Value
                                -------      ----       -------       ------
U.S. Treasury                   $ 1,509        10            (7)       1,512
U.S. Government agencies         18,170        92          (120)      18,142
Other                             5,123        22           (19)       5,126
                                -------      ----       -------       ------
                                 24,802       124          (146)      24,780
Mortgage-backed securities       30,861        21          (263)      30,619
                                -------      ----       -------       ------
                                $55,663       145          (409)      55,399
                                =======      ====       =======       ======

                                                                     (Continued)

     The net unrealized gain (loss) on securities available for sale, net of related federal income taxes, is included separately in stockholders' equity. The amortized cost and estimated fair value on investment securities available for sale at December 31, 1997 and 1996 are as follows:

                                                    1997
                               ------------------------------------------------
                                              (in thousands)
                                             Gross       Gross        Estimated
                               Amortized   Unrealized  Unrealized       Fair
                                  Cost       Gains       Losses         Value
                               --------      ----       --------       -------
U.S. Treasury                  $ 28,505       103             (2)       28,606
U.S. Government agencies         24,299        85            (24)       24,360
Other                             2,481        68           --           2,549
FHLB Stock                        1,170      --             --           1,170
                               --------      ----       --------       -------
                                 56,455       256            (26)       56,685
Mortgage-backed securities       43,795       439           (229)       44,005
                               --------      ----       --------       -------
                               $100,250       695           (255)      100,690
                               ========      ====       ========       =======

                                                    1996
                               ------------------------------------------------
                                              (in thousands)
                                             Gross         Gross      Estimated
                               Amortized   Unrealized   Unrealized      Fair
                                  Cost       Gains        Losses        Value
                                --------      ----       --------      -------
U.S. Treasury                   $ 30,245        89            (29)      30,305
U.S. Government agencies          10,767       109            (12)      10,864
Other                              3,241      --              (30)       3,211
FHLB Stock                           951      --             --            951
                                --------      ----       --------      -------
                                  45,204       198            (71)      45,331
Mortgage-backed securities        55,921       475           (455)      55,941
                                --------      ----       --------      -------
                                $101,125       673           (526)     101,272
                                ========      ====       ========      =======


     Proceeds from sales of available for sale securities during the years ended December 31, 1997, 1996, and 1995 were approximately $9,359,000, $8,094,000 and $4,920,000, respectively. Gross losses of approximately $57,000 and gross gains of approximately $74,000 were realized on sales of available for sale securities for the year ended December 31, 1997. Gross losses of approximately $12,000 and gross gains of approximately $6,000 were realized on sales of available for sale securities for the year ended December 31, 1996. Gross losses of approximately $91,000 and gross gains of approximately $60,000 were realized on sales of available for sale securities for the year ended December 31, 1995.

                                                                     (Continued)

     The amortized cost and estimated fair value of investment securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Held To Maturity         Available For Sale
                                            --------------------      --------------------
                                                        Estimated                 Estimated
                                           Amortized      Fair       Amortized      Fair
                                             Cost         Value        Cost         Value
                                            -------      -------      -------      -------
                                                            (in thousands)
Due in one year or less                     $ 9,289        9,287       19,437       19,481
Due one year through 5 years                 12,221       12,251       32,843       32,968
Due after five years through ten years        1,113        1,128          613          608
Due after ten years                              95          101        3,562        3,628
                                            -------      -------      -------      -------
                                             22,718       22,767       56,455       56,685
Mortgage-backed securities                   18,888       18,855       43,795       44,005
                                            -------      -------      -------      -------
                                            $41,606       41,622      100,250      100,690
                                            =======      =======      =======      =======

     Investment securities with a carrying amount of approximately $57,391,000 and $54,893,000 at December 31, 1997 and 1996, respectively, were pledged to secure public funds on deposit and for other purposes as required or permitted by law.

(4)  LOANS

     A summary of loans at December 31, 1997 and 1996 follows:

                                    1997           1996
                                 ---------       --------
     Commercial                  $   7,109          5,681
     Real estate                    92,482         78,133
     Consumer                       22,003         23,008
     Agricultural                    3,840          4,441
                                 ---------       --------
                                   125,434        111,263
     Less unearned discount           (896)          (898)
                                 ---------       --------
                Total, net       $ 124,538        110,365
                                 =========       ========


     Nonaccrual and renegotiated loans approximated $451,000 at December 31, 1997 and $348,000 at December 31, 1996. Interest recorded in the accompanying financial statements was less than the amount that would have been recorded using the original contract rates on such loans by approximately $30,000, $25,000 and $32,000 for the years ended December 31, 1997, 1996 and 1995, respectively. At December 31, 1997 and 1996 there were no loans classified as impaired.

     All loans to directors of the Bank, stockholders of the Bank and associates of such persons are, in the opinion of management, made in the ordinary course of business on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable loans of like quality and risk of collectibility. The outstanding balance of direct and indirect personal borrowings of such persons and their associates as of December 31, 1997 and 1996 was approximately $729,000 and $623,000, respectively.

                                                                     (Continued)

     Activity in the allowance for loan losses during the years ended December 31, 1997, 1996 and 1995 follows:

                                             1997         1996         1995
                                           -------       ------       ------
                                                     (in thousands)
     Balance at beginning of year          $ 1,487        1,067          856
     Provision charged to operations          --             50         --
     Acquired in acquisition                  --            692          311
     Losses charged to allowance              (337)        (441)        (253)
     Recoveries credited to allowance          153          119          153
                                           -------       ------       ------
            Balance at end of year         $ 1,303        1,487        1,067
                                           =======       ======       ======

(5)  BANK PREMISES AND EQUIPMENT

     A summary of bank premises and equipment at December 31, 1997 and 1996 follows:

                                            Estimated        1997        1996
                                           Useful Life     -------       -----
                                           -----------       (in thousands)
Land                                            --         $ 1,219       1,219
Buildings and improvements                   40 years        5,005       4,911
Furniture, fixtures, equipment
    and vehicles                          3 to 10 years      3,049       2,647
                                                           -------       -----
                                                             9,273       8,777
Less accumulated depreciation                               (4,074)     (3,735)
                                                           -------       -----
       Bank premises and equipment, net                    $ 5,199       5,042
                                                           =======       =====

     Depreciation and amortization expense for the years ended December 31, 1997, 1996 and 1995 was approximately $538,000, $520,000 and $409,000, respectively.

(6)  OTHER ASSETS

     On December 31, 1992, a partnership in which the Bank owned 100% of the general partner was dissolved and its assets were distributed to the partners. The partnership had recorded its assets based on estimated current fair value, and the Bank had used the equity method of accounting for its investment. In 1997 and 1995 these assets were written down by $15,000 and $75,000, respectively, leaving a balance of $1,000 in 1997 which was transferred to "Investments." During 1997 and 1996, certain assets were sold for $148,000 and $249,000, respectively, and the Bank recorded a loss of approximately $17,000 and a gain of $187,000, respectively.

                                                                     (Continued)

(7)  INTEREST-BEARING DEPOSITS

     A summary of interest-bearing deposits at December 31, 1997 and 1996 follows:

                                                     1997          1996
                                                   --------      -------
                                                      (in thousands)
     Savings deposits and NOW accounts             $ 89,648       83,436
     Money market accounts                           35,804       34,629
     Certificates of deposit in denominations
          of less than $100,000                      75,097       74,974
     Certificates of deposit in denominations
          of $100,000 or more                        25,446       24,177
                                                   --------      -------
                                                   $225,995      217,216
                                                   ========      =======

     Interest expense on certificates of deposit in denominations of $100,000 or more was approximately $1,215,000, $1,042,000 and $782,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

     At December 31, 1997, the scheduled maturities of certificates of deposit are as follows (in thousands):

           1998                                    $   90,438
           1999                                         6,467
           2000                                         3,311
           2001                                           145
           2002 and thereafter                            182
                                                   ----------
                                                    $ 100,543
                                                   ==========

(8)  INCOME TAX EXPENSE

     A reconciliation between income tax expense recorded in the accompanying statements of income and the amount computed by multiplying income before income tax expense by the statutory federal income tax rate of 34% in 1997, 1996 and 1995 follows:

                                                      1997         1996         1995
                                                    -------       ------       ------
                                                              (in thousands)
Computed "expected" tax expense                     $ 2,398        2,244        1,820
Increase (reduction) due to:
    Tax-exempt interest income, net                     (83)         (75)         (77)
    Amortization of costs in excess of net
       tangible assets acquired                          29           31           21
    Stock released to Employee Stock Ownership
       Plan                                            --             63         --
    Other, net                                          (11)         (20)         (14)
                                                    -------       ------       ------
                Income tax expense                  $ 2,333        2,243        1,750
                                                    =======       ======       ======

                                                                     (Continued)

     Significant temporary differences that give rise to deferred tax asset and liabilities as of December 31, 1997 and 1996 are as follows:

                                                          1997        1996
                                                          -----       ----
                                                           (in thousands)
Deferred tax assets:
     Loans, due to allowance for loan losses              $ 170        232
                                                          -----       ----
Deferred tax liabilities:
    Bank premises and equipment, due to depreciation       (132)      (145)
    Unrealized gain on securities available for sale       (149)       (50)
    Other                                                   (22)       (54)
                                                          -----       ----
                                                           (303)      (249)
                                                          -----       ----
                      Net deferred tax liability          $(133)       (17)
                                                          =====       ====

     Management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets. The net deferred tax liability at December 31, 1997 and 1996 is included in other liabilities on the accompanying balance sheets.

(9)  STOCKHOLDERS' EQUITY AND CAPITAL REQUIREMENTS

     During 1996, the Bank entered into a restricted stock agreement with an officer that provided for the issuance of 27,000 shares of common stock to the officer with a fair market value on the date of issuance of $607,500. The shares will remain restricted until 2006 and are subject to forfeiture should the officer voluntarily resign. The value of such shares on the issuance date, as determined by the Board of Directors, will be charged to compensation expense on a prorata basis over the term of the agreement. Approximately $60,770 and $10,000 in compensation expense was recognized for 1997 and 1996, respectively.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative and qualitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                     (Continued)

     As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                      To Be
                                                                                 Well Capitalized
                                                                For                Under Prompt
                                                              Capital               Corrective
                                                              Adequacy                Action
                                       Actual                 Purposes              Provisions
                                --------------------   -------------------    -------------------
                                Amount        Ratio    Amount        Ratio    Amount        Ratio
                                -------       -----    ------        -----    ------        -----
As of December 31, 1997
   Total capital (to risk
       weighted assets)         $28,648        22.1%    $10,353        8.0%    $12,941       10.0%
   Tier 1 Capital (to risk
       weighted assets)          27,345        21.1       5,176        4.0       7,765        6.0
   Tier 1 Capital (to
       average assets)           27,345         8.8      12,391        4.0      15,489        5.0
As of December 31, 1996
   Total capital (to risk
       weighted assets)          27,379        24.3%      9,011        8.0      11,264       10.0
   Tier 1 Capital (to risk
       weighted assets)          24,725        22.0       4,505        4.0       6,758        6.0
   Tier 1 Capital (to
       average assets)           24,725         8.1      12,252        4.0      15,315        5.0

(10) COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Bank enters into various transactions which, in accordance with generally accepted accounting principles, are not included on the balance sheets. These transactions are referred to as ioff-balance sheet commitments.i The Bank enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and letters of credit which involve elements of credit risk in excess of the amounts recognized in the balance sheets. The Bank minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

                                                                     (Continued)

     The Bank enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Customers use credit commitments to ensure that funds will be available for working capital purposes, for capital expenditures and to ensure access to funds under specified terms and conditions. Substantially all of the Bankis commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses.

     Letters of credit are written and conditional commitments are issued by the Bank to guarantee the performance of a customer to a third party. The Bankis policies generally require that letters of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

     Outstanding commitments to extend credit and letters of credit at December 31, 1997 and 1996 are approximately as follows:

                                                          1997           1996
                                                      -----------     ----------
          Commitments to extend credit                $ 5,225,000      3,264,000
          Letters of credit                               433,000        460,000
                                                      ===========     ==========

     The Bank currently occupies space at one branch under a long-term lease agreement. The future minimum payments under this operating lease are not material.

(11) RELATED PARTY TRANSACTIONS

     The Bank's officers, directors, stockholders and their associates, including corporations and firms of which they are officers or in which they or their families have an ownership interest, are also customers of the Bank. These persons, corporations and firms have had transactions in the ordinary course of business with the Bank (see note 4). In addition, in November, 1996 the Bank entered into an agreement which provides the Bank will pay a principal shareholder $10,000 a month for his consulting services. The agreement has a term of one (1) year but will likely be extended by the Board of Directors. During the years ended December 31, 1997, 1996 and 1995, the Bank paid approximately $120,000, $20,000 and $70,000, respectively, to certain other stockholders as compensation for services provided.

(12) DISCLOSURES ABOUT THE FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Bank discloses estimated fair values for its financial instruments at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bankis entire holdings of a particular instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                                                                     (Continued)

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, other assets and liabilities that are not considered financial instruments include cost in excess of net tangible assets acquired, deferred taxes, and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and are not considered in the following calculations.

     Fair value estimates, methods and assumptions are set forth below for the Bank's financial instruments.

                                           December 31, 1997         December 31, 1996
                                        ----------------------     ---------------------
                                        Carrying     Estimated     Carrying    Estimated
                                         Amount     Fair Value      Amount    Fair Value
                                        --------    ----------     --------   ----------
                                                         (in thousands)
Financial assets:
   Cash and cash equivalents            $ 37,988       37,988       30,704       30,704
   Interest-bearing time
       deposits in other financial
       institutions                        3,473        3,480        1,787        1,784
   Investment securities:
       Held to maturity                   41,606       41,622       55,663       55,399
       Available for sale                100,690      100,690      101,272      101,272
   Loans, net                            123,235      136,298      108,878      108,432
   Other assets                             --           --            182          182
                                        ========      =======      =======      =======
Financial liabilities:
   Deposits:
       Noninterest-bearing
          demand deposits               $ 61,467       61,467       61,675       61,675
       Interest-bearing
          transaction accounts           125,452      125,452      118,065      118,065
       Certificates of deposit           100,543      100,735       99,151       99,355
                                        ========      =======      =======      =======

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value.

     CASH AND CASH EQUIVALENTS

     For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

     INTEREST-BEARING TIME DEPOSITS IN OTHER
        FINANCIAL INSTITUTIONS

     These consist primarily of certificates of deposits with remaining maturities ranging up to six months. Carrying value approximates fair value because of the short maturity of these instruments and there are no anticipated credit concerns.

                                                                     (Continued)

     INVESTMENT SECURITIES

     For investment and mortgage-backed securities, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     OTHER ASSETS

     Financial instruments included in other assets in 1996 consisted of the equity investments discussed in note 6. The Bank carried these investments at the lower of cost or market as determined by third-party appraisals or analysis of the underlying net assets. At December 31, 1997 and 1996, management estimates that the carrying value approximates fair value.

     LOANS

     The fair value of loans is estimated for segregated groupings of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage and consumer loans. Each of these categories is further subdivided into fixed and adjustable rate loans.

     The fair value of loans is then calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loans.

     DEPOSIT LIABILITIES

     The fair value of NOW accounts, savings accounts, and certain money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

     COMMITMENTS TO EXTEND CREDIT AND
        STANDBY LETTERS OF CREDIT

     The fair value of commitments to extend credit and standby letters of credit is estimated by taking into account the remaining terms of the agreements and the present creditworthiness of the counterparts. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments to extend credit is considered to be the same as their carrying value because rates on commitments to extend credit are generally the same as current market rates. There are no accruals or deferred income in the balance sheets arising from these unrecognized financial instruments; therefore, they are not included in the table above.

                                                                     (Continued)

(13) EMPLOYEE STOCK OWNERSHIP PLAN

     The Bank has sponsored a leveraged employee stock ownership plan (ESOP) that covers all employees over the age of 20-1/2 with at least six months service. The ESOP borrowed $1,280,000 from a bank and used the proceeds to purchase 80,000 shares of First Bank common stock from a related party. In January 1997 the Bank repurchased 79,724 undistributed shares for $1,793,790. In addition, during 1997, 1996 and 1995 the Bank contributed $424,000, $796,000 and $144,000, respectively, to fully liquidate the ESOP's indebtedness. As of December 31, 1997 all ESOP assets consist solely of investment securities and have been fully allocated to active plan participants. First Bank plans to terminate the ESOP in 1998 whereby all participants will fully vest and receive a full distribution of their accounts.

     Prior to the repurchase of the shares the Bank reported compensation expense equal to the market value of the shares released. Dividends on allocated ESOP shares were recorded as a reduction in retained earnings; dividends on unallocated ESOP shares of $37,800 in 1996 were recorded in connection with the ESOP as a reduction in debt and accrued interest. Compensation expense related to the ESOP was approximately $424,000, $796,000 and $144,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

(14) STOCK OPTIONS

     In October 1996, the Board adopted a fixed stock option plan covering certain officers. The plan grants the participants options allowing them to purchase one share of common stock for each unit granted. The options are exercisable after five years from date of grant, subject to a vesting schedule of 20% per year beginning with the fifth year from date of grant, or in the event that there is a change of control. Accordingly, none of the options are currently exercisable. No options were forfeited during 1997 or 1996. The following tables summarize information concerning options granted and outstanding for the years ended December 31, 1997 and 1996:

                                                     1997          1996       1995
                                                   -------        ------      ----
Number of options:
   Options outstanding, beginning of year           25,000          --          --
   Options granted during the year                      --        25,000        --
                                                   -------        ------      ----
   Options outstanding, end of year                 25,000        25,000        --
                                                   =======        ======      ====
Weighted average exercise prices of options:
   Options outstanding, beginning of year          $ 22.50            --        --
   Options granted during the year                      --         22.50        --
                                                   -------        ------      ----
   Options outstanding, end of year                  22.50         22.50        --

Weighted average grant date fair value of
   options granted during the year                 $    --          8.90        --

                                                                     (Continued)

     The fair value of the options was determined at grant date using the Minimum Value method. The Bank assumed a risk-free interest rate of 6.50% in 1996. If the Bank had implemented FASB Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, net income would have been reduced by approximately $28,000 and $28,000 in 1997 and 1996, respectively.

(15) EARNINGS PER COMMON SHARE COMPUTATIONS

     Basic earnings per share was computed by dividing net income available to common shareholders by the weighted average number of common stock outstanding during the year. Diluted earnings per share was computed by dividing net income by the weighted average number of common stock and common stock equivalents outstanding during the year. The diluted earnings per share computations include the effects of common stock equivalents applicable to stock option contracts.

     The table below presents a reconciliation of basic and diluted earnings per share computations for the years ended December 31, 1997, 1996 and 1995.


(Dollars in thousands, except
   per share data)                                    1997              1996             1995
                                                   -----------       ----------       ---------
Net income                                         $     4,721            4,357           3,602
Less:  Preferred stock dividends                           (36)             (64)           --
                                                   -----------       ----------       ---------
Net income available to common shareholders        $     4,685            4,293           3,602
                                                   ===========       ==========       =========

Weighted average number of common shares
    outstanding used in basic EPS calculation        1,757,505        1,760,208       1,673,719

Add assumed exercise of
    outstanding stock options
    as adjustments for dilutive securities               7,558             --              --
                                                   -----------       ----------       ---------

Weighted average number of common
    shares outstanding used in
    diluted EPS calculations                         1,765,063        1,760,208       1,673,719
                                                   ===========       ==========       =========

Basic EPS                                          $      2.67       $     2.44       $    2.15
Diluted EPS                                               2.65             2.44            2.15
                                                   ===========       ==========       =========

                                                                     (Continued)

(16) SUBSEQUENT EVENTS

     On December 24, 1997, First Bank entered into an Agreement and Plan of Reorganization whereby First Bank will convert to a national banking association and immediately thereafter become a wholly-owned subsidiary of Norwest Corporation (Norwest), a Delaware corporation. First Bank shares, including options shares, will be converted and exchanged for 2,000,000 shares of Norwest. The consummation of the transaction is subject to the approval of various regulatory authorities and approval by at least two-thirds of First Bank shareholders.

     On January 20, 1998 the Board of Directors of the Bank declared a $.15 common stock dividend payable on January 23, 1998.

                                  APPENDIX A
                     AGREEMENT AND PLAN OF REORGANIZATION

                        DATED DECEMBER 24, 1997 BETWEEN
                                  FIRST BANK
                                     AND
                              NORWEST CORPORATION

                                   AGREEMENT
                                      AND
                            PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 24th day of December, 1997, by and between FIRST BANK ("First Bank"), a Texas banking association, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

         WHEREAS, the parties hereto desire to effect a reorganization whereby First Bank will convert (the "Conversion") to a national banking association and, immediately following the Conversion, a wholly-owned subsidiary of Norwest will consolidate with First Bank (the "Consolidation") pursuant to an agreement and plan of consolidation (the "Consolidation Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of First Bank of the par value of $1.00 per share ("First Bank Common Stock") outstanding immediately prior to the time the Consolidation becomes effective in accordance with the provisions of the Consolidation Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

         NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

         1.  BASIC PLAN OF REORGANIZATION

         (a) CONVERSION AND CONSOLIDATION. Subject to the terms and conditions contained herein, First Bank will convert to a national banking association and, immediately following the Conversion, a wholly-owned subsidiary of Norwest will be consolidated with First Bank pursuant to the Consolidation Agreement, with First Bank as the surviving corporation, in which consolidation each share of First Bank Common Stock outstanding immediately prior to the Effective Time of the Consolidation (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock (the "Norwest Share Amount") determined by dividing (A) 2,000,000, by (B) the sum of (i) the number of shares of First Bank Common Stock outstanding immediately prior to the Effective Time of the Consolidation, plus (ii) the number of shares of First Bank Common Stock issuable pursuant to the exercise of First Bank Options (as defined below) or other rights to acquire First Bank Common Stock, outstanding immediately prior to the Effective Time of the Consolidation.

         (b) NORWEST COMMON STOCK ADJUSTMENTS. If, between the date hereof and the Effective Time of the Consolidation, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of First Bank Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of First Bank Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of First Bank Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Consolidation.

         (c) FRACTIONAL SHARES. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

         (d) MECHANICS OF CLOSING CONSOLIDATION. Subject to the terms and conditions set forth herein, the closing of the Consolidation will occur within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Consolidation to be completed as soon as practicable after the receipt of final regulatory approval of the Consolidation and the expiration of all required waiting periods. The Consolidation shall be effective at 12:01 a.m., Minneapolis, Minnesota time (the "Effective Time of the Consolidation") on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the Consolidation (the "Effective Date of the Consolidation").

         The closing of the transactions contemplated by this Agreement and the Consolidation Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

         2. REPRESENTATIONS AND WARRANTIES OF FIRST BANK. First Bank represents and warrants to Norwest as follows:

         (a) ORGANIZATION AND AUTHORITY. First Bank is a banking association duly organized, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on First Bank and the First Bank Subsidiaries (as defined below) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. First Bank has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

         (b) FIRST BANK'S SUBSIDIARIES. Schedule 2(b) sets forth a complete and correct list of all of First Bank's subsidiaries as of the date hereof (individually a "First Bank Subsidiary" and collectively the "First Bank Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by First Bank. No equity security of any First Bank Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any First Bank Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of such shares so owned by First Bank are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each First Bank Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on
Schedule 2(b), First Bank does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

         (c) CAPITALIZATION. The authorized capital stock of First Bank consists of 3,000,000 shares of preferred stock, $1.00 par value, of which as of the close of business on September 30, 1997, no shares were outstanding and no shares were held in the treasury, and 3,000,000 shares of common stock, $1.00 par value, of which as of the close of business on September 30, 1997, 1,757,505 shares were outstanding and no shares were held in the treasury. As of the date hereof, there are outstanding options (each, a "First Bank Option") to purchase an aggregate of 25,000 shares of First Bank Stock under Stock Option Agreements dated October 15, 1996 with Don Birkelbach and R. Wayne Crawford. In addition, as of the date hereof, First Bank has issued an aggregate of 27,000 shares of restricted stock (the "Restricted Stock") to R. Wayne Crawford pursuant to and subject to the terms of a Restricted Stock Award Agreement dated October 15, 1996. The maximum number of shares of First Bank Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute First Bank Common Stock) that would be outstanding as of the Effective Date of the Consolidation if all options, warrants, conversion rights and other rights with respect thereto were exercised is

1,782,505. All of the outstanding shares of capital stock of First Bank have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in this paragraph or in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating First Bank or any First Bank Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of First Bank or any First Bank Subsidiary. Except as set forth in Schedule 2(c), since September 30, 1997, no shares of First Bank capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by First Bank or any First Bank Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of First Bank.

         (d) AUTHORIZATION. First Bank has the corporate power and authority to enter into this Agreement and the Consolidation Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Consolidation Agreement by First Bank and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of First Bank. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over First Bank as may be required by statute or regulation, this Agreement and the Consolidation Agreement are valid and binding obligations of First Bank enforceable against First Bank in accordance with their respective terms.

         Except as set forth on Schedule 2(d), neither the execution, delivery and performance by First Bank of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by First Bank with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of First Bank or any First Bank Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Bank or any First Bank Subsidiary is a party or by which it may be bound, or to which First Bank or any First Bank Subsidiary or any of the properties or assets of First Bank or any First Bank Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of First Bank, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to First Bank or any First Bank Subsidiary or any of their respective properties or assets.

         Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Bank Holding Company Act of 1956, as amended (the "BHC Act") or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Conversion and the Consolidation under the National Bank Act or Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by First Bank of the transactions contemplated by this Agreement and the Consolidation Agreement.

         (e) FIRST BANK FINANCIAL STATEMENTS. The consolidated balance sheets of First Bank and First Bank's Subsidiaries as of December 31, 1996 and December 31, 1995 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1996, together with the notes thereto, certified by KPMG Peat Marwick LLP, and the unaudited consolidated statements of financial condition of First Bank and First Bank's Subsidiaries as of September 30, 1997 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the nine (9) months then ended (collectively, the "First Bank Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of First Bank and First Bank's Subsidiaries at the dates and the consolidated results of operations and cash flows of First Bank and First Bank's Subsidiaries for the periods stated therein.

         (f) REPORTS. Since December 31, 1991, First Bank and each First Bank Subsidiary has filed all reports, registrations and statements, if any, together with any required amendments thereto, that it was required to file with (i) the Securities and Exchange Commission (the "SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board,
(iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "First Bank Reports". As of their respective dates, the First Bank Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the First Bank Reports have been made available to Norwest by First Bank.

         (g) PROPERTIES AND LEASES. Except as may be reflected in the First Bank Financial Statements and except for any lien for current taxes not yet delinquent, First Bank and each First Bank Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in First Bank's consolidated balance sheet as of September 30, 1997, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to First Bank or any First Bank Subsidiary pursuant to which First Bank or such First Bank Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by First Bank or such First Bank Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all First Bank's and each First Bank Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         (h) TAXES. Each of First Bank and the First Bank Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it on or before the Closing Date, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of First Bank and the First Bank Subsidiaries for the fiscal year ended December 31, 1993, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither First Bank nor any First Bank Subsidiary is a party to any pending action or proceeding, nor, to the best knowledge of management of First Bank, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) to the best knowledge of management of First Bank, no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of First Bank or any First Bank Subsidiary which has not been settled, resolved and fully satisfied. Each of First Bank and the First Bank Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of September 30, 1997, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of First Bank and the First Bank Subsidiaries with respect to all periods through the date thereof.

         (i) ABSENCE OF CERTAIN CHANGES. Since December 31, 1996 through the date of this Agreement, there has been no change in the business, financial condition or results of operations of First Bank or any First Bank Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of First Bank and the First Bank Subsidiaries taken as a whole.

         (j) COMMITMENTS AND CONTRACTS. Except as set forth on Schedule 2(j), neither First Bank nor any First Bank Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                  (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by First Bank or such First Bank Subsidiary);

                  (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

                  (iii) any labor contract or agreement with any labor union;

                  (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of First Bank or any First Bank Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, First Bank or any First Bank Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

                  (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

                  (vi) any lease with annual rental payments aggregating $10,000 or more; or

                  (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

                  (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

         (k) LITIGATION AND OTHER PROCEEDINGS. First Bank has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for First Bank with respect to loss contingencies as of December 31, 1996 in connection with the First Bank financial statements, and (ii) a written list of legal and regulatory proceedings filed against First Bank or any First Bank Subsidiary since said date. Neither First Bank nor any First Bank Subsidiary is a party to any pending or, to the best knowledge of First

Bank, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of First Bank and the First Bank Subsidiaries taken as a whole.

         (l) INSURANCE. First Bank and each First Bank Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as First Bank has owned such First Bank Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

         (m) COMPLIANCE WITH LAWS. First Bank and each First Bank Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of First Bank or such First Bank Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of First Bank, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by First Bank and each First Bank Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither First Bank nor any First Bank Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on
Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of First Bank or any First Bank Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of First Bank and the First Bank Subsidiaries taken as a whole.

         (n) LABOR. No work stoppage involving First Bank or any First Bank Subsidiary is pending or, to the best knowledge of First Bank, threatened. Neither First Bank nor any First Bank Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of First Bank or such First Bank Subsidiary. Employees of First Bank and the First Bank Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

         (o) MATERIAL INTERESTS OF CERTAIN PERSONS. Except as set forth on
Schedule 2(o), to the best knowledge of First Bank no officer or director of First Bank or any First Bank

Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Securities Exchange Act of 1934) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of First Bank or any First Bank Subsidiary.

         Schedule 2(o) sets forth a correct and complete list of any loan from First Bank or any First Bank Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to First Bank's or such First Bank Subsidiary's Board of Directors.

         (p)  FIRST BANK BENEFIT PLANS.

                  (i) The only "employee benefit plans" within the meaning of
         Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which First Bank or any First Bank Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by First Bank or any First Bank Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

                  (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), First Bank or the First Bank subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Reform Act of 1986 ("TRA `86") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. First Bank knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of
         Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

                  (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

                  (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of First Bank, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of First Bank, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to First Bank and the First Bank Subsidiaries taken as a whole.

                  (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

                  (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

                  (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of First Bank or any First Bank Subsidiary under any Plan or otherwise,
         (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

         (q) PROXY STATEMENT, ETC. None of the information regarding First Bank and the First Bank Subsidiaries supplied or to be supplied by First Bank for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of First Bank Common Stock pursuant to the provisions of the Consolidation Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to First Bank's shareholders in connection with the meeting to be called to consider the Consolidation (the "Proxy Statement") and
(iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which First Bank and the First Bank Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

         (r) REGISTRATION OBLIGATIONS. Except as set forth on Schedule 2(r), neither First Bank nor any First Bank Subsidiary is under any obligation, contingent or otherwise, which will survive the Consolidation by reason of any agreement to register any of its securities under the Securities Act of 1933 and the rules and regulations thereunder.

         (s) BROKERS AND FINDERS. Except for NationsBanc Montgomery Securities, Inc., neither First Bank nor any First Bank Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for First Bank or any First Bank Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

         (t) FIDUCIARY ACTIVITIES. Neither First Bank nor any First Bank subsidiary has any accounts for which it has acted as a fiduciary including but not limited to accounts for which it has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor; provided, however, that First Bank has acted in a fiduciary capacity with respect to individual retirement accounts and Keogh accounts.

         (u) NO DEFAULTS. Neither First Bank nor any First Bank Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon First Bank and the First Bank Subsidiaries, taken as a whole. To the best of First Bank's knowledge, all parties with whom First Bank or any First Bank Subsidiary has material leases, agreements or contracts or who owe to First Bank or any First Bank Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the First Bank Subsidiaries are in compliance therewith in all material respects.

         (v) ENVIRONMENTAL LIABILITY. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on First Bank or any First Bank Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of First Bank's knowledge, threatened against First Bank or any First Bank Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon First Bank and First Bank's Subsidiaries taken as a whole; to the best of First Bank's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of First Bank's knowledge neither First Bank nor any First Bank Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. First Bank has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

         3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to First Bank as follows:

         (a) ORGANIZATION AND AUTHORITY. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

         (b) NORWEST SUBSIDIARIES. Schedule 3(b) sets forth a complete and correct list as of December 31, 1996, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. ss. 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

         (c) NORWEST CAPITALIZATION. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 1997, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, and 10,438 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 21,177 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 23,260 shares of 1996 ESOP Cumulative

Convertible Preferred Stock, at $1,000 stated value, and 28,032 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on September 30, 1997, no shares were outstanding; and (iii) 1,000,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on October 31, 1997, 755,315,646 shares were outstanding and 10,506,201 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable.

         (d) AUTHORIZATION. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Consolidation Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

         Neither the execution, delivery and performance by Norwest of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

         Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Consolidation under the National Bank Act or Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Consolidation Agreement.

         (e) NORWEST FINANCIAL STATEMENTS. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1996 and 1995 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1996, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of September 30, 1997 and the related unaudited consolidated statements of income and cash flows for the nine (9) months then ended included in Norwest's Quarterly Report on Form 10-Q, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

         (f) REPORTS. Since December 31, 1991, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (g) PROPERTIES AND LEASES. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of September 30, 1997 included in Norwest's Quarterly Report on Form 10-Q, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         (h) TAXES. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

         (i) ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

         (j) COMMITMENTS AND CONTRACTS. Except as set forth on Schedule 3(j), as of December 31, 1996 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                  (i)  any labor contract or agreement with any labor union;

                  (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which,

         Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

                  (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

         (k) LITIGATION AND OTHER PROCEEDINGS. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

         (l) INSURANCE. Norwest and each Norwest Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

         (m) COMPLIANCE WITH LAWS. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

         (n) LABOR. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.


         (o)  NORWEST BENEFIT PLANS.

                  (i) As of May 1, 1996, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

                  (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TRA `86 for each of the Norwest Plans to which the qualification requirements of
         Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of
         Section 401(a) of the Code is not "qualified" within the meaning of
         Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

                  (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

                  (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated fiduciary standards under
         Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

                  (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

                  (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

                  (vii) Neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

         (p) REGISTRATION STATEMENT, ETC. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

         (q) BROKERS AND FINDERS. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

         (r) NO DEFAULTS. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

         (s) ENVIRONMENTAL LIABILITY. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

         4. COVENANTS OF FIRST BANK. First Bank covenants and agrees with Norwest as follows:

         (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, First Bank, and each First Bank Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest, make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $200,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the

Consolidation; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of First Bank and each First Bank Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on First Bank and the First Bank Subsidiaries taken as a whole; and permit Norwest and its representatives (including KPMG Peat Marwick LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of First Bank herein expressed.

         (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, First Bank and each First Bank subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities, except that First Bank may issue shares of First Bank Common Stock upon the exercise of outstanding First Bank Options described in paragraph 2(c) hereof; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation provided, however, that First Bank may declare and pay regular quarterly dividends, in accordance with past practice, between the date of this Agreement and the Effective Time of the Consolidation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of First Bank, except as may be required by the Restricted Stock Award Agreement with respect to the Restricted Stock; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any First Bank Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

         (c) The Board of Directors of First Bank will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement, the Conversion and the Consolidation Agreement be submitted to a vote at such meeting. The Board of Directors of First Bank will (i) cause proper notice of such meeting to be given to its shareholders in compliance with all applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement, the Conversion and the Consolidation Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

         (d) First Bank will furnish or cause to be furnished to Norwest all the information concerning First Bank and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of KPMG Peat Marwick LLP to use such opinion in such Registration Statement.

         (e) First Bank will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of First Bank to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

         (f) First Bank will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

         (g) First Bank will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to First Bank and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to First Bank's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to First Bank, in the public domain, or later acquired by First Bank from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

         (h) Neither First Bank, nor any First Bank Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of First Bank or any First Bank Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of First Bank or any First Bank Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with First Bank or any First Bank Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to First Bank or any First Bank Subsidiary concerning any of the foregoing, First Bank or such First Bank Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

         (i) First Bank shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

         (j) First Bank and each First Bank Subsidiary will take all action necessary or required (i) prior to the Effective Date of the Consolidation, to terminate the First Bank Employee Stock Ownership Plan and file any documentation required for approval of the distribution of the plan's assets,
(ii) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Consolidation to facilitate the merger of such plans with Norwest plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans, and
(iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Consolidation.

         (k) Neither First Bank nor any First Bank Subsidiary shall take any action which with respect to First Bank would disqualify the Consolidation as a "pooling of interests" for accounting purposes.

         (l) First Bank shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Consolidation signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of First Bank who may reasonably be deemed an "affiliate" of First Bank within the meaning of such term as used in Rule 145 under the Securities Act.

         (m) First Bank shall establish such additional accruals and reserves as may be necessary to conform First Bank's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of First Bank's business following the Consolidation and to provide for the costs and expenses relating to the consummation by First Bank of the Consolidation and the other transactions contemplated by this Agreement.

         (n) First Bank shall obtain, at its sole expense, Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than four (4) weeks and written reports shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement. First Bank shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. First Bank shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to Norwest within eight (8) weeks of execution of the definitive agreement.

         (o) First Bank shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each owned bank facility which shall be delivered to Norwest no later than four (4) weeks from the date of this Agreement.

         5. COVENANTS OF NORWEST. Norwest covenants and agrees with First Bank as follows:

         (a) From the date hereof until the Effective Time of the Consolidation, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

         (b) Norwest will furnish to First Bank all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of First Bank, or in any statement or application made by First Bank to any governmental body in connection with the transactions contemplated by this Agreement.

         (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of First Bank pursuant to the Consolidation Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the First Bank shareholders, at the time of the First Bank shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Consolidation the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; PROVIDED, HOWEVER, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by First Bank or any First Bank subsidiary for use in the Registration Statement or the Prospectus.

         (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Consolidation Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

         (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of First Bank pursuant to this Agreement and the Consolidation Agreement will, upon such issuance and delivery to said shareholders pursuant to the Consolidation Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of First Bank pursuant to the Consolidation Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

         (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Consolidation, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

         (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with First Bank to obtain all such approvals and consents required by First Bank.

         (h) Norwest will hold in confidence all documents and information concerning First Bank and First Bank's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with First Bank (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to First Bank.

         (i) Norwest will file any documents or agreements required to be filed in connection with the Consolidation under applicable law.

         (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

         (k) Norwest shall consult with First Bank as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

         (l) Norwest shall give First Bank notice of receipt of the regulatory approvals referred to in paragraph 7(e).

         (m) Neither Norwest nor any Norwest Subsidiary shall take any action which with respect to Norwest would disqualify the Consolidation as a "pooling of interests" for accounting purposes. Norwest shall use its best efforts to obtain and deliver to First Bank, prior to the Effective Date of the Consolidation, signed representations from the directors and executive officers of Norwest to the effect that, except for de minimus dispositions which will not disqualify the Consolidation as a pooling of interests, they will not dispose of shares of Norwest or First Bank during the period commencing 30 days prior to the Effective Date and ending upon publication by Norwest of financial results including at least 30 days of combined operations of First Bank and Norwest.

         (n) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit First Bank and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by First Bank or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

         (o) Norwest shall take such actions on its part as may be necessary to cause each share of Restricted Stock outstanding immediately prior to the Effective Time of the Consolidation to become and represent (i) the number of shares of Norwest Common Stock ("Substitute Restricted Stock") determined by multiplying the number of shares of Restricted Stock by the Norwest Share Amount. After the Effective Time of the Consolidation, each share of Substitute Restricted Stock shall be subject to the same terms and conditions as were applicable to the related share of Restricted Stock immediately prior to the Effective Time of the Consolidation. The number of shares of Substitute Restricted Stock, as determined herein, shall be rounded to the nearest whole share. Norwest shall (i) register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) all shares of Norwest Common Stock issuable pursuant to the Substitute Restricted Stock, (ii) cause such shares to be authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange, and (iii) reserve a sufficient number of such shares for issuance upon such exercise.

         (p) With respect to the indemnification of directors and officers and with respect to directors' and officers' insurance, Norwest agrees as follows:

                  (i) Norwest shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Consolidation, a director or officer of First Bank or any First Bank Subsidiary, (an "Indemnified Party" and, collectively, the "Indemnified Parties") in First Bank's Articles of Incorporation or By-laws or similar governing documents of any First Bank Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Consolidation, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Consolidation, survive the Consolidation and shall continue in full force and effect. Nothing contained in this paragraph 5(p)(i) shall be deemed to preclude the liquidation, consolidation or merger of First Bank or any First Bank Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; PROVIDED, HOWEVER, that in the event of liquidation or sale of substantially all of the assets of First Bank, Norwest shall guarantee, to the extent of the net asset value of First Bank or any First Bank Subsidiary as of the Effective Date of the Consolidation, the indemnification obligations of First Bank or any First Bank Subsidiary to the extent of indemnification obligations of First Bank and the First Bank Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(p)(i), nothing contained herein shall require Norwest to indemnify any person who was a director or officer of First Bank or any First Bank Subsidiary to a greater extent than First Bank or any First Bank Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

                  (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(p)(i), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Norwest thereof, but the failure to so notify shall not relieve Norwest of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of the Consolidation), (A) Norwest shall have the right to assume the defense thereof and Norwest shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Norwest elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Norwest and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Norwest shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; PROVIDED, HOWEVER, that Norwest shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter;

                  (iii) for a period of three years after the Effective Time of the Consolidation, Norwest shall use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by First Bank (provided that Norwest may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Consolidation; PROVIDED, HOWEVER, that Norwest shall not be required to maintain the coverage for Employment Practices Liability or the coverage for employees (other than directors and officers), both of which coverages are currently included by endorsement in the directors' and officers' liability policies maintained by First Bank; and PROVIDED, FURTHER, HOWEVER, that in no event shall Norwest be obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(p)(iii), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by First Bank for such insurance (the "Maximum Amount") and provided further that, prior to the Effective Time of the Consolidation, First Bank shall notify the appropriate directors' and officers' liability insurers of the Consolidation and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances likely to give rise thereto, in accordance with terms and conditions of the applicable policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount;

                  (iv) if Norwest or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Norwest shall assume the obligations set forth in this paragraph 5(p); and

                  (v) the provisions of this paragraph 5(p) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         6. CONDITIONS PRECEDENT TO OBLIGATION OF FIRST BANK. The obligation of First Bank to effect the Consolidation shall be subject to the satisfaction at or before the Effective Time of the Consolidation of the following further conditions, which may be waived in writing by First Bank:

         (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Effective Time of the Consolidation.

         (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time of the Consolidation.

         (c) First Bank shall have received a favorable certificate, dated as of the Effective Date of the Consolidation, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

         (d) This Agreement, the Conversion and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of First Bank required for approval of a plan of consolidation in accordance with the provisions of First Bank's articles of incorporation and applicable law.

         (e) Norwest shall have received approval by the Federal Reserve Board, the OCC and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

         (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (g) The shares of Norwest Common Stock to be delivered to the stockholders of First Bank pursuant to this Agreement and the Consolidation Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

         (h) First Bank shall have received an opinion substantially in the form attached hereto as Exhibit C, dated the Closing Date, of counsel to First Bank, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Closing Date, for federal income tax purposes: (i) the Consolidation will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of First Bank Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares;
(iii) the basis of the Norwest Common Stock received by the shareholders of First Bank will be the same as the basis of First Bank Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of First Bank will include the holding period of the First Bank Common Stock, provided such shares of First Bank Common Stock were held as a capital asset as of the Effective Time of the Consolidation. In rendering such opinion, tax counsel may require and rely upon (and may incorporate by reference) representations and warranties, including those contained in certificates of officers of First Bank and Norwest and certain holders of First Bank Common Stock substantially in form of the certificates attached to Exhibit C hereto (the "Tax Certificates"). First Bank shall have received executed copies of Tax Certificates from officers of First Bank and Norwest and from such holders of First Bank Common Stock that may reasonably be required by counsel in connection with the tax opinion to be rendered.

         (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

         (j) Prior to the mailing of the Proxy Statement referred to in paragraph 4(c), First Bank and the Board of Directors of First Bank shall have received an opinion of NationsBanc Montgomery Securities, Inc. addressed to First Bank and the Board of Directors of First Bank, and for their exclusive benefit, for inclusion in said Proxy Statement and dated effective as of the date of mailing of such Proxy Statement, based on such matters as of NationsBanc Montgomery Securities, Inc. deems appropriate or necessary, to the effect that the consideration to be received by stockholders of First Bank pursuant to the Consolidation is fair from a financial point of view. First Bank shall promptly provide a copy of such opinion to Norwest upon receipt.

         7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Consolidation shall be subject to the satisfaction at or before the Effective Time of the Consolidation of the following conditions, which may be waived in writing by Norwest:

         (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to First Bank and the First Bank Subsidiaries taken as a whole as if made at the Effective Time of the Consolidation.

         (b) First Bank shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time of the Consolidation.

         (c) This Agreement, the Conversion and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of First Bank required for approval of a plan of consolidation in accordance with the provisions of First Bank's articles of incorporation and the National Bank Act.

         (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Consolidation signed by the Chairman or President and by the Secretary or Assistant Secretary of First Bank, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

         (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to First Bank or any First Bank Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

         (f) First Bank and each First Bank Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to First Bank's or such subsidiary's business required for the consummation of the Consolidation, and First Bank and each First Bank Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Consolidation.

         (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (h) The Consolidation shall qualify as a "pooling of interests" for accounting purposes and Norwest shall have received from KPMG Peat Marwick LLP an opinion to that effect.

         (i) At any time since the date hereof the total number of shares of First Bank Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute First Bank Common

Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 1,782,505.

         (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

         (k) Norwest shall have received from the Chairman and Chief Operating Officer of First Bank a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

                  (i) the interim quarterly financial statements of First Bank included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of First Bank;

                  (ii) the amounts reported in the interim quarterly financial statements of First Bank agree with the general ledger of First Bank;

                  (iii) the annual and quarterly financial statements of First Bank and the First Bank Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

                  (iv) from the date of the most recent unaudited consolidated financial statements of First Bank and the First Bank Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of First Bank and the First Bank Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of First Bank and the First Bank Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

                  (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of First Bank and the First Bank Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of First Bank and the First Bank Subsidiaries and have found them to be in agreement with financial records and analyses prepared by First Bank included in the annual and quarterly financial statements, except as disclosed in such letters.

         (l) First Bank and the First Bank Subsidiaries considered as a whole shall not have sustained since December 31, 1996 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

         (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on First Bank or any First Bank Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon First Bank and its subsidiaries taken as a whole.

         (n) Since September 30, 1997, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of First Bank and the First Bank Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates). No action taken by First Bank solely in order to comply with the requirements of paragraph 4(m) hereof shall be deemed to have a material adverse effect for purposes of this paragraph 7(n).

         (o) Effective as of the Effective Time of the Consolidation, First Bank shall have terminated any and all agreements to register its securities, including the agreements described in Schedule 2(r) herein.

         8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of First Bank or any First Bank Subsidiary as of the Effective Date of the Consolidation ("First Bank Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

         (a) EMPLOYEE WELFARE BENEFIT PLANS. Each First Bank employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (but not subject to any preexisting conditions or exclusions except for the Long Term Care Plan), and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation (provided, however, that it is Norwest's intent that the transition from the First Bank plans to the Norwest plans be facilitated without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans):

                  Medical Plan
                  Dental Plan
                  Vision Plan
                  Short Term Disability Plan Long Term Disability Plan Long Term Care Plan Flexible Benefits Plan Basic Group Life Insurance Plan Group Universal Life Insurance Plan Dependent Group Life Insurance Plan Business Travel Accident Insurance Plan Accidental Death and Dismemberment Plan Severance Pay Plan Vacation Program

For the purpose of determining each First Bank Employee's benefit for the year in which the Consolidation occurs under the Norwest vacation program, vacation taken by a First Bank Employee in the year in which the Consolidation occurs will be deducted from the total Norwest benefit. First Bank Employees shall receive credit for years of service to First Bank, the First Bank Subsidiaries and any predecessors of the First Bank Subsidiaries (to the extent credited under the vacation programs of First Bank and the First Bank Subsidiaries) for the purpose of determining benefits under the Norwest vacation program and short term disability plan.

         (b)  EMPLOYEE RETIREMENT BENEFIT PLANS.

Each First Bank Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to First Bank and the First Bank Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP, to the extent credited under the respective employee retirement benefit plans of First Bank and the First Bank Subsidiaries), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation.

Each First Bank Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

         9.  TERMINATION OF AGREEMENT.

         (a) This Agreement may be terminated at any time prior to the Effective Time of the Consolidation:

                  (i)  by mutual written consent of the parties hereto;

                  (ii) by either of the parties hereto upon written notice to the other party if the Consolidation shall not have been consummated by June 30, 1998 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

                  (iii) by First Bank or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

         (c) If this Agreement is terminated pursuant to this paragraph 9, Norwest shall immediately pay First Bank an amount equal to First Bank's actual expenses in connection with obtaining the environmental assessments, asbestos surveys, title commitments and boundary surveys required by paragraphs 4(n) and 4(o) hereof.

         10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by First Bank and First Bank Subsidiaries shall be borne by First Bank, and all such expenses incurred by Norwest shall be borne by Norwest.

         11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

         12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

         13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

                  If to Norwest:

                           Norwest Corporation
                           Sixth and Marquette
                           Minneapolis, Minnesota  55479-1026
                           Attention:  Secretary

                  If to First Bank:

                           First Bank
                           5622 Third Street
                           P. O. Box 635
                           Katy, Texas 77492-0635
                           Attention:  Mr. Dana Cook

                  With a copy to:

                           Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                           3400 Texas Commerce Tower
                           600 Travis
                           Houston, Texas 77002-3095
                           Attention:  Annette L. Tripp, Esq.

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

         14. COMPLETE AGREEMENT. This Agreement and the Consolidation Agreement contain the complete agreement between the parties hereto with respect to the Consolidation and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

         15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

         16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

         17. AMENDMENT. At any time before the Effective Time of the Consolidation, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of First Bank shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Consolidation Agreement.

         18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

         19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Consolidation Agreement shall survive the Consolidation or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Consolidation.

         20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                 FIRST BANK


By:  /S/ JOHN E. GANOE                      By:   /S/ DANA H. COOK
    ------------------------------              -----------------------------
Its:  EXECUTIVE VICE PRESIDENT              Its:  CHAIRMAN
     -----------------------------               ----------------------------

                       AGREEMENT AND PLAN OF CONSOLIDATION


         This Agreement and Plan of Consolidation (the "Consolidation Agreement") is dated as of _______________________, 19__, between NORWEST INTERIM BANK KATY, NATIONAL ASSOCIATION ("Interim Bank") and FIRST BANK KATY, NATIONAL ASSOCIATION, a national banking association ("First Bank"). Interim Bank and First Bank are sometimes referred to herein as the "Consolidating Banks".

                                    PREAMBLE

         Interim Bank and First Bank acknowledge and confirm the following:

         (a) Interim Bank is a national banking association having its principal office and place of business at 5622 3rd Street, P. O. Box 635, Katy, Harris County, Texas 77493. As of __________, 1998, Interim Bank had capital of $100,000, divided into 1,000 shares of common stock, par value $100 per share ("Interim Bank Common Stock"), and surplus of $20,000.

         (b) First Bank is a national banking association having its principal office and place of business at 5622 3rd Street, P. O. Box 635, Katy, Harris County, Texas 77493. As of __________, 1998, First Bank had capital of $_________, divided into ______ shares of common stock, par value $_____ per share ("First Bank Common Stock"), surplus of $______, and retained earnings of $_______.

         (c) First Bank and Norwest Corporation ("Norwest") have entered into an Agreement and Plan of Reorganization dated as of December __, 1997 (the "Reorganization Agreement"), which Reorganization Agreement contemplates the transactions to be effected by this Consolidation Agreement.

         (d) A majority of the Boards of Directors of Interim Bank and of First Bank have duly approved this Consolidation Agreement and authorized its execution.

         (e) It is the intent of the parties hereto to effect a corporate reorganization which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code.

                                   AGREEMENTS

         IN CONSIDERATION OF THE PREMISES, Interim Bank and First Bank make this Consolidation Agreement and fix the terms and conditions of the Consolidation of Interim Bank and First Bank (the "Consolidation") as follows:

                                    SECTION 1

         1.1 Pursuant to the authority of and in accordance with the provisions of 12 U.S.C. 215, Interim Bank shall be consolidated with First Bank, under the charter of First Bank (the "Consolidated Bank").

         1.2 The name of the Consolidated Bank shall be "First Bank Katy, National Association."

         1.3 The Consolidation shall be effective as of 12:01 a.m. on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the Consolidation (the "Effective Date").

         1.4 The business of the Consolidated Bank shall be that of a national banking association and shall be conducted at the main office of the Consolidated Bank, which shall be located at 5622 3rd Street, P. O. Box 635, Katy, Harris County, Texas 77493, and at its legally established branches.

                                    SECTION 2

As of the Effective Date:

         2.1 The corporate existences of the Consolidating Banks shall be consolidated into the Consolidated Bank.

         2.2 All rights, franchises, and interests of the Consolidating Banks in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Consolidated Bank by virtue of the Consolidation without any deed or other transfer. The Consolidated Bank, upon the Consolidation and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of the Consolidating Banks at the time of Consolidation.

         2.3 The Consolidated Bank shall be liable for all liabilities of every kind and description, including liabilities arising out of the operation of a trust department, of each of the Consolidating Banks existing as of the Effective Date.

         2.4 The amount of capital stock of the Consolidated Bank shall be $________, divided into _____ shares of common stock, each of $____ par value, and at the time the Consolidation shall become effective, the Consolidated Bank shall have a surplus of $________ and retained earnings which, when combined with the capital and surplus, will be equal to the combined capital structures of the Consolidating Banks as stated in the preamble of this Consolidation Agreement, adjusted, however, for the results of operations, the payment of dividends, if any, between __________, and the Effective Date, and the payment provided for in Section 3.2 hereof.

                                    SECTION 3

As of the Effective Date:

         3.1 Each share of First Bank Common Stock outstanding immediately prior to the Effective Time of the Consolidation (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing 2,000,000 by the number of shares of First Bank Common Stock then outstanding. As soon as practicable after the consolidation becomes effective, each holder of a certificate for shares of First Bank Common Stock outstanding immediately prior to the time of consolidation shall be entitled, upon surrender of such certificate for cancellation to Norwest Bank Minnesota, National Association, as the designated agent of the Consolidated Bank (the "Agent"), to receive the Norwest Common Stock to which such holder shall be entitled on the basis above set forth. Until so surrendered each certificate which, immediately prior to the time of consolidation, represented shares of First Bank Common Stock shall not be transferable on the books of the Consolidated Bank but shall be deemed (except for the payment of dividends as provided below) to evidence ownership of the number of whole shares of Norwest Common Stock into which such shares of First Bank Common Stock have been converted on the basis above set forth; provided, however, that, until the holder of such certificate shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of consolidation shall be paid to such holder with respect to the Norwest Common Stock represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of the consolidation and the date of such exchange.

         3.2 The shares of Interim Bank outstanding immediately prior to the time of Consolidation shall be converted into and exchanged for _______ shares of the Consolidated Bank, plus cash in the amount of $120,000.

         3.3 From and after the Effective Date, there shall be no transfers on the stock transfer books of Consolidated Banks of the shares of First Bank Common Stock or Interim Bank Common Stock which were issued and outstanding immediately prior to the Effective Date.

                                    SECTION 4

         4.1 As of the Effective Date, the Articles of Association of the Consolidated Bank shall be the Articles of Association of First Bank and shall read in their entirety as set forth in Appendix A attached hereto, and the Consolidated Bank shall be authorized under such Articles of Association to issue _______ shares of common stock, par value $____ per share.

         4.2 The by-laws of First Bank as they exist at the Effective Date shall continue in full force as the by-laws of the Consolidated Bank until altered, amended, or repealed as provided therein or as provided by law.

         4.3 As of the Effective Date, the following named persons shall serve as the Board of Directors of the Consolidated Bank until the next annual meeting of the shareholders or until such time as their successors have been elected and have qualified:

                                    -----------------
                                    -----------------
                                    -----------------

         4.4 The officers of First Bank holding office at the Effective Date shall continue as the officers of the Consolidated Bank for the term prescribed in the by-laws or until the Board of Directors otherwise shall determine.

                                    SECTION 5

         5.1 This Consolidation Agreement shall be submitted to the shareholders of First Bank and Interim Bank, respectively, for approval at meetings to be called and held in accordance with the articles of association of First Bank and the articles of association of Interim Bank, and in accordance with applicable provisions of law. Such approval by the shareholders shall require the affirmative vote of the shareholders of each of the Consolidating Banks owning at least two-thirds of its capital stock outstanding.

                                    SECTION 6

         6.1 The Consolidation shall be subject to and conditioned upon the following:

         (a) approval of this Consolidation Agreement by the shareholders of First Bank and Interim Bank as required by law;

         (b) approval of the Consolidation by all appropriate banking and regulatory authorities and the satisfaction of all other requirements prescribed by law necessary for consummation of the Consolidation; and

         (c) satisfaction of the conditions precedent set forth in paragraphs 6 and 7 of the Reorganization Agreement.

         6.2 At any time before the Effective Date, if any of the following circumstances obtain, this Consolidation Agreement may be terminated, at the election of First Bank or Interim Bank, by written notice from the party so electing to the other, or the consummation of the Consolidation may be postponed for such period, and subject to such further rights of First Bank and Interim Bank, or either of them, to terminate this Consolidation Agreement as First Bank and Interim Bank may agree in writing:

         (a) by mutual consent of the Boards of Directors of the Consolidating Banks if consummation of the Consolidation would be inadvisable in the opinion of said Boards; or

         (b) by action of the Board of Directors of any party hereto if the Reorganization Agreement is terminated.

                                   SECTION 7

         7.1 First Bank and Interim Bank, by mutual consent of their respective Boards of Directors, may amend this Consolidation Agreement before the Effective Date; provided, however, that after this Consolidation Agreement has been approved by the shareholders of First Bank, no such amendment shall affect the rights of such shareholders of First Bank in a manner which is materially adverse to such shareholders.

         7.2 This Consolidation Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



         IN WITNESS WHEREOF, First Bank and Interim Bank have caused this Consolidation Agreement to be executed by their respective duly authorized officers and their corporate seals, if any, to be hereunto affixed as of the date first above written, pursuant to a resolution of each Consolidating Bank's Board of Directors, acting by a majority thereof, and witness the signatures hereto of a majority of each of said Consolidating Bank's Board of Directors.

(NO BANK SEAL)                         NORWEST INTERIM BANK KATY,
                                          NATIONAL ASSOCIATION
ATTEST:

                                       By:
                                           ------------------------------------
----------------------------------     Its:
         Secretary                          -----------------------------------

         A majority of the Board of Directors of Norwest Interim Bank Katy, National Association:

            ------------------------     -------------------------

            ------------------------     -------------------------

            ------------------------     -------------------------

            ------------------------     -------------------------


STATE OF TEXAS               )
                             ) ss
COUNTY OF                    )

         On this _____ day of __________, 19__, before me, a Notary Public for the State and County aforesaid, personally came _________________________, as ___________________, and ________________________, as ______________________, of
NORWEST INTERIM BANK KATY, NATIONAL ASSOCIATION, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank; and came also:



            ------------------------     -------------------------

            ------------------------     -------------------------

            ------------------------     -------------------------

            ------------------------     -------------------------



being a majority of the Board of Directors of said bank, and each of them acknowledged said instrument to be the act and deed of said bank and of himself or herself as a director thereof.

         WITNESS my official seal and signature this day and year aforesaid.


                                       ----------------------------
(Seal of Notary)                       Notary Public, __________ County
                                       My Commission Expires ________

(BANK SEAL)                            FIRST BANK KATY,
                                          NATIONAL ASSOCIATION

ATTEST:

                                       By:
                                           ------------------------------------
----------------------------------     Its:
         Secretary                          -----------------------------------


         A majority of the Board of Directors of First Bank Katy, National
Association:

            ------------------------     -------------------------

            ------------------------     -------------------------

            ------------------------     -------------------------

            ------------------------     -------------------------


STATE OF TEXAS               )
                             ) ss
COUNTY OF                    )


         On this _____ day of ______________, 19__, before me, a Notary Public for the State and County aforesaid, personally came _______________________, as _________________, and ____________________, as __________________, of FIRST
BANK KATY, NATIONAL ASSOCIATION, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal; and came also:


            ------------------------     -------------------------

            ------------------------     -------------------------

            ------------------------     -------------------------

            ------------------------     -------------------------

being a majority of the Board of Directors of said bank, and each of them acknowledged said instrument to be the act and deed of said bank and of himself or herself as a director thereof.

         WITNESS my official seal and signature this day and year aforesaid.


                                       ----------------------------
(Seal of Notary)                       Notary Public, __________ County
                                       My Commission Expires ________

                                   APPENDIX B

                                FAIRNESS OPINION
                   OF NATIONSBANC MONTGOMERY SECURITIES, INC.

                     NATIONSBANC MONTGOMERY SECURITIES, LLC





April __, 1998

Board of Directors
First Bank
5622 Third Street
Katy, TX 77493

Gentlemen:

         We understand that First Bank, a Texas banking corporation ("First Bank"), and Norwest Corporation, a Delaware corporation ("NOB"), entered into an Agreement and Plan of Reorganization dated as of December 24, 1997 (the "Reorganization Agreement"), pursuant to which First Bank will be consolidated into a subsidiary of NOB, which subsidiary will be the surviving entity (the "Consolidation"). Pursuant to the Consolidation, as more fully described in the Reorganization Agreement and as further described to us by management of First Bank, we understand that all of the outstanding shares of First Bank stock, $1.00 par value per share ("First Bank Stock"), will be converted into 2,000,000 shares of NOB Common Stock ("NOB Common Stock"). The terms and conditions of the Consolidation are set forth in more detail in the Reorganization Agreement.

         You have asked for our opinion as investment bankers as to whether the Consideration to be received by the stockholders of First Bank pursuant to the Consolidation is fair to such stockholders from a financial point of view, as of the date hereof.

         In connection with our opinion, we have, among other things: (i) reviewed certain financial statements provided by First Bank publicly available financial and other data with respect to First Bank and NOB, including the consolidated financial statements for recent years to December 31, 1997, and certain other relevant financial and operating data relating to First Bank and NOB made available to us from published sources and, in the case of First Bank, from the internal records of First Bank; (ii) reviewed the Reorganization Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, NOB Common Stock; (iv) compared First Bank and NOB from a financial point of view with certain other companies in the banking industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which we deemed to be comparable, in whole or in part, to the Consolidation; (vi) reviewed and discussed with representatives of the management of First Bank certain information of a business and financial nature

First Bank
April __, 1998
Page 2

regarding First Bank, furnished to us by them, including financial forecasts and related assumptions of First Bank; (vii) reviewed estimates of earnings regarding First Bank prepared by the management of First Bank and estimates of earnings regarding NOB prepared by third party analysts'; (viii) performed such other analyses and examinations as we have deemed appropriate.

         In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for First Bank provided to us by First Bank's management, upon your advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of First Bank's management at the time of preparation as to the future financial performance of First Bank and that they provide a reasonable basis upon which we can form our opinion. We have also assumed with your consent that the third party analysts' estimates as to the future financial performance of NOB have been reasonably prepared on bases reflecting the best available estimates and judgements of such third party analysts at the time of preparation and provide a reasonable basis upon which we can form our opinion. We have assumed that there have been no material changes in First Bank's or NOB's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have assumed that the Consolidation will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of First Bank and NOB are in the aggregate adequate to cover such losses. In addition, we have not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of First Bank or NOB, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Consolidation will be recorded as a pooling of interests transaction under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

         We have further assumed with your consent that the Consolidation will be consummated in accordance with the terms described in the Reorganization Agreement, without any further amendments thereto, and without waiver by First Bank of any of the conditions to its obligations thereunder.

First Bank
April __, 1998
Page 3

         We have acted as financial advisor to First Bank in connection with the Consolidation and will receive a fee for our services, including rendering this opinion, all of which is contingent upon the consummation of the Consolidation.

         Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of First Bank pursuant to the Consolidation is fair to such stockholders from a financial point of view, as of the date hereof.

         This opinion is directed to the Board of Directors of First Bank in its consideration of the Consolidation and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Consolidation. Further, this opinion addresses only the financial fairness of the Consideration to the stockholders and does not address the relative merits of the Consolidation and any alternatives to the Consolidation, First Bank's underlying decision to proceed with or effect the Consolidation, or any other aspect of the Consolidation. This opinion may not be used or referred to by First Bank, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission and delivered to the shareholders of First Bank in connection with the Consolidation. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of
Section 11 of the Securities Act.



                           Very truly yours,


                           NATIONSBANC MONTGOMERY SECURITIES, LLC

                                   APPENDIX C

                          ARTICLES 5.11, 5.12 AND 5.13
                                     OF THE
                           TEXAS BUSINESS CORPORATION

                         TEXAS BUSINESS CORPORATION ACT

Art. 5.11 Rights of Dissenting Shareholders in the Event of Certain Corporate
          Actions

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

                    (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise:

                    (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

                    (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
          (2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

          Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1957, 55th Leg., p. 111, ch. 54, (S)10; Acts 1973, 63rd Leg., p.
          1508, ch. 545, (S)36, eff. Aug. 27, 1973; Acts 1989, 71st Leg., ch.
          801, (S)34, eff. Aug. 28, 1989; Acts 1991, 72nd Leg., ch. 901, (S)32,
          eff. Aug 26, 1991.

Art. 5.12     Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

                    (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten
          (10) day period shall be bound by the action.

                    (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the Corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

                    (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

                    (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporate (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation

          (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

          Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg., p. 1721, ch. 657 (S) 12, eff. June 17, 1967;
          Acts 1983, 68th Leg., p. 2570, ch. 442 (S) 9, eff. Sept. 1, 1983; Acts
          1987, 70th Leg., ch. 93, (S) 27, eff. Aug. 31, 1987; Acts 1989, 71st
          Leg., ch. 801, (S) 35, eff. Aug 28, 1989; Acts 1993, 73rd Leg., ch
          215, (S) 2.16, eff. Sept. 1, 1993.


Art. 5.13 Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
          5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

          Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg., p. 1723, ch. 657, (S) 13, eff. June 17, 1967;
          Acts 1983, 68th Leg., p. 2573, ch. 442, (S) 10, eff. Sept. 1, 1983;
          Acts 1993, 73rd Leg., ch. 215, (S) 2.17, eff. Sept. 1, 1993.

                                   APPENDIX D

                             TITLE 12, SECTION 215
                                     OF THE
                               UNITED STATES CODE

(S) 215. Consolidation of national banks or State banks with national banks

(a)  Approval of Comptroller, board and shareholders; terms and conditions;
     notice

     Any national banking association or any bank incorporated under the laws of any State may, with the approval of the Comptroller, be consolidated with one or more national banking associations located in the same State under the charter of a national banking association on such terms and conditions as may be lawfully agreed upon by a majority of the board of directors of each association or bank proposing to consolidate, and be ratified and confirmed by the affirmative vote of the shareholders of each such association or bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of such State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors after publishing notice of the time, place and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or bank is located, or, if there is no such newspaper, then in the paper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State bank.

(b) Liability of consolidated association; capital stock; dissenting shareholders

     The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located:
Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(c)  Valuation of shares

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Appraisal by the Comptroller; expenses of consolidated association; sale and resale of shares; State appraisal and consolidation law

     If, within ninety days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the rights to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholder the excess in such sale price shall be paid to such shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                   APPENDIX E

                              BANKING CIRCULAR 259

                                                                          BC-259
                                                                BANKING ISSUANCE
--------------------------------------------------------------------------------
Comptroller of the Currency
Administrator of National Banks
--------------------------------------------------------------------------------

Type:  Banking Circular                                Subject: Stock Appraisals
--------------------------------------------------------------------------------

To:    Chief Executive Officers of National Banks, Deputy
       Comptrollers (District), Department and Division Heads, and Examining Personnel

PURPOSE

This banking circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized.

References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND

Under 12 U.S.C. Sections 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the Office of the Comptroller of the Currency (OCC). 12 U.S.C. Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

--------------------------------------------------------------------------------
Date:  March 5, 1992

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

Market Value

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value is not well established, other methods of estimating market value can be used, such as the investment value and adjusted book value methods.

Investment Value

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

Adjusted Book Value

The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since the value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payment are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this banking circular or disclose the information contained herein, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

APPRAISAL RESULTS

                 OCC                                Average Price/
Appraisal      Appraisal       Price       Book     Earnings Ratio
Date*            Value        Offered      Value    of Peer Group
---------      ---------      -------      ------   ---------------
1/1/85          107.25         110.00      178.29          5.3
1/2/85           73.16             NA       66.35          6.8
1/15/85          53.41          60.00       83.95          4.8
1/31/85          22.72          20.00       38.49          5.4
2/1/85           30.63          24.00       34.08          5.7
2/25/85          27.74          27.55       41.62          5.9
4/30/85          25.98          35.00       42.21          4.5
7/30/85       3,153.10       2,640.00    6,063.66           NC
9/1/85           17.23          21.00       21.84          4.7
11/22/85        316.74         338.75      519.89          5.0
11/22/85         30.28             NA       34.42          5.9
12/16/85         66.29          77.00       89.64          5.6
12/27/85         60.85          57.00      119.36          5.3
12/31/85         61.77             NA       73.56          5.9
12/31/85         75.79          40.00       58.74         12.1
1/12/86          19.93             NA       26.37          7.0
3/14/86          59.02         200.00      132.20          3.1
4/21/86          40.44          35.00       43.54          6.4
5/2/86           15.50          16.50       23.69          5.0
7/3/86          405.74             NA      612.82          3.9
7/31/86         297.34         600.00      650.63          4.4
8/22/86         103.53             NA      136.23           NC
12/26/86         16.66          95.58       43.57          4.0
12/31/86         53.39             NA       69.66          7.1
5/1/87          186.42          70.00      360.05          5.1
6/11/87          50.46          55.00       92.35          4.5
6/11/87          38.53             NA       77.75          4.5
7/31/87          13.10          57.52       20.04          6.7
8/26/87          55.92          23.75       70.88           NC
8/31/87          19.55             NA       30.64          5.0
8/31/87          10.98          60.00       17.01          4.2
10/6/87          56.48             NA       73.11          5.6
3/15/88         297.63             NA      414.95          6.1
6/2/88           27.26             NA       28.45          5.4
6/30/88         137.78         677.00      215.36          6.0
8/30/88         768.62             NA    1,090.55         10.7
3/31/89         773.62         180.00      557.30          7.9
5/26/89         136.47             NA      250.42          4.5
5/29/90           9.87                      11.04          9.9

--------------------------------
* The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.
NA - Not Available
NC - Not Computed

-------------------------------------------------------------------------------

For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, 490 L'Enfant Plaza East, S.W., Washington, D.C. 20219, Director for Corporate Activity, Bank Organization and Structure.

/s/    Frank McGuire
------------------------------------
Frank McGuire
Acting Corporate Policy and Economic Analysis

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of Norwest's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21. Exhibits and Financial Statement Schedules

Exhibits: Parenthetical references to exhibits in the description of Exhibits
          3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1 and 4.2 below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.

2.1 -- Agreement and Plan of Reorganization dated December 24, 1997 between First Bank and Norwest Corporation (included in Proxy
          Statement-Prospectus as Appendix A).

3.1 -- Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993, Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995 and Exhibit 3 to Norwest's Current Report on Form 8-K dated June 3, 1997).

3.1.1 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

3.1.2 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9,
          1995).

3.1.3 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

3.1.4 -- Certificate of Designations with respect to the 1996 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated November 26, 1996).

3.1.5 -- Certificate of Designations with respect to the 1997 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated April 14, 1997).

3.1.6 -- Certificate of Designations with respect to the 1998 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated April 6, 1998).

3.2 -- By-Laws (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated October 10, 1997).

4.1 -- Rights Agreement, dated as of November 22, 1988, between Norwest Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

4.2 -- Certificate of Adjustment, dated October 10, 1997, to Rights Agreement (incorporated by reference to Exhibit 5 to Norwest's Form 8-A/A dated October 14, 1997.

5     --  Opinion of Stanley S. Stroup.

8     --  Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.*

23.1   -- Consent of Stanley S. Stroup (included as part of Exhibit 5).

23.2   -- Consent of KPMG Peat Marwick LLP.

23.3   -- Consent of KPMG Peat Marwick LLP.

23.4 -- Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. (included as a part of Exhibit 8).

24     -- Powers of Attorney.

99     -- Form of proxy for Special Meeting of Shareholders of First Bank

*To be filed by amendment.

Item 22.  Undertakings

(a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3)
               of the Securities Act of 1933.

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 6, 1998.

                                     NORWEST CORPORATION

                                     By:   /s/ Richard M. Kovacevich
                                           --------------------------------
                                           Richard M. Kovacevich
                                           Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed on April 6, 1998 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich                 Chairman and Chief Executive Officer
----------------------------------        (Principal Executive Officer)
     Richard M. Kovacevich

/s/ John T. Thornton                      Executive Vice President and Chief
----------------------------------          Financial Officer
     John T. Thornton                     (Principal Financial Officer)


/s/ Michael A. Graf                       Senior Vice President and Controller
----------------------------------        (Principal Financial Officer)
     Michael A. Graf

LES S. BILLER               )
J.A. BLANCHARD III          )
DAVID A. CHRISTENSEN        )
PIERSON M. GRIEVE           )
CHARLES M. HARPER           )
WILLIAM A. HODDER           )
LLOYD P. JOHNSON            )
REATHA CLARK KING           )                A majority of the
RICHARD M. KOVACEVICH       )               Board of Directors*
RICHARD S LEVITT            )
RICHARD D. McCORMICK        )
CYNTHIA H. MILLIGAN         )
BENJAMIN F. MONTOYA         )
IAN M. ROLLAND              )
MICHAEL W. WRIGHT           )



*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                          /s/ Richard M. Kovacevich
                                          -------------------------------
                                             Richard M. Kovacevich
                                             Attorney-in-Fact

INDEX TO EXHIBITS

EXHIBIT                                                             FORM OF
NUMBER                         DESCRIPTION*                         FILING
--------                       ------------                         -------

2.1       Agreement and Plan of Reorganization dated December 24,
          1997 between First Bank and Norwest Corporation
          (included in Proxy Statement-Prospectus as Appendix A).

3.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993, Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995 and Exhibit 3 to Norwest's Current Report on Form 8-K dated June 3, 1997).

3.1.1     Certificate of Designations of Powers, Preferences, and
          Rights of Norwest ESOP Cumulative Convertible Preferred
          Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

3.1.2 Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

3.1.3 Certificate of Designations of Powers, Preferences, and Rights of Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

3.1.4     Certificate of Designations with respect to the 1996
          ESOP Cumulative Convertible Preferred Stock
          (incorporated by reference to Exhibit 3 to Norwest's
          Current Report on Form 8-K dated November 26, 1996).

3.1.5     Certificate of Designations with respect to the 1997
          ESOP Cumulative Convertible Preferred Stock
          (incorporated by reference to Exhibit 3 to Norwest's
          Current Report on Form 8-K dated April 14, 1997).

3.1.6     Certificate of Designations with respect to the 1998
          ESOP Cumulative Convertible Preferred Stock
          (incorporated by reference to Exhibit 3 to Norwest's
          Current Report on Form 8-K dated April 6, 1998.

3.2       By-Laws (incorporated by reference to Exhibit 3 to
          Norwest's Current Report on Form 8-K dated October 10,
          1997).

4.1 Rights Agreement, dated as of November 22, 1988, between Norwest Corporation and Citibank, N.A.
          (incorporated by reference to Exhibit 1 to Norwest's
          Form 8-A dated December 6, 1988).

4.2       Certificate of Adjustment, dated October 10, 1997, to
          Rights Agreement (incorporated by reference to Exhibit
          5 to Norwest's Form 8-A/A dated October 14, 1997).

EXHIBIT                                                             FORM OF
NUMBER                         DESCRIPTION*                         FILING
--------                       ------------                         -------

5         Opinion of Stanley S. Stroup.                           Electronic
                                                                 Transmission

8         Opinion of Liddell, Sapp, Zivley, Hill & LaBoon,
          L.L.P.**

23.1      Consent of Stanley S. Stroup (included as part of
          Exhibit 5).

23.2      Consent of KPMG Peat Marwick LLP.                      Electronic
                                                                Transmission

23.3      Consent of KPMG Peat Marwick L.L.P.                    Electronic
                                                                Transmission

23.4      Consent of Liddell, Sapp, Zivley, Hill & LaBoon,
          L.L.P.** (included as part of Exhibit 8)

24        Powers of Attorney.                                    Electronic
                                                                Transmission

99        Form of proxy for Special Meeting of Shareholders of
          First Bank.                                            Electronic
                                                                Transmission

________________________

* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1 and 4.2 are
          incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.

**   To be filed by amendment.